UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TIDEL TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

NOT APPLICABLE
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The purchase price payable under the asset sale consists of a cash payment of $17.5 million, subject to certain adjustments. Solely for purposes of calculating the amount of the filing fee, the registrant estimates a purchase price of approximately $18.1 million. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals $107 per each $1,000,000 of the value of the transaction.

(4)	Proposed maximum aggregate value of transaction:

$18,100,000

(5)	Total fee paid: $1,936.70

☒	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED JUNE 12, 2006

Tidel Technologies, Inc.
2900 Wilcrest Drive, Suite 105
Houston, Texas 77042
__________, 2006

To our stockholders:

You are cordially invited to attend a special meeting of stockholders of Tidel Technologies, Inc. to be held at __________________________________ on ________, 2006 at 10:00 a.m., local time. At this meeting, we intend to seek stockholder approval of the sale of substantially all of the assets of our electronic cash security business to Sentinel Operating, L.P. and to change our name from “Tidel Technologies, Inc.” to “[Secure Alliance Holdings Corporation]” (or, if that name is unavailable, to “[Sentry Group Holdings Corporation].”).

Our board of directors (with interested directors abstaining) has unanimously approved all of the proposals described in the proxy statement and is recommending that stockholders also approve them.

Please review in detail the attached proxy statement for a more complete statement regarding the proposal to approve the asset sale (proposal 1 in the proxy statement), including a description of the amended and restated asset purchase agreement, the background of the decision to enter into the amended and restated asset purchase agreement, the reasons that our board of directors has decided to recommend that you approve the asset sale and the section beginning on page ___ titled “Special Factors” describing special factors relating to the asset sale.

Your vote is very important to us, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure your shares are represented at the meeting.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” each of the proposals described in the proxy statement.

By Order of the Board of Directors,

Leonard Carr
Secretary

Houston, Texas _______________, 2006

The notice and proxy statement are first being mailed to our stockholders on or about ____________________, 2006.

Tidel Technologies, Inc.
2900 Wilcrest Drive, Suite 105
Houston, Texas 77042

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ________ , 2006
To our stockholders:

A special meeting of stockholders of Tidel Technologies, Inc. will be held at ____________________________________ on __________, 2006 at 10:00 a.m., local time. At this meeting you will be asked:

1.
To consider and to vote on a proposal to approve the sale of substantially all of the assets of our electronic cash security business, consisting of (a) timed access cash controllers, (b) the Sentinel products, (c) the servicing, maintenance and repair of the timed access cash controllers or Sentinel products and (d) all other assets and business operations associated with the foregoing, pursuant to the amended and restated asset purchase agreement attached as Annex A to the proxy statement;

2.
To consider and to vote on a proposal to file a certificate of amendment to our certificate of incorporation to change our name from “Tidel Technologies, Inc.” to “[Secure Alliance Holdings Corporation]” (or, if that name is unavailable, to “[Sentry Group Holdings Corporation]”);

3.
To approve adjournments of the special meeting if deemed necessary to facilitate the approval of the sale of substantially all of the assets of our cash security business and the name change amendment to our certificate of incorporation, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to establish a quorum or to approve the sale of our cash security business or the name change amendment to our certificate of incorporation; and

4.	To transact such other business as may properly be brought before the special meeting or any adjournment or postponement thereof.

The independent committee of our board of directors, which is comprised solely of directors who have no economic or other interest in the purchaser under the amended and restated asset purchase agreement, unanimously found that the amended and restated asset purchase agreement, the asset sale and related transactions were advisable and fair to and in the best interests of us and our unaffiliated stockholders, and recommended to the board of directors the approval and adoption of the asset purchase agreement. Our board of directors (with interested directors abstaining) has unanimously approved, and recommends that an affirmative vote be cast in favor, of each of the proposals listed on the proxy card and described in the enclosed proxy statement.

Only holders of record of our common stock at the close of business on __________, 2006, will be entitled to notice of and to vote at the special meeting or any adjournment thereof.

You are urged to review carefully the information contained in the enclosed proxy statement prior to deciding how to vote your shares at the special meeting.

Because of the significance of the sale of our electronic cash security business, your participation in the special meeting, in person or by proxy, is especially important. We hope you will be able to attend the special meeting.

Whether or not you plan to attend the special meeting, please complete, sign, date, and return the enclosed proxy card promptly.

If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting. If you do not attend the special meeting, you may still revoke your proxy at any time prior to the special meeting by providing a later dated proxy or by providing written notice of your revocation to our company’s Secretary. Your prompt cooperation will be greatly appreciated.

The notice and proxy statement are first being mailed to stockholders on or about ________ , 2006.

Please follow the voting instructions on the enclosed proxy card to vote either by mail, telephone or electronically by the Internet.

By Order of the Board of Directors,

Leonard Carr
Secretary

Houston, Texas

________________, 2006

2

TABLE OF CONTENTS

SUMMARY	1
The Purchase Price and Cash Adjustments (Page ___)	1
Background of the Asset Sale (Page __)	1
Proceeds from the Asset Sale (Page ___)	4
Effects of the Asset Sale (Page ___)	4
Parties to the Asset Sale (Page ___)	5
Voting Agreements (Page __)	6
Background to Laurus’ Equity Position	6
Reasons for the Asset Sale	7
The Special Meeting	8
Recommendations of the Independent Committee (Page ___)	9
Recommendation of the Company’s Board of Directors (Page ___)	9
Opinion of Capitalink (Page ___ and Annex B)	10
Financing (Page ___)	10
Interests of the Company’s Directors and Executive Officers in the Asset Sale	10
Material United States Federal Income Tax Consequences (Page ___)	11
Regulatory Approvals (Page ___)	11
No Solicitation of Transactions (Page ___)	11
Conditions to Asset Sale (Page ___)	11
Termination of the Asset Purchase Agreement (Page ___)	11
Buyer Fee (Page ___)	12
No Right of Appraisal (Page ___)	12

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	13

GENERAL INFORMATION	15

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	17

SPECIAL FACTORS	18
Tidel does not expect to distribute any portion of the proceeds from the Asset Sale to its stockholders	18
Fee Payable to Laurus	18
Laurus would receive a substantially smaller fee if the Company sold the Cash Security business after November 26, 2009	19
Laurus Stock Redemption	20
The Asset Purchase Agreement was amended and restated, principally to reduce the purchase price payable thereunder	21
Our principal stockholder, Laurus, has interests in the Asset Sale which are different from, or in addition to, our other stockholders	21
The board of directors has identified the Asset Sale as the most suitable method to meet its expected/scheduled liquidity needs	22
Tidel will have no operations following the Asset Sale	22
Failure to complete the Asset Sale may have an adverse effect on our stock price	23
Status of CSS litigation	23

THE ASSET SALE (PROPOSAL 1)	25
Background of the Asset Sale	25
Proceeds from the Asset Sale	31
Effects of the Asset Sale	32
The Parties to the Asset Sale	33

i

Voting Agreements	33
Background to Laurus’ Equity Position	34
Reasons for the Asset Sale	35
Recommendations of the Independent Committee	39
Recommendation of the Company’s Board of Directors	39
Required Vote	40
Opinion of Capitalink	40
Purpose of the Asset Sale	49
Financing	50
Termination Payments	52
Indemnification and Insurance	52
Material United States Federal Income Tax Consequences	53
Regulatory Approvals	53

THE ASSET PURCHASE AGREEMENT	54
Closing	54
Representations and Warranties	54
Conduct of Our Business Pending the Asset Sale	56
Post Closing Covenants	56
Exclusivity; No Solicitation of Transactions	57
Special Meeting	58
Conditions to Obligations of Buyer	59
Conditions to Obligations of the Sellers	59
Termination	60
Laurus Voting Agreement	60
Officer and Director Voting Agreement	61
Buyer Fee	61
Amendment and Waiver	61

DIVIDEND POLICY	62

REORGANIZATION OF BOARD	62

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT	62

RELATED PARTY TRANSACTIONS	64

NO RIGHT OF APPRAISAL	65

APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION (PROPOSAL 2)	66
Required Vote	66
Recommendation of our Board of Directors	66

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)	67
Required Vote	67
Recommendation of our Board of Directors	67

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	68

WHERE YOU CAN FIND ADDITIONAL INFORMATION	84

INCORPORATION BY REFERENCE	84

OTHER MATTERS	85

ii

Annex A	Amended and Restated Asset Purchase Agreement
Annex B	Opinion of Capitalink, LC
Annex C	Form of Certificate of Amendment to Certificate of Incorporation

iii

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item. In this proxy statement, the terms “Tidel,” “Company,” “we,” “our,” “ours,” and “us” refer to Tidel Technologies, Inc., a Delaware corporation, and its subsidiaries. Tidel Engineering, L.P., or Engineering, is a Delaware limited partnership and is Tidel’s indirect wholly-owned operating subsidiary.

The proposed transaction is the sale, or the Asset Sale, of substantially all of the assets of our electronic cash security systems business, or the Cash Security business, consisting of (a) timed access cash controllers, (b) the Sentinel products, (c) the servicing, maintenance and repair of the timed access cash controllers or Sentinel products and (d) all other assets and business operations associated with the foregoing pursuant to the asset purchase agreement, initially dated as of January 12, 2006 and amended and restated as of June 9, 2006, by and among Tidel, Engineering, and Sentinel Operating, L.P., or Buyer, a buyer controlled by a management buyout group that includes Mark K. Levenick, our Interim Chief Executive Officer and a member of our board of directors, and Raymond P. Landry, a member of our board of directors. References in this proxy statement to the Initial Asset Purchase Agreement are to the asset purchase agreement initially entered into as of January 12, 2006. References in this proxy statement to the Asset Purchase Agreement are to the asset purchase agreement as amended and restated on June 9, 2006. Tidel and Engineering are referred to in this proxy statement as the Sellers. The Asset Sale would represent the sale of substantially all of our assets. We refer to Mr. Levenick and Mr. Landry as management participants in this proxy statement given their relationship with Buyer. We refer in this proxy statement to our stockholders other than Laurus Master Fund, Ltd., or Laurus, and the management participants as unaffiliated stockholders. The term independent committee in this proxy statement refers to the committee of those directors who have no interest in the Buyer, economic or otherwise, and which was formed to negotiate the terms of the Asset Purchase Agreement, the Asset Sale and related transactions with the management participants.

The Purchase Price and Cash Adjustments (Page ___)

The Asset Purchase Agreement provides for the payment to us of a cash purchase price of $15,500,000, less $100,000 as consideration for the Buyer assuming certain potential liability in connection with ongoing litigation, and less a working capital deficit adjustment of $1,629,968, resulting in a net purchase price of $13,770,032. In addition, the purchase price is subject to a cash adjustment of $2,458,718 payable to Tidel by the Buyer on closing.

Background of the Asset Sale (Page __)

We have experienced severe financial difficulties over the past several years during which time we incurred significant losses and have had negative cash flow. In addition, our long time Chairman and Chief Executive Officer, James T. Rash, died in December 2004. During this time, we funded our ongoing operations with cash on hand and when that was exhausted we entered into financings with Laurus in November 2003 and November 2004. We refer to these financings in this proxy statement as the 2003 Laurus Financing and the 2004 Laurus Financing and collectively as the Laurus Financings.

The 2003 Laurus Financing was critical to Tidel, and without the funds from such financing Tidel would have had to consider alternatives such as a bankruptcy filing or liquidation. In August 2004, due primarily to liquidity shortfalls, Laurus sent us a default notice in respect of our non-payment of interest and principal on the indebtedness under the 2003 Laurus Financing, as well as noncompliance with certain other covenants of the 2003 Laurus Financing documents. Following this default, Laurus agreed to forbear from exercising all remedies available to it under the 2003 Laurus Financing documents at such time and agreed to provide the 2004 Laurus Financing to us in consideration, among other things, of our agreeing to enter into the Agreement Regarding NCR Asset Sale and Other Asset Sales, dated as of November 26, 2004, or the 2004 Laurus Fee Agreement, under which we agreed, among other things, to pay Laurus a fee based on a percentage of the proceeds of any sale of our assets, including a sale of the Cash Security business. We amended the 2004 Laurus Fee Agreement pursuant to an agreement, or the 2006 Laurus Agreement, which we entered into with Laurus on June 9, 2006. Pursuant to the 2006 Laurus Agreement, we have agreed to pay Laurus $8,508,963 in full satisfaction of all amounts payable to Laurus under the 2004 Laurus Fee Agreement, including fees payable in respect of the sale of our ATM business division and the Asset Sale. We previously had estimated that Laurus would receive aggregate fees under the 2004 Laurus Fee Agreement of between $9 million and $11 million.

We agreed in the 2004 Laurus Fee Agreement that we would accept an offer to buy all or substantially all of our assets, equity interests or other property pursuant to an asset sale transaction or a group of asset sales so long as the aggregate gross cash proceeds offered in connection with such asset sale or asset sales equaled or exceeded 0.75 multiplied by the sum of Tidel’s trailing six-month audited revenue plus Tidel’s six-month projected revenue. We agreed to this requirement because Laurus made it one of a number of conditions to providing the 2004 Laurus Financing, and we determined that it was in the best interests of our stockholders to complete the 2004 Laurus Financing. We also agreed under the 2004 Laurus Fee Agreement that neither the sale of our ATM business division nor the sale of the Cash Security business would be consummated without the prior written consent of Laurus including, without limitation, the consent of Laurus to the amount and type of consideration to be received.

At the time we entered into the 2004 Laurus Financing we previously had discussions with NCR Corporation regarding the sale of our ATM business division, and we subsequently entered into an agreement to sell our ATM business division to NCR Corporation on February 19, 2005, which transaction closed on January 3, 2006. In connection with the sale of our ATM business division, $8.2 million of the approximately $10.4 million purchase price was deposited into a collateral account held by Laurus, as collateral for the satisfaction of all monetary obligations payable to Laurus. Following the application by Laurus of $2,790,501 of this collateral amount to the approximately $8.2 million of our outstanding indebtedness of Tidel to Laurus (including a prepayment penalty of $59,180), $5.4 million remains in the collateral account held by Laurus as collateral for our obligations to Laurus, including our redemption obligations under the exercise and conversion agreement and the stock redemption agreement discussed below.

With the agreement of Laurus, Tidel engaged Stifel, Nicolaus & Company, Inc., or Stifel, to provide a fairness opinion to Tidel in connection with the sale of our ATM business division to NCR Corporation, and to act as financial advisor in connection with the strategic alternatives for the Cash Security business. In contemplation of the financing with Laurus, Tidel and Stifel executed an engagement letter on October 21, 2004. Between April 2005 and August 2005, Stifel worked to identify a suitable strategic transaction for the Cash Security business, and identified potential buyers for this business with whom we negotiated. In late August 2005, Laurus indicated to us that it would support a management buyout of the Company with a group composed of Mr. Levenick, Mr. Landry, and Jeffrey R. Galgano, who was affiliated with Stifel, and that Laurus would consider, subject to due diligence, providing the financing to the management participants. Thereafter, Mr. Galgano notified Stifel of his interest in pursuing a transaction with Messrs. Levenick and Landry and on September 21, 2005, Stifel resigned as financial advisor to Tidel and ceased advising us in respect of the strategic alternatives for the Cash Security business. For more information concerning the role of Laurus and Stifel in the sale process, see “The Asset Sale -- Background of the Asset Sale.”

Our negotiations with Buyer continued through January 3, 2006, when we closed the sale of the ATM business division, until January 12, 2006, the date of initial execution of the Asset Purchase Agreement. Simultaneously with entering into the Asset Purchase Agreement, we also entered into certain agreements with Laurus, which among other things, substantially increase the likelihood that the Asset Sale will be approved. These agreements include the voting agreement, the exercise and conversion agreement and the stock redemption agreement, each entered into as of January 12, 2006. Each of the voting agreement, the stock redemption agreement and the exercise and conversion agreement was subsequently amended by the first amendment thereto dated as of February 28, 2006 and by the second amendment thereto dated as of June 9, 2006.

Under the voting agreement, Laurus has agreed to vote all of the shares of Tidel common stock that its owns, and any shares over which it exercises voting control, in favor of the approval and adoption of the Asset Purchase Agreement and related transactions, including the Amendment, and against any competing transactions proposed to the Company’s stockholders.

The exercise and conversion agreement provided, among other things, for Laurus to convert $5.4 million of indebtedness into 18,000,000 of shares of our common stock on January 13, 2006. It further provides that if the Asset Sale does not occur by September 30, 2006, we will immediately redeem from Laurus the 18,000,000 shares of our common stock for $.30 per share, or an aggregate of $5.4 million. The $5.4 million held by Laurus under a cash collateral deposit letter secures our monetary obligations to Laurus, including our obligations under the exercise and conversion agreement.

In the event the Asset Sale is approved and consummated, we have agreed, pursuant to the terms of the stock redemption agreement, to redeem from Laurus all 19,251,000 shares of our common stock that it currently holds (which includes the 18,000,000 shares it received pursuant to the exercise and conversion agreement) at a per share price not less than $.20 nor greater than $.34 following the determination of our assets in accordance with a formula set forth in the stock redemption agreement, or an estimated aggregate redemption amount between $3.9 million and $6.5 million. Laurus has agreed under the stock redemption agreement (i) to the cancellation, as of the closing of the Asset Sale, of the outstanding warrants that it holds to purchase 4,750,000 shares of our common stock at an exercise price of $.30 per share, and (ii) not to exercise such warrants prior to the earlier to occur of September 30, 2006 and the date on which the Asset Purchase Agreement is terminated. See “Special Factors -- Laurus Stock Redemption” for a more detailed description of the proposed redemption of our shares held by Laurus.

After entering into the Initial Asset Purchase Agreement, Buyer contacted the independent committee of the Board of Directors by email on March 15, 2006 and requested that the purchase price payable by Buyer be reduced and that payment of a portion thereof be deferred as a result of the deteriorating performance of the Cash Security business since January 2006. On March 16, 2006, the independent committee responded to the Buyer in writing and rejected Buyer’s proposed terms. After a written reply from Buyer on March 17, 2006, the independent committee of the Board of Directors on March 20, 2006 repeated to Buyer its desire to consummate the Asset Sale. In its response to Buyer, the independent committee stated that while it would conduct good faith discussions with Buyer regarding the terms of the Initial Asset Purchase Agreement, it viewed the Initial Asset Purchase Agreement as binding and the independent committee rejected the new terms proposed by Buyer and any other fundamental changes to the Initial Asset Purchase Agreement.

In late April 2006, Buyer proposed amending the Initial Asset Purchase Agreement by reducing the purchase price payable to Tidel from $17.5 million to $15.5 million, less $100,000 as consideration for our potential liability in connection with ongoing litigation, and less a working capital deficit adjustment of $1,629,968, resulting in a net purchase price of $13,770,032. The amendment also provided for a cash adjustment of $2,458,718 to be paid to Sellers by Buyer at Closing. Buyer provided a draft Asset Purchase Agreement to Tidel on May 8, 2005. We entered into the amended and restated asset purchase agreement on June 9, 2006.

The independent committee and Laurus negotiated the 2006 Laurus Agreement which provides for Tidel to pay Laurus a sale fee of $8,508,963 upon the closing of the Asset Sale in full satisfaction of all amounts payable to Laurus (including fees payable under the 2004 Laurus Fee Agreement in respect of the sale of our ATM business division and the Asset Sale). Under the terms of the 2006 Laurus Agreement we have agreed, among other things, that upon payment of the sale fee to Laurus, neither Tidel nor any of its subsidiaries shall have any further obligations due to, owing to or to be performed by them to Laurus, that all warrants held by Laurus to purchase shares of common stock of Tidel shall terminate and be of no further force and effect and that all liens, claims, encumbrances and security interests held by Laurus or its transferees or assignees in Tidel’s and its subsidiaries’ assets shall terminate and be of no further force and effect. Furthermore, under the 2006 Laurus Agreement, Laurus has agreed, subject to the closing of the Asset Sale, to release and discharge Tidel and its subsidiaries from all claims, causes of action and liabilities.

The independent committee of the board of directors believes that the 2006 Laurus Agreement and the Asset Purchase Agreement are in the best interests of the Company and its unaffiliated stockholders as the 2006 Laurus Agreement affords finality to stockholders of the fees that will be payable to Laurus in the event that the Asset Sale is consummated and allows Tidel to fully terminate all arrangements with Laurus. Upon the payment to Laurus of the $8,508,963 sale fee, no further fees are payable to Laurus in respect of the 2004 Laurus Fee Agreement. Accordingly, following the Asset Sale, the Company will be able to consider all courses of action and will not be limited by the provisions of the 2004 Laurus Fee Agreement. In addition to the sale fee, upon the consummation of the Asset Sale we shall redeem the 19,251,000 shares of our common stock held by Laurus pursuant to the terms of the stock redemption agreement at a per share price not less than $.20 nor greater than $.34. At such point we will seek to maximize the value of all residual assets of the Company for the benefit of the Company’s remaining stockholders.

Proceeds from the Asset Sale (Page ___)

After deducting the $8,508,963 sale fee payable to Laurus under the 2006 Laurus Agreement and the cost of redeeming our shares held by Laurus and other transactional costs, we estimate that the net proceeds accruing to Tidel from the Asset Sale will be approximately $5,100,000. Proceeds from the Asset Sale will not be distributed to stockholders.

Effects of the Asset Sale (Page ___)

If the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated thereby are approved and adopted by our stockholders and the other conditions to closing are satisfied, we will be a shell public company with no operations and we will consider all available alternatives, including without limitation the acquisition of a new business or alternatively, the possible dissolution of Tidel and liquidation of its assets, the discharge of any remaining liabilities, and the eventual distribution of the remaining assets to our stockholders. Although we currently do not expect to liquidate Tidel, if we later determine liquidation is in the best interest of our stockholders, such action will require the approval of the holders of a majority of our then outstanding shares of common stock. If liquidation does occur we cannot give any assurances as to the amount of liquidation proceeds that might eventually be distributed to you.

Following the sale of our ATM business division on January 3, 2006 and upon the consummation of the Asset Sale, we estimate that we will have received approximately $24.2 million in the aggregate, representing approximately $10.4 million from the sale of our ATM business division and approximately $13.8 million (excluding the closing cash adjustment) from the Asset Sale. Of this aggregate amount, between $12.4 million and $15 million will be paid by us to Laurus. These aggregate proceeds take into account the payment of the $8,508,963 sale fee to Laurus under the 2006 Laurus Agreement (which includes all amounts and fees payable under the 2004 Laurus Fee Agreement, including fees payable in respect of the sale of our ATM business division and the Asset Sale) and a payment in an amount estimated to be between approximately $3.9 million and $6.5 million in the aggregate upon the redemption of the 19,251,000 shares of our common stock held by Laurus pursuant to the terms of the stock redemption agreement. Following this redemption, Laurus will hold no shares of our common stock and all of our remaining stockholders will own a proportionally large percentage of Tidel.

See “Special Factors -- Fee Payable to Laurus” and “Special Factors -- Laurus Stock Redemption” for a more detailed description of the fees payable to Laurus, including how they were calculated, and for a more detailed description of the proposed redemption of our shares held by Laurus.

In addition to its role as a Tidel stockholder and a financier to Tidel, Laurus has entered into non-binding proposal letters with the management participants for the provision of acquisition financing and a revolving credit facility to an affiliate of Buyer in connection with the Asset Sale and for which an affiliate of Laurus will receive fees. See “The Asset Sale -- Financing -- Buyer Financing” for a more detailed description of the financing that Laurus may provide to the Buyer affiliate in connection with the Asset Sale.

In the event that the Asset Sale is approved by the holders of a majority of our outstanding shares at the special meeting and the Asset Sale occurs, Tidel will be left as a non-operating, shell public company whose principal assets will be cash. Shares in shell companies may be more thinly traded than those of operating companies. Accordingly, you may encounter delays in selling your shares of our common stock following the Asset Sale. This may also have an effect on the market price of our shares following the Asset Sale. We cannot predict if this will in fact occur and cannot offer any guidance in this regard.

Parties to the Asset Sale (Page ___)

Tidel Technologies, Inc.
Tidel Engineering, L.P.

Tidel, through Engineering, develops, manufactures, sells and supports electronic cash security systems, consisting of Timed Access Cash Controller, or TACC, products and the Sentinel products, which are designed for the management of cash within various specialty retail markets, primarily in the United States. On January 3, 2006, we completed the sale of our automated teller machine business to NCR Corporation.

Sentinel Operating, L.P.

Buyer is a Texas limited partnership which is indirectly controlled by Messrs. Levenick, Landry and Galgano. Buyer was formed solely for the purpose of entering into the Asset Purchase Agreement and consummating the transactions contemplated by the Asset Purchase Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Asset Purchase Agreement.

Voting Agreements (Page __)

Laurus has entered into a voting agreement under which it has agreed to vote all of the shares of Tidel common stock that it owns and any shares over which it exercises voting control in favor of the approval and adoption of the Asset Purchase Agreement and against any competing transactions proposed to our stockholders and the filing of an amendment, or the Amendment, to our certificate of incorporation to change our name from “Tidel Technologies, Inc.” to “[Secure Alliance Holdings Corporation]” (or, if that name is unavailable, to “[Sentry Group Holdings Corporation]”). Tidel and our officers and directors have entered into a voting agreement under which such officers and directors agreed to vote all the shares of Tidel common stock that each party owns and any shares over which such party exercises voting control in favor of the approval and adoption of the Asset Purchase Agreement and the Amendment. As a result of these arrangements, as of the record date, Laurus and our officers and directors have agreed to vote an aggregate of 19,860,905 shares, representing approximately 51.4% of the shares of our common stock entitled to vote at the special meeting, in favor of the approval and adoption of the Asset Purchase Agreement and the Amendment. Laurus holds 19,251,000 shares representing approximately 49.8% of our outstanding shares of common stock. Such votes are sufficient to approve and adopt the Asset Purchase Agreement and the Amendment, regardless of the vote of any other person.

Background to Laurus’ Equity Position

As of the record date, Laurus holds 19,251,000 shares of our common stock, representing approximately 49.8% of our outstanding shares of common stock. You should be aware that:

•	as of December 31, 2005, Laurus held only 1,251,000 shares of our common stock, representing only 6.1% of our outstanding stock;

•
in connection with the Asset Sale and the Asset Purchase Agreement and pursuant to the terms of the exercise and conversion agreement, Laurus converted $5.4 million of Tidel convertible debt that it held into 18,000,000 shares of our common stock;

•
the terms of the convertible notes held by Laurus required that Laurus provide at least 75 days notice to Tidel prior to converting the notes in amounts that would cause Laurus to hold in excess of 4.99% of Tidel's outstanding shares and this 75-day notice requirement was waived in the exercise and conversion agreement;

•
the conversion rate for the $5.4 million of convertible debt was $0.30 per share, which is slightly lower than the $0.33 per share price of our common stock at the time of the conversion. A conversion rate of $0.40 was set when we issued the convertible note to Laurus in November 2003 as part of the 2003 Laurus Financing. We lowered the conversion rate to $0.30 in August 2004 in connection with Laurus’s agreement to forbear from exercising all remedies available to it under the 2003 Laurus Financing documents as a result of an event of default at such time;

•	Laurus held convertible debt with a principal amount in excess of $9.75 million, but converted $5.4 million, with the remaining amount being repaid on January 13, 2006;

•	following Laurus’ conversion of such $5.4 million in debt on January 13, 2006 into 18,000,000 shares, Laurus held shares representing approximately 49.8% of our common stock;

•
the record date with respect to the vote regarding the Asset Sale was initially set for January 13, 2006, the day after the date the Initial Asset Purchase Agreement was entered into, and was subsequently changed to __________, 2006;

•
we have agreed to repurchase from Laurus, upon the closing of the Asset Sale, all shares of our common stock that are held by Laurus at a per share price of not less than $.20 and not greater than $.34; and

•
if the Asset Sale does not occur by September 30, 2006, we have agreed to immediately redeem from Laurus the 18,000,000 shares of common stock issued to Laurus at a redemption price of $.30 per share, or $5.4 million in the aggregate.

The above transactions were conducted so that Laurus would be a stockholder with respect to the 18,000,000 shares during the time necessary to vote its shares for the Asset Sale, but would not incur all of the ordinary risks associated with being a stockholder, since we have agreed to repurchase these 18,000,000 shares from Laurus at a predetermined price. If the Asset Sale is consummated, these shares will be repurchased, but at a price based on the value of our assets pursuant to the formula contained in the stock redemption agreement. If the Asset Sale is not consummated, these shares will be repurchased at $.30 per share, the conversion price, or $5.4 million in the aggregate. Laurus will not be treated the same as our other equity holders because we have agreed to buy back 18,000,000 shares held by Laurus, but we have no current plans to buy back any shares held by unaffiliated stockholders. Another effect of these transactions is that Laurus and our officers and directors now hold a majority of the outstanding shares of our common stock and will vote these shares in favor of the Asset Sale. The result of these transactions is that unaffiliated stockholders, who hold less than a majority of the shares in the aggregate as of the record date, will not have the opportunity to affect the approval of the Asset Sale, in the event they object.

Reasons for the Asset Sale

In reaching its conclusion regarding the fairness of the Asset Sale to our unaffiliated stockholders and its decision to approve and adopt the Asset Purchase Agreement and recommend the approval and adoption of the Asset Purchase Agreement by our stockholders, the independent committee consulted with management and its financial and legal advisors. In considering whether to approve the Asset Purchase Agreement on June 9, 2006, the independent committee noted the deterioration in performance of the electronic cash security business since the execution of the Initial Asset Purchase Agreement on January 12, 2006. The independent committee considered the following factors and potential benefits of the Asset Sale, including, without limitation, the price to be paid, the process undergone, the Cash Security business’ future prospects, litigation risks and the terms of the Asset Purchase Agreement. The independent committee also considered and balanced against the potential benefits of the Asset Sale certain adverse factors. See “The Asset Sale -- Reasons for the Asset Sale.”

It was with these considerations, among others, that the independent committee recommended to our board of directors that the Asset Sale and the Asset Purchase Agreement be approved. Throughout this sale process, the board of directors has believed, and continues to believe, that the orderly sale process the board of directors has embarked on since November 2004 has allowed us to realize greater stockholder value for our assets than could otherwise have been realized through declaring bankruptcy, seeking a court ordered sale of our assets in either November 2003 or November 2004 or continuing to operate. Our board of directors (with interested directors abstaining) believes that the Asset Sale is in our best interests and those of our unaffiliated stockholders.

The independent committee has no agreements or arrangements to receive compensation in connection with its efforts in these transactions. However, the stock redemption agreement does permit aggregate payments of $400,000 to the members of the independent committee.

The Special Meeting

Record Date and Quorum (Page ___)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on __________, 2006, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were [38,677,210] shares of our common stock outstanding and entitled to be voted.

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Required Vote (Page ___)

For us to consummate the transactions contemplated by the Asset Purchase Agreement, including the Asset Sale and the Amendment, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” the approval and adoption of the Asset Purchase Agreement, the Asset Sale and the transactions contemplated thereby and “FOR” the Amendment. All of our stockholders are entitled to one vote per share. A failure to vote your shares of Tidel common stock, an abstention or a broker non-vote will have the same effect as a vote against the Asset Sale and against the Amendment.

Proxies; Revocation (Page ___)

Any Tidel registered stockholder (meaning a stockholder that holds stock in its own name) entitled to vote may submit a proxy by telephone or the Internet or by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted and that will have the same effect as a vote against the Asset Sale, the transactions contemplated thereby and the Amendment.

Any Tidel registered stockholder who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted in any one of the following ways:

•
filing with or transmitting to our Secretary at the principal executive offices of the Company, at or before the special meeting, an instrument or transmission of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy relating to the same shares to our Secretary at the principal executive offices of the Company, at or before the special meeting;

•	submitting a later-dated proxy by the Internet or by telephone, at or before the special meeting; or

•	attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your instructions.

Recommendations of the Independent Committee (Page ___)

The independent committee of our board of directors unanimously found that after due consideration of all relevant factors:
•	the Asset Purchase Agreement, the Asset Sale and related transactions are advisable and fair to and in the best interests of the Company and its unaffiliated stockholders; and

•	it would recommend to the board of directors the approval and adoption of the Asset Purchase Agreement and the Amendment.

In reaching this decision, the independent committee noted several factors, including the exhaustive search process performed by Stifel, the opinion of Capitalink that the purchase price was fair, from a financial point of view, to our unaffiliated stockholders, our contractual obligations to Laurus, the terms of the Asset Purchase Agreement and that, following the Asset Sale, Laurus would no longer be a stockholder of Tidel or be in a position to control Tidel and Tidel will have no further obligations to Laurus under the 2004 Laurus Fee Agreement or any other agreement.

Recommendation of the Company’s Board of Directors (Page ___)

Our board of directors (with interested directors abstaining) has:
•	determined that the Asset Purchase Agreement, the Asset Sale and related transactions are advisable and fair to and in the best interests of the Company and its unaffiliated stockholders;

•	approved and adopted the Asset Purchase Agreement and the Amendment; and

•	recommended that Tidel’s stockholders vote “FOR” the approval and adoption of the Asset Purchase Agreement and “FOR” the approval and adoption of the Amendment.

In reaching its conclusion regarding the fairness of the Asset Sale to our unaffiliated stockholders and its decision to approve and adopt the Asset Purchase Agreement and related transactions and recommend the approval and adoption of the Asset Purchase Agreement and related transactions by our stockholders, our board of directors noted the recommendations of the independent committee and the factors considered by the independent committee. In considering the recommendation of our board of directors with respect to the Asset Sale, you should be aware that some of the Company’s directors and executive officers and its principal stockholder, Laurus, have interests in the Asset Sale that are different from, or in addition to, the interests of our stockholders generally. “Special Factors -- Fee Payable to Laurus” and “Special Factors -- Our principal stockholder, Laurus, has interests in the Asset Sale which are different from, or in addition to, our other stockholders.” For the factors considered by our board of directors in reaching its decision to approve and adopt the Asset Purchase Agreement, see “The Asset Sale -- Reasons for the Asset Sale.”

Opinion of Capitalink (Page ___ and Annex B)

Capitalink, L.C., or Capitalink, has delivered its opinion to the independent committee of our board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the Asset Sale consideration to be received by the Company pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to the Company’s unaffiliated stockholders.

The opinion of Capitalink is addressed to the independent committee of our board of directors for their benefit and use, is directed only to the consideration to be paid in the Asset Sale and does not constitute a recommendation to the board of directors or any of our stockholders as to how to vote in connection with the Asset Purchase Agreement. The opinion of Capitalink does not address the Company’s underlying business decision to pursue the Asset Sale, the relative merits of the Asset Sale as compared to any alternative business strategies that might exist for the Company, the financing of the Asset Sale or the effects of any other transaction in which the Company might engage. The full text of the written opinion of Capitalink, dated May 24, 2006, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with such opinion, is attached as Annex B to this proxy statement. We recommend that you read the opinion carefully in its entirety.

Financing (Page ___)

Tidel estimates that the total amount of funds necessary to consummate the Asset Sale and related transactions will be approximately $__________.

Laurus and Messrs. Levenick and Landry have entered into non-binding proposal letters for the provision of acquisition financing and a revolving credit facility to an affiliate of Buyer in connection with the Asset Sale. See “The Asset Sale -- Financing -- Buyer Financing” for a more detailed description of the financing that Laurus may provide in connection with the Asset Sale.

Interests of the Company’s Directors and Executive Officers in the Asset Sale

Our directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, yours, including the following:

•
Mark K. Levenick, our Interim Chief Executive Officer and a member of our board, and Raymond P. Landry, a member of our board, have been offered employment positions with Buyer to take effect following the Asset Sale;

•
we have agreed to make payments of $470,000 in the aggregate to four of our executive officers and/or employees, Mark K. Levenick, M. Flynt Moreland, Troy D. Richard and Robert M. Gutierrez, in connection with the termination of their employment with the Sellers and upon the closing of the Asset Sale; and

•
the Asset Purchase Agreement requires that we provide indemnification for our current and former directors and officers for six years following the Asset Sale with a proviso that if Tidel is dissolved or ceases to exist for any reason prior to the end of such six-year period, we will extend our then in effect directors’ and officers’ and fiduciaries’ liability insurance policy on commercially reasonable terms and conditions and with insurance coverage as comparable as possible with the insurance policy then in effect for the current officers and directors of Tidel and our subsidiaries.

Material United States Federal Income Tax Consequences (Page ___)

We do not expect that the Asset Sale will result in any federal income tax consequences to our stockholders. However, Tidel may be subject to federal income taxes as a result of the consummation of the Asset Sale.

Regulatory Approvals (Page ___)

We are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Asset Purchase Agreement or completion of the Asset Sale.

No Solicitation of Transactions (Page ___)

The Asset Purchase Agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition, change its recommendation of the Asset Sale and terminate the Asset Purchase Agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the Asset Purchase Agreement.

Conditions to Asset Sale (Page ___)

Before we can complete the Asset Sale, a number of conditions must be satisfied. These include, among other things:

•	the receipt of Company stockholder approval;

•	the absence of governmental orders, not subsequently vacated, that have the effect of making the Asset Sale illegal or that otherwise restrict, prevent or prohibit the closing of the Asset Sale;

•	the performance by each of the parties of its covenants under the Asset Purchase Agreement in all material respects;

•	the receipt by Sellers and Buyer of all necessary consents or approvals required under third-party contracts; and

•	the accuracy of the parties’ representations and warranties in the Asset Purchase Agreement in all material respects, including the absence of certain material adverse effects with respect to Sellers.

Other than the conditions pertaining to the Company stockholder approval and the absence of governmental orders, either Sellers on the one hand, or Buyer on the other hand, may elect to waive conditions to their respective performance and complete the Asset Sale. Sellers have no intention to waive any condition as of the date of this proxy statement.

Termination of the Asset Purchase Agreement (Page ___)

Sellers and Buyer may agree in writing to terminate the Asset Purchase Agreement at any time without completing the Asset Sale, even after the stockholders of Tidel have approved and adopted the Asset Purchase Agreement. The Asset Purchase Agreement may also be terminated at any time prior to the effective time of the Asset Sale in certain other circumstances, including:

•
by either Sellers or Buyer, as the case may be, upon giving written notice to Sellers, in the case of Buyer, or to Buyer, in the case of Sellers, in the event (A) Sellers in the case of Buyer, and Buyer in the case of Sellers, have breached any representation, warranty, or covenant contained in the Asset Purchase Agreement in any material respect, and the terminating party has notified the breaching party of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or if (B) the Asset Sale shall not have occurred on or before the eight-month anniversary of the Asset Purchase Agreement;

•
by Buyer by written notice to Sellers if Sellers, contrary to the terms of the Asset Purchase Agreement, fail to deal exclusively with Buyer in respect of the sale of the Cash Security business or fail to file a proxy and recommend the Asset Sale to a stockholders’ meeting of the Company; or

•
by Buyer by written notice to Sellers if a majority of the Company’s non-affiliated directors shall have failed to make or have withdrawn their recommendation of the Asset Purchase Agreement or the transactions contemplated thereby or shall have approved or recommended an alternative acquisition proposal.

Buyer Fee (Page ___)

The Company has agreed to pay Buyer a fee of $400,000 in cash if a parent payment event occurs, in addition to any damages to which Buyer may be entitled to under the Asset Purchase Agreement.

The Asset Purchase Agreement defines a parent payment event as the termination of the Asset Purchase Agreement in the event Sellers (A) fail to deal exclusively with Buyer in respect of the sale of the Cash Security business or fail to file a proxy and recommend the Asset Sale to a stockholders’ meeting of the Company, or (B) consummate, publicly announce, or execute documentation providing for any acquisition proposal other than the Asset Sale pursuant to the terms of the Asset Purchase Agreement, provided that such consummation, announcement or execution occurs prior to the 18-month anniversary of the date of the termination of the Asset Purchase Agreement.

No Right of Appraisal (Page ___)

You will not experience any change in your rights as a stockholder as a result of the Asset Sale or the Amendment. None of Delaware law, our certificate of incorporation or our bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with the Asset Sale or the Amendment. Accordingly, you will have no right to dissent and obtain payment for your shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q: How does the board recommend that I vote on the matters proposed?

A: Your board (with interested directors abstaining) unanimously recommends that stockholders vote “FOR” each of the proposals submitted at the special meeting. Our board of directors and executive officers and our principal stockholder, Laurus, hold shares representing approximately 51.4% of the shares outstanding as of __________, 2006 and they have agreed to vote all these shares in favor of the Asset Sale and the transactions contemplated thereby, including the Amendment. Such votes are sufficient to approve and adopt the Asset Sale and the Amendment, regardless of the vote of any other person.

Q: Will any of the proceeds from the Asset Sale be distributed to me as a stockholder?

A: No. We will use the proceeds from the Asset Sale to pay the sale fee under the 2006 Laurus Agreement of $8,508,963 to Laurus in full satisfaction of all amounts payable to Laurus (including fees payable under the 2004 Laurus Fee Agreement in respect of the sale of our ATM business division and the Asset Sale). In addition, we have agreed to redeem from Laurus all shares of common stock held by Laurus, for an estimated aggregate redemption amount of between $3.9 million and $6.5 million following the determination of our assets in accordance with a formula set forth in the stock redemption agreement. See “Special Factors -- Laurus Stock Redemption.” Upon the consummation of the Asset Sale, we estimate that an aggregate of between $12.4 million and $15 million will be paid by us to Laurus. It is our present intention to review Tidel’s financial position at that time and consider all options including, without limitation the acquisition of a new business or alternatively, the possible dissolution and liquidation of Tidel. Although we currently do not expect to liquidate Tidel, in the event we later determine liquidation is in the best interest of our stockholders, we cannot estimate at this time the amount that would be available for distribution to our stockholders. Our board of directors will continue to seek the best alternatives for our stockholders including investigating the acquisition of a new business. In the event our board of directors judges that the acquisition of a new business represents the best alternative for Tidel and our stockholders, no proceeds from the Asset Sale will be distributed to our stockholders.

Q: Can I still sell my shares?

A: Yes. None of the Asset Purchase Agreement, the Asset Sale or any of the other matters discussed in this proxy statement will affect your right to sell or otherwise transfer your shares of our common stock prior to the Asset Sale. In the event that the Asset Sale and the Asset Purchase Agreement is approved by the holders of a majority of our outstanding shares at the special meeting and the Asset Sale occurs, Tidel will be left as a non-operating, shell public company whose principal asset will be cash. Shares in shell companies may be more thinly traded than those of operating companies. Accordingly, you may encounter delays in selling your shares of our common stock following the Asset Sale. This may also have an effect on the market price of our shares following the Asset Sale. Your board of directors cannot predict if this will in fact occur and cannot offer any guidance in this regard.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: No. Your broker will not be permitted to exercise voting discretion with respect to the proposals to be acted upon. Thus, you must give your broker or nominee specific instructions for him to vote your shares. If you do not give your broker or nominee specific instructions, your shares will not be voted, and will not be counted in determining the number of shares necessary for approval. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote by sending in a written revocation or a later dated, signed proxy card before the special meeting or by simply attending the special meeting and voting in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting.

Q: What do I need to do now?

A: Please vote your shares as soon as possible so that your shares may be represented at the special meeting. You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the special meeting. Alternatively, you may vote by telephone or via the Internet in accordance with any instructions on your proxy card.

Q: Who should I call if I have any questions?

A: If you have questions about any of the proposals on which you are voting, you may call the Company at 1-800-753-3440.

GENERAL INFORMATION

Place and Time. The meeting will be held at ______________________ on _________, ______________, 2006 at 10:00 a.m., local time.

Record Date and Voting. Our board of directors fixed the close of business on __________, 2006, as the record date for the determination of holders of our outstanding shares entitled to notice of and to vote on all matters presented at the special meeting. Such stockholders will be entitled to one vote for each share held on each matter submitted to a vote at the special meeting. As of the record date, there were [38,677,210] shares of our common stock, $0.01 par value per share, issued and outstanding, each of which is entitled to one vote on each matter to be voted upon. You may vote in person or by proxy.

Purpose of the Special Meeting. The purpose of the special meeting is to vote upon (i) approval of the Asset Sale; (ii) approval of the Amendment, (iii) adjournment of the special meeting, if necessary, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the Asset Sale or the Amendment; and (iv) such other business as may properly be brought before the special meeting and any adjournment or postponement thereof.

Quorum. The required quorum for the transaction of business at the special meeting is a majority of the votes eligible to be cast by holders of shares of our common stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the special meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the special meeting with respect to such proposal.

Abstentions and Broker Non-Votes. Broker “non-votes” and the shares of common stock as to which a stockholder abstains are included for purposes of determining whether a quorum of shares of common stock is present at a meeting. A broker “non-vote” occurs when a nominee holding shares of common stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Since the first two proposals require the approval of the holders of a majority of our shares outstanding, both broker “non-votes” and abstentions would have the same effect as votes against such proposals. With respect to the third proposal, to approve the adjournment of the special meeting if deemed necessary, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes against such proposal.

Voting of Proxies. Our board of directors is asking for your proxy. Giving the board of directors your proxy means you authorize it to vote your shares at the special meeting in the manner you direct. You may vote for or against the proposals or abstain from voting. All valid proxies received prior to the special meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted “FOR” the Asset Sale and “FOR” the Amendment and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the special meeting. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of Tidel a written instrument that revokes the proxy or a validly executed proxy with a later date, or by attending the special meeting and voting in person. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxyholders with respect to amendments or variations to the matters identified in the accompanying Notice of Special Meeting and with respect to any other matters which may properly come before the special meeting. As of the date of this proxy statement, management knows of no such amendment or variation or of any matters expected to come before the special meeting which are not referred to in the accompanying Notice of Special Meeting.

Attendance at the Special Meeting. Only holders of common stock, their proxy holders and guests we may invite may attend the special meeting. If you wish to attend the special meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership and identification with a photo at the special meeting. For example, you could bring an account statement showing that you beneficially owned shares of common stock of Tidel as of the record date as acceptable proof of ownership.

Costs of Solicitation. We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of common stock. In addition to solicitation by mail, solicitation may be made by certain of our directors, officers and employees, or firms specializing in solicitation; and may be made in person or by telephone or telegraph. No additional compensation will be paid to any of our directors, officers or employees for such solicitation. We have retained Mackenzie Partners, Inc., 105 Madison Avenue, 14th Floor, New York, New York 10016, as proxy solicitor, for a fee of $______ plus out-of-pocket expenses.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the Asset Sale and other information relating to the Asset Sale. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “Special Factors,” “The Asset Sale -- Opinion of Capitalink” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

Considerations Relating to the Asset Purchase Agreement and the Asset Sale:
•	the failure to satisfy the conditions to consummation of the Asset Sale, including the receipt of the required Tidel stockholder approval;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;

•	the failure of the Asset Sale to close for any other reason;

•	the outcome of legal proceedings that may be instituted against us and others in connection with the Asset Purchase Agreement; and

•	the amount of the costs, fees, expenses and charges related to the Asset Sale.

Other Factors:
•
risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission, or the SEC (which reports and documents should be read in conjunction with this proxy statement; see “Where You Can Find Additional Information”).

All forward-looking statements contained or incorporated by reference in the proxy statement speak only as of the date of this proxy statement or as of such earlier date that those statements were made and are based on current expectations or expectations as of such earlier date and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Except as required by law, we undertake no obligation to update or publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date of this proxy statement.

SPECIAL FACTORS

Tidel does not expect to distribute any portion of the proceeds from the Asset Sale to its stockholders

Under the terms of the 2004 Laurus Fee Agreement, by and between the Company and Laurus, the Company agreed to pay Laurus fees in respect of the Asset Sale, calculated as a percentage of the net proceeds of a sale of the Company’s assets. On June 9, 2006, the Company and Laurus amended the 2004 Laurus Fee Agreement pursuant to the 2006 Laurus Agreement. Under the 2006 Laurus Agreement, the Company has agreed to pay Laurus a fee of $8,508,963 in full satisfaction of all amounts payable to Laurus under the 2004 Laurus Fee Agreement. See “Special Factors -- Fee Payable to Laurus” for a more detailed description of the 2004 Laurus Fee Agreement and the 2006 Laurus Agreement. A copy of the 2004 Laurus Fee Agreement is included as an exhibit to our Annual Report on Form 10-K/A for the fiscal years ended September 30, 2004 and September 30, 3005 and filed November 30, 2005 which is incorporated by reference into this proxy statement. A copy of the 2006 Laurus Agreement is included as an exhibit to our Current Report on Form 8-K filed June __, 2006 which is incorporated by reference into this proxy statement. A copy of the 2006 Laurus Agreement is distributed with this proxy statement.

Pursuant to the terms of the stock redemption agreement, we have agreed to repurchase from Laurus, upon the closing of the Asset Sale, all 19,251,000 shares of our common stock held by Laurus at a per share price not less than $.20 nor greater than $.34, or an aggregate sum between approximately $3.9 million and $6.5 million, following the determination of our assets in accordance with a formula set forth in the stock redemption agreement. See “Special Factors -- Laurus Stock Redemption” for a more detailed description of the proposed redemption of our shares held by Laurus. A copy of the Laurus stock redemption agreement is included as an exhibit to our Current Report on Form 8-K filed on January 19, 2006, as amended by our Current Report on Form 8-K/A filed on January 31, 2006, our Current Report on Form 8-K filed on March 7, 2006 and our Current Report on Form 8-K filed on June __, 2006, which are incorporated by reference into this proxy statement. A copy of the stock redemption agreement, as amended, is distributed with this proxy statement.

Following the Asset Sale, the Company will be a shell public company with no operations and the Company will consider all alternatives available to it, including the acquisition of a new business or, alternatively, the possible dissolution of the Company and liquidation of it assets, the discharge of any remaining liabilities, and the eventual distribution of remaining assets to our stockholders. At this time, the Company cannot give any assurances as to the amount of liquidation proceeds that might eventually be distributed to stockholders or the timing of such distribution, if any. If the Company decides to dissolve and liquidate its assets such action would require the approval of the holders of the majority of its then outstanding shares and we cannot give any assurances as to the amount of liquidation proceeds that might eventually be distributed to you.

Fee Payable to Laurus

The following discussion describes the fees that the Company agreed to pay Laurus under the 2004 Laurus Fee Agreement. As previously discussed, the 2004 Laurus Fee Agreement was amended by the 2006 Laurus Agreement.

Upon the consummation of the Asset Sale, the only fees payable by Tidel to Laurus pursuant to the 2004 Laurus Fee Agreement will be the $8,508,963 sale fee under the 2006 Laurus Agreement. If the Asset Sale is not consummated, then the terms of the 2006 Laurus Agreement provide that the 2006 Laurus Agreement shall be treated as having no effect and the 2004 Laurus Fee Agreement shall remain in effect.

2004 Laurus Fee Agreement

The Company agreed under the 2004 Laurus Fee Agreement that any sales of the Cash Security business assets on or before November 26, 2009 be applied: first, towards the repayment of any remaining outstanding indebtedness owing to Laurus; second, to Laurus in an amount equal to the applicable excess proceeds percentage set forth in the 2004 Laurus Fee Agreement and which would be at least 55.5% of the sum of the excess proceeds of the Asset Sale plus the proceeds of the Company’s sale of its ATM business division, minus certain specified payments; and third, to Tidel the remainder of any excess proceeds not distributed to Laurus under clause second. We previously had estimated that Laurus would receive aggregate fees under the 2004 Laurus Fee Agreement of between $9 million and $11 million given the $17,500,000 purchase price under the Initial Asset Purchase Agreement (exclusive of any post closing adjustments), and the approximately $10.4 million purchase price received by the Company in respect of the sale of the Company’s ATM business division on January 3, 2006. For purposes of the 2004 Laurus Fee Agreement, excess proceeds are any amounts which Tidel receives from a sale of its assets in excess of the indebtedness owing by Tidel to Laurus.

Under the 2004 Laurus Fee Agreement, if Laurus received proceeds from Tidel asset sales in excess of $2 million, such excess proceeds payments would be credited towards the repayment of a reorganization fee of $2 million under the 2004 Laurus Fee Agreement. In the event that Laurus does not receive the $2 million reorganization fee on or before November 26, 2009, then the Company would have to pay any remaining balance due on the reorganization fee to Laurus at such date under the original terms of the 2004 Laurus Fee Agreement.

The Asset Purchase Agreement provides for a cash purchase price of $15,500,000, less $100,000 as consideration for Sellers’ potential liability in connection with ongoing litigation, less a working capital adjustment of $1,629,968, resulting in a net purchase price of $13,770,032. In addition, the purchase price is subject to a cash adjustment of $2,458,718 payable to Tidel by the Buyer on closing. The Company sold substantially all of the assets of its ATM division to an affiliate of NCR Corporation on January 3, 2006 for a purchase price of approximately $10.4 million. If the 2004 Laurus Fee Agreement had not been amended by the 2006 Laurus Agreement, we estimate Laurus would have received an aggregate fee of between $9 million and $11 million in respect of the sale of the ATM business division and the Asset Sale.

2006 Laurus Agreement

Pursuant to the terms of the 2006 Laurus Agreement, the Company and Laurus agreed to amend the 2004 Laurus Fee Agreement to provide for a fixed sale fee of $8,508,963 payable by the Company to Laurus in full satisfaction of all amounts payable to Laurus (including fees payable under the 2004 Laurus Fee Agreement in respect of the sale of our ATM business division and the Asset Sale). This $8,508,963 sale fee shall be payable by the Company to Laurus upon the closing of the Asset Sale. Upon payment of this sale fee and performance of certain other obligations, the 2004 Laurus Fee Agreement terminates, Laurus provides a general release to Tidel, and all of Tidel’s obligations to Laurus are terminated.

Laurus would receive a substantially smaller fee if the Company sold the Cash Security business after November 26, 2009

Under the terms of the 2004 Laurus Fee Agreement, a sale of the Company’s assets after November 26, 2009, would only require the Company to pay to Laurus a fee of $2 million.

After considering all alternatives open to the Company, the Company’s financial performance and the risk of delaying a sale of the Cash Security business and the benefits to the Company of terminating all arrangements with Laurus upon the consummation of the Asset Sale pursuant to the 2006 Laurus Agreement, it is the judgment of the Company’s board of directors that the decision to sell the Cash Security business prior to November 26, 2009 at the present time is in the best interests of the Company and its unaffiliated stockholders.

Laurus Stock Redemption

Under the terms of the stock redemption agreement we entered into with Laurus dated as of January 12, 2006, as amended, we have agreed to repurchase from Laurus, upon the closing of the Asset Sale, all 19,251,000 shares of our common stock held by Laurus at a per share price of not less than $.20 nor greater than $.34, or an aggregate price between approximately $3.9 million and $6.5 million, following the determination of our net assets in accordance with the formula set forth below.

The stock redemption agreement with Laurus provides that the purchase price for the shares of our common stock to be repurchased from Laurus shall consist of the per share price (as defined below and which is based on the net assets of the Company on the closing of the Asset Sale) multiplied by the 19,251,000 shares of our common stock owned by Laurus. The per share price shall equal the quotient obtained by dividing:

(1)	the value on the closing date of the Asset Sale of

•
the sum of the value of all assets of the Company that would be valued by the Company in connection with a liquidation of the Company following the closing of the Asset Sale (after giving effect to such closing), including, but not limited to:

(i)	all cash and cash equivalents held by the Company,

(ii)	all marketable securities held by the Company, and

(iii)	all other remaining tangible and intangible assets held directly or indirectly by the Company valued at fair market value,

•	minus the sum of

(i)	all fees and expenses of the Company and its subsidiaries in connection with the sale of the Company’s ATM business division and the Asset Sale through the Asset Sale closing date,

(ii)	all payments and obligations due to, or on behalf of, present and former employees of the Company and its subsidiaries incurred through the Asset Sale closing date,

(iii)	all amounts paid or payable to Laurus pursuant to the 2006 Laurus Agreement,

(iv)	all other liabilities of the Company and its subsidiaries,

(v)	payments due to independent members of our board in an aggregate amount not to exceed $400,000, and

(vi)
a good faith estimate of the costs and expenses which would be incurred in connection with the liquidation of the Company including, without limitation, legal fees, directors and officers insurance, all fees and expenses relating to SEC and governmental filings and related expenses, by

(2)	the total number of shares of our common stock outstanding on the Asset Sale closing date.

Under the terms of the exercise and conversion agreement, as amended, if the Asset Sale does not occur by September 30, 2006, we will immediately redeem from Laurus the 18,000,000 shares of our common stock issued to Laurus on January 13, 2006 for $.30 per share, the conversion price, or $5.4 million in the aggregate. Pursuant to the terms of the stock redemption agreement with Laurus, Laurus has agreed (i) to the cancellation as of the closing of the Asset Sale of the outstanding warrants that it holds to purchase 4,750,000 shares of our common stock at an exercise price of $.30 per share, and (ii) not to exercise such warrants prior to the earlier to occur of September 30, 2006 and the date on which the Asset Purchase Agreement is terminated.

The Initial Asset Purchase Agreement was amended and restated, principally to reduce the purchase price payable thereunder

We entered into the Initial Asset Purchase Agreement as of January 12, 2006. The Initial Asset Purchase Agreement provided for a purchase price of $17,500,000, less $100,000 for our potential liability in connection with ongoing litigation, and subject to post-closing net working capital and cash on hand purchase price adjustments. As a result of a deterioration in the financial performance of the Cash Security business since January 2006, Buyer requested that we amend the Initial Asset Purchase Agreement in order to reduce the purchase price payable thereunder. After a period of two months, including negotiations with Laurus which led to the negotiation and execution of the 2006 Laurus Agreement after the delivery of a revised opinion from Capitalink, the independent committee of the board of directors agreed for Tidel to amend and restate the Initial Asset Purchase Agreement and to a reduction in the purchase price payable to the Company. The Asset Purchase Agreement, entered into on June 9, 2006, provides for a purchase price of $15,500,000, less $100,000 as consideration for our potential liability in connection with ongoing litigation, and less a working capital deficit adjustment of $1,629,968, resulting in a net purchase price of $13,770,032. In addition, the purchase price is subject to a cash adjustment of $2,458,718 payable to Tidel by the Buyer on closing. The independent committee determined that the Asset Purchase Agreement was in the best interests of Tidel’s unaffiliated stockholders as, taken together with the 2006 Laurus Agreement, it allows Tidel to meet its contractual obligations to Laurus arising out of the 2004 Laurus Financing, terminate the 2004 Laurus Fee Agreement, and obtain a general release from Laurus.

Our principal stockholder, Laurus, has interests in the Asset Sale which are different from, or in addition to, our other stockholders

Laurus, which held 19,251,000, or 49.8%, of our outstanding shares of common stock as of the record date and which is our principal stockholder, will receive proceeds from the Asset Sale upon our payment to it of the $8,508,963 sale fee under the 2006 Laurus Agreement and upon our redemption of the shares of our common stock which it holds. We estimate that an aggregate amount of between $12.4 million and $15 million will be paid by us to Laurus upon the closing of the Asset Sale as a result of the payment of the sale fee and our redemption pursuant to the stock redemption agreement of all shares of our common stock held by Laurus. Laurus will not be treated the same as our other equity holders because we have agreed to buy back any shares held by Laurus, but we have no current plans to buy back any shares held by unaffiliated stockholders.

In addition, Buyer has informed us that it and Laurus have entered into non-binding proposal letters pursuant to which Laurus may provide acquisition financing and a revolving credit facility to Buyer in connection with the Asset Sale. Under one of the proposal letters, Laurus proposes to provide a loan of up to $20 million to an affiliate of the Buyer, or the Buyer Affiliate, to be used to complete the Asset Sale, pay closing costs in connection with the Asset Sale, complete a reverse merger with a shell public company or an initial public offering and for use as general working capital. At closing of the loan, Buyer would make a $700,000 servicing payment to an affiliate of Laurus. In addition, Buyer will make payments to an affiliate of Laurus equal to $60,000 in connection with due diligence documentation and has also agreed to pay the fees of outside counsel retained by Laurus for these transactions. In connection with the loan, Laurus would also receive an option to purchase a number of shares of common stock of the Buyer Affiliate equal to 40% of the Buyer Affiliate’s outstanding common stock on a fully-diluted basis, subject to certain exceptions.

Under the other proposal letter, Laurus proposes to provide to the Buyer Affiliate and its subsidiaries a revolving credit facility for up to $2,000,000. At the closing of the credit facility, the Buyer Affiliate would pay to an affiliate of Laurus a fee equal to $70,000. In addition, Buyer will pay Laurus a due diligence fee of $15,000 and a structuring and legal fee in the amount of $10,000 plus the cost of outside counsel retained by Laurus. In addition, the Buyer Affiliate will reimburse Laurus for all reasonable fees and expenses incurred by such outside counsel. In connection with the credit facility, the Buyer Affiliate would also issue to Laurus warrants to purchase a number of shares of common stock of the Buyer Affiliate with an aggregate fair market value of $700,000 as of the time of the closing of the credit facility and such warrants would be exercisable at a price equal to the lesser of (i) 115% of the fair market value of a share of common stock of the Buyer Affiliate as of the completion of a reverse merger into a public company, and (ii) the price per share of common stock of the Buyer Affiliate which results in a $45,000,000 aggregate valuation of the outstanding common stock of the Buyer Affiliate.

The final terms and conditions of the loan and the credit facility would be subject to negotiations between Laurus, Buyer and the Buyer Affiliate and the execution and delivery of definitive agreements.

The foregoing description of the financing proposed to be provided by Laurus to the Buyer Affiliate has been provided to us by Buyer. See “The Asset Sale -- Financing -- Buyer Financing” for a more detailed description of the financing that Laurus may provide to the Buyer Affiliate in connection with the Asset Sale.

The board of directors has identified the Asset Sale as the most suitable method to meet its expected /scheduled liquidity needs

If stockholders reject the proposed Asset Sale to Buyer, Tidel will be faced with a critical liquidity challenge and urgent need for additional capital. In that situation, Tidel’s board of directors would be forced to consider alternatives which it believes are likely to be substantially less favorable than the proposed Asset Sale. Tidel currently knows of no alternative sales or capital raising transactions or strategies that, in the opinion of our board of directors, would be likely to produce a more meaningful value for stockholders. Given Tidel’s limited inventory, personnel and cash, and the funds which would be needed to continue operations, our board of directors believes it would be difficult to continue our business or identify another appropriate potential purchaser who could acquire Tidel. Our board of directors expects Tidel to continue to experience cash demands that exceed our cash flow as Tidel requires substantial working capital to fund its business and meet its debt service and other obligations. Failure to consummate the Asset Sale will have a material adverse effect on our business, results of operations and financial condition.

Tidel will have no operations following the Asset Sale

Following the Asset Sale, Tidel will have substantially no operations. It is the present intention of the board of directors to review Tidel’s financial position at that time and consider all options including, without limitation, the acquisition of a new business or alternatively, the possible dissolution of Tidel and liquidation of its assets, the discharge of any remaining liabilities, and the eventual distribution of the remaining assets to our stockholders. There can be no assurance that the option chosen will be beneficial to stockholders. Until the sale of the Cash Security business, Tidel’s revenue and profitability will depend on its ability to maintain and generate additional customers and to maintain and grow the Cash Security business. A reduction in demand for the products and services of the Cash Security business would have a material adverse effect on Tidel’s business.

Failure to complete the Asset Sale may have an adverse effect on our stock price

The failure to complete the Asset Sale may result in a decrease in the market value of Tidel’s common stock and may create substantial doubt as to Tidel’s ability to grow and implement its current business strategies.

The Asset Sale is subject to a number of conditions to closing. As a result, Tidel cannot assure you that the Asset Sale will be completed. If the Asset Sale is not completed for any reason, the market price of Tidel’s common stock may decline.

Further, if our board of directors, in the exercise of its fiduciary duties, elects to terminate the Asset Purchase Agreement prior to the consummation of the Asset Sale in order to pursue a financially superior proposal, Tidel must pay the Buyer $400,000.

Status of CSS litigation

On June 9, 2005, Corporate Safe Specialists, Inc., or CSS, filed a lawsuit against Tidel and Engineering in the United States District Court of the Northern District of Illinois, Eastern Division. CSS alleges that the Sentinel product sold by Engineering infringes on one or more patent claims found in CSS patent U.S. Patent No. 6,885,281 (the ‘281 patent). CSS seeks injunctive relief against future infringement, unspecified damages for past infringement and attorney’s fees and costs. Tidel was released from this lawsuit, but Engineering remains a defendant. Engineering is vigorously defending this lawsuit.

Subsequently we filed a motion to dismiss the case CSS filed in Illinois, and Engineering filed a motion to transfer the Illinois case to the Eastern District of Texas. On August 15, 2005, the Court ordered the transfer of this case to the Northern District of Texas. We also filed a declaratory judgment action pending in the Eastern District of Texas. In that action, we are asking the Eastern District of Texas to find, among other things that we have not infringed on the `281 patent. We have also requested that an injunction be issued by the Eastern District of Texas against CSS for intentional interference with the sale or bid process for our Cash Security business.

We have answered the lawsuit denying that our Sentinel products in any way infringe upon the independent claims of the `281 patent. We also filed a counterclaim against CSS where we seek to recover damages resulting from CSS’s violation of a confidential agreement signed by CSS and Tidel and from CSS's intentional interference in the sale of the Sentinel product line and related assets. Further, we have filed a Motion for Partial Summary Judgment, or the Summary Judgment Motion, and a Motion for Sanctions Pursuant to Rule 11, or the Rule 11 Motion, in which it is our contention that CSS and/or its counsel failed to perform the required investigation of the facts before bringing suit. We have requested damages from both CSS and its counsel for failure to properly investigate the validity of the claims by CSS.

Recently, CSS filed a Motion for Entry of Judgment, or CSS's Motion, claiming that we have destroyed evidence and/or have obstructed the discovery process. We intend to vigorously defend all of CSS's claims.

The purchase price payable to Buyer under the Asset Purchase Agreement is subject to a $100,000 reduction as consideration for our potential liability in connection with this litigation.

Under the Asset Purchase Agreement, we have agreed prior to the Asset Sale to take all actions that a reasonably prudent person would undertake with respect to this litigation and to diligently defend this litigation, provided, however, that any material actions with respect to this litigation will require the prior written consent of Buyer, which consent will not be unreasonably withheld.

Buyer has agreed that following the Asset Sale, it shall undertake and have the sole right to direct on behalf of itself and Sellers, the defense of this litigation, with counsel of its choice, provided that in the event Sellers incur any adverse consequences in connection with the litigation subsequent to the Asset Sale, then Buyer will indemnify Sellers from and against the entirety of any such adverse consequences to the extent they are incurred as a result of the breach of the Asset Purchase Agreement or the negligent action or inaction of Sellers.

THE ASSET SALE
(PROPOSAL 1)

This section of the proxy statement describes certain aspects of the Asset Sale. However, we recommend that you read carefully the complete Asset Purchase Agreement for the precise legal terms of the Asset Sale and other information that may be important to you. The Asset Purchase Agreement is included in this proxy statement as Annex A. Unless otherwise defined in this section, all capitalized terms used in this section have the meanings ascribed to them in the section titled “Summary.”

Background of the Asset Sale

Tidel has experienced severe financial difficulties over the past several years during which time it has incurred significant losses and has had a negative cash flow. During this time, Tidel funded its ongoing operations with cash on hand and when that was exhausted Tidel entered into financings with Laurus in November 2003 and November 2004. In August 2004, Laurus notified Tidel that an event of default had occurred and had continued beyond any applicable grace period as a result of our non-payment of interest and principal on the indebtedness under the 2003 Laurus Financing, as well as noncompliance with certain other covenants of the 2003 Laurus Financing documents. In exchange for Laurus’ waiver of the event of default until September 17, 2004, Tidel agreed, among other things, to lower the conversion price on convertible debt issued to Laurus and to lower the exercise price of outstanding warrants issued to Laurus from $0.40 per share to $0.30 per share.

Throughout this time, James T. Rash, Tidel’s former Chairman, Chief Executive Officer and Chief Financial Officer, was in serious ill-health and in December 2004, Mr. Rash died. While other members of management worked strenuously on the Company’s behalf, Mr. Rash’s serious illness and subsequent death affected the Company’s operations.

The 2004 Laurus Financing was completed on November 26, 2004 and involved Tidel issuing to Laurus an additional $3.4 million in convertible debt and our issuance to Laurus of 1,251,000 shares of common stock in satisfaction of fees incurred in connection with the convertible debt in the 2003 Laurus Financing.

As a condition to the 2004 Laurus Financing, Laurus required Tidel, among other things, to enter into the 2004 Laurus Fee Agreement whereby Tidel agreed to pay a reorganization fee to Laurus of $2 million no later than February 26, 2010 if the excess net proceeds resulting from sales by Tidel of its assets during the course of the agreement were less than $2 million, which reorganization fee is secured by all of Tidel’s assets, and is guaranteed by Tidel subsidiaries. The 2004 Laurus Fee Agreement provided, among other things, that (i) the net proceeds of the sale of our ATM business division to NCR Corporation be applied to our obligations to Laurus under the 2003 Laurus Financing and the 2004 Laurus Financing, but not to the reorganization fee; and (iii) the proceeds of any subsequent sales of equity interests or assets of us or our subsidiaries consummated on or before November 26, 2009 are to be applied first to any remaining obligations to Laurus, then paid to Laurus pursuant to an increasing percentage of at least 55.5%, which amount shall be applied to the reorganization fee.

Tidel agreed in the 2004 Laurus Fee Agreement that it would accept an offer to buy all or substantially all of its assets, equity interests or other property pursuant to an asset sale transaction or a group of asset sales so long as the aggregate gross cash proceeds offered in connection with such asset sale or asset sales equaled or exceeded 0.75 multiplied by the sum of Tidel’s trailing six month audited revenue plus Tidel’s six-month projected revenue. Tidel agreed to the requirement that Tidel accept an offer to buy its assets because Laurus made it one of a number of conditions to providing the 2004 Laurus Financing, and Tidel determined that it was in the best interests of its stockholders to complete the 2004 Laurus Financing. Tidel also agreed under the 2004 Laurus Fee Agreement that neither the sale of Tidel’s former ATM business division nor the sale of the Cash Security business would be consummated without the prior written consent of Laurus including, without limitation, the consent of Laurus to the amount and type of consideration to be received. In light of this contractual obligation, we determined to proceed with a sale of the Cash Security business. We also considered the Cash Security business’ future prospects, litigation risks, and benefits of satisfying all of our obligations to Laurus, among other things.

With the agreement of Laurus, Tidel engaged Stifel to provide a fairness opinion to the Company in connection with the sale of the Company’s ATM business division to NCR Corporation and to act as financial advisor in connection with the strategic alternatives for the Cash Security business. In contemplation of the financing with Laurus, Tidel and Stifel executed an engagement letter on October 21, 2004. Tidel had no prior relationship with Stifel.

In accordance with the terms of its engagement, Stifel contacted 153 potential buyers, approximately half of whom were financial sponsors and half of whom were strategic buyers, regarding the potential buyers’ interest in pursuing a transaction with Tidel with respect to the Cash Security business. Between April and June 2005, the Company and Stifel negotiated and executed confidentiality agreements with 57 interested parties that requested confidential information relevant to a potential transaction with Tidel and the Company received 15 non-binding expressions of interest from parties. During this time period, Stifel also distributed an executive summary concerning Tidel to each interested party, once it executed a confidentiality agreement.

On June 14, 2005, representatives of Stifel met with our board of directors and discussed the results of Stifel’s efforts on behalf of Tidel concerning the strategic alternatives for the Cash Security business, including the terms indicated in the 15 expressions of interest. Based on their evaluation of the 15 expressions of interest, our board of directors determined to continue discussions with eight of the 15 parties. Our board of directors decided not to pursue discussions with the other parties based primarily on the price ranges that had been provided and the terms offered to Tidel.

Between late June and mid July 2005, Tidel management made presentations to eight of the interested parties. All eight interested parties were invited to meet with senior members of Tidel management led by Mark K. Levenick, the Chief Executive Officer of Engineering, as well as to visit Tidel’s offices in Carrollton, Texas, and to review a data room the Company had established for this purpose. The management presentations included a general overview of the Cash Security business, its product and service offerings, its customers, and discussions about historical and projected financial performance. The data room contained printed copies of all documents relevant to the Cash Security business and each party was provided an electronic copy of all materials contained in the data room subject to the terms of the confidentiality agreement that each party had executed with us.

On July 19, 2005, the board of directors discussed the status of the strategic alternative process, including the number of persons that expressed interest in the opportunity, and six of the eight interested parties provided the Company with non-binding letters of intent for the purchase of the Cash Security business. Stifel discussed the responses it had received with the board of directors. Based on the consideration offered and the terms submitted, the Company selected what it believed to be the superior proposal from a financial sponsor entity as a potential purchaser from the group of six interested parties. The six proposals were for purchase prices ranging from $10 million (plus a deferred earn-out payment of $3.1 million) to $17.25 million (plus a deferred earn-out payment of $1.25 million), and the proposal selected was for a purchase price of $17.25 million. This potential purchaser submitted a letter from its financial backers indicating their capability to consummate a purchase of the Cash Security business. In early August 2005, this potential purchaser notified the Company that its original equity financial backer had withdrawn its support for a potential transaction involving the Cash Security business and that it had located another equity financial backer who was willing to support a transaction with respect to the Cash Security business. Senior members of our management made additional presentations to the new prospective equity financial backer during which this new equity financial backer expressed reservations concerning the status of the ongoing CSS litigation involving Engineering.

Subsequently, this prospective purchaser and its financial backers submitted a proposal to the Company with a requirement that Laurus consent to support the transaction and take whatever actions were necessary to cause the transaction to be consummated. After several discussions with Laurus regarding obtaining this consent, Mr. Landry received a communication from Laurus on August 26, 2005 to the effect that Laurus would support a management buyout of the Company with a group composed of Messrs. Levenick and Landry, and Galgano, who was affiliated with Stifel, with Laurus to provide the financing to the management participants, subject to due diligence.

Thereafter, on August 26, 2005, Mr. Landry notified the other members of our board, Messrs. Griggs and Clay, of the Laurus proposal and Mr. Landry resigned as chairman of the Company’s audit committee in order to pursue the prospective transaction. On September 6, 2005, Laurus informed the Company that it would not consent to the terms of the draft letter of intent provided by the potential purchaser. Upon such notification from Laurus, negotiations with the financial sponsor were discontinued. Shortly after this, Laurus provided a non-binding proposal letter to Messrs. Levenick and Landry outlining the terms on which Laurus would provide acquisition financing to the management participants.

On September 8, 2005, Mr. Galgano notified Stifel of his interest in pursuing a transaction with Messrs. Levenick and Landry and on September 21, 2005, Stifel resigned as financial advisor to Tidel and ceased advising the Company in respect of strategic alternatives for the Cash Security business.

Given the interests of Messrs. Levenick and Landry in the potential transaction, an independent committee of our board of directors was formed in order to negotiate the terms of any sale of the Cash Security business with the management participants. Although the stock redemption agreement, in the context of calculating the price per share of our common stock to be paid to Laurus, allows for the payment for up to $400,000 in the aggregate to the two members of the independent committee in the calculation of net assets of the Company on closing the Asset Sale, no determination has been made by the Board or the independent committee with respect to such payments, nor is there a plan to make such determination as of the date of this proxy statement.

On September 26, 2005, the independent committee judged the proposal of Buyer to be superior to all prior proposals and entered into a letter of intent with Messrs. Levenick and Landry under which the independent committee outlined the preliminary terms of a potential sale of the Cash Security business to Buyer, including a purchase price of $18,750,000 which would include $17,500,000 for 100% of the assets and business of the Cash Security business and up to $1,250,000 for working capital if it was reflected on the Company’s balance sheet at closing. The letter of intent also provided that (a) financing for the transaction would be provided by Laurus and that there would be no other financing contingency, (b) Messrs. Levenick and Landry would be given 15 days to complete their due diligence in respect of the Asset Sale, and (c) the Company would not initiate or participate in any discussions or negotiations with, or provide any information or assistance to, or enter into any agreement with any person or entity concerning the sale or transfer of Tidel or Engineering for a period of 60 days after September 27, 2005. This purchase price in the letter of intent was higher than all other proposals received by the Company. In light of their experience with the Cash Security business’ sale process, the independent committee believed that the purchase price proposed by Buyer was the highest price that Buyer was willing to pay in the Asset Sale.

Buyer retained the law firm of Hensley Kim & Edgington, LLC, Denver, Colorado, or HKE, to advise it in respect of the Asset Sale and Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York, or Olshan, advised the Company and the independent committee in respect of the Asset Sale.

On November 3, 2005, an initial draft of the Initial Asset Purchase Agreement, prepared by HKE, was delivered to the Company. The independent committee reviewed the draft Initial Asset Purchase Agreement. The members of the committee discussed the terms of the draft Initial Asset Purchase Agreement with Olshan, including terms that would permit the board of directors to satisfy its fiduciary duties in the event that an unsolicited competing transaction were proposed following the execution of the Initial Asset Purchase Agreement.

The Company, through its counsel, responded to the Buyer’s draft of the Initial Asset Purchase Agreement and the following significant changes were made through further negotiations:
•	The representations and warranties of the Company would not survive the closing of the Asset Sale;

•	A break-up/termination fee of $400,000 was agreed to;

•	The terms of when such a break-up fee would be due were narrowed;

•	The liabilities to be assumed by Buyer were broadened;

•	The provision in the draft Initial Asset Purchase Agreement providing for a post-closing escrow account to cover Sellers’ breaches of representations was eliminated; and

•	The Buyer’s obligations under the draft Initial Asset Purchase Agreement were not subject to a financing contingency.

On November 29, 2005, in light of the ongoing negotiations and the Company’s efforts to close the sale of its ATM business division, the parties agreed to extend the exclusivity period under the letter of intent until January 31, 2006.

The independent committee interviewed other investment advisory firms with a view to selecting a firm that would advise the independent committee as to the fairness to the Company’s unaffiliated stockholders from a financial point of view of the sale of Cash Security business. The independent committee selected Capitalink to render this opinion to it and entered into an engagement letter with Capitalink on December 7, 2005.

On December 31, 2005, a meeting of the independent committee was held, which was followed by a meeting of the board of directors. Messrs. Griggs and Clay, as the sole independent committee members, were present at the meeting of the independent committee, as were representatives from Olshan and Capitalink. A general discussion among the members of the committee then ensued as to the terms of the Initial Asset Purchase Agreement, including a presentation from Capitalink. Following this discussion, the independent committee unanimously found that after due consideration of all relevant factors, the Initial Asset Purchase Agreement and the Asset Sale and related transactions were advisable and fair to and in the best interests of the Company and its unaffiliated stockholders, and recommended to the board of directors the approval and adoption of the Initial Asset Purchase Agreement.

The full board met next, with representatives of Olshan and Capitalink all present. The full board noted the recommendation of the independent committee in favor of the approval and the adoption of the Initial Asset Purchase Agreement. Both Mr. Levenick and Mr. Landry noted that in light of their respective pending employment and investment arrangements with Buyer and its parent, it would be appropriate for each such director to abstain from the board of directors’ vote with respect to the Initial Asset Purchase Agreement, and Mr. Levenick and Mr. Landry abstained from voting on this matter. The board considered the fiduciary obligations of the board of directors in light of the proposed Asset Sale; the duty owed by the directors to evaluate the Initial Asset Purchase Agreement, the Asset Sale and all related transactions on behalf of the Company’s unaffiliated stockholders; and the fact that the independent committee, which is wholly comprised of independent directors not affiliated with Buyer, had determined that the Initial Asset Purchase Agreement, the Asset Sale and related transactions are advisable and are fair to and in the best interests of the Company and its unaffiliated stockholders and had recommended the adoption and approval of the Initial Asset Purchase Agreement; and the efforts of the board of directors and its committee to be fully informed and to exercise due care in their deliberations and efforts. The board of directors discussed a number of factors including the proposed terms of the Initial Asset Purchase Agreement, the risks and merits of the Asset Sale and the risks and merits of not pursuing the Asset Sale.

A representative of Capitalink then summarized for the board of directors various aspects of the proposed Asset Sale, a financial analysis of the Cash Security business, an analysis of companies that Capitalink viewed as generally comparable to the Cash Security business, an analysis of transactions that Capitalink viewed as generally comparable to a sale of the Cash Security business, and a leveraged buyout and a discounted cash flow analysis of the Cash Security business. The board of directors requested that Capitalink render an opinion as to whether the proposed Asset Sale consideration to be received by the Company was fair from a financial point of view to the Company’s unaffiliated stockholders. Capitalink then delivered to the Company’s board of directors an opinion that, as of December 30, 2005 and based upon and subject to the factors and assumptions set forth in the opinion, the Asset Sale consideration to be received by the Company pursuant to the Initial Asset Purchase Agreement is fair, from a financial point of view, to the Company’s unaffiliated stockholders. The members of the board of directors present at the meeting (excluding Messrs. Levenick and Landry, who had previously abstained) then unanimously found that after due consideration of all relevant factors, the Initial Asset Purchase Agreement and the Asset Sale and related transactions were advisable and fair to and in the best interests of the Company and its unaffiliated stockholders and recommended that the Company’s stockholders vote for the approval and adoption of the Initial Asset Purchase Agreement.

The Initial Asset Purchase Agreement was executed by the Company, Engineering and Buyer and the related agreements were executed by the parties thereto, in each case, as of January 12, 2006. On January 18, 2006, the Company disclosed its entry into the Initial Asset Purchase Agreement in its Annual Report on Form 10-K for the year ended September 30, 2005. On January 19, 2006 the Company issued a press release announcing the transaction and filed a Current Report on Form 8-K with the SEC, which it subsequently amended on January 31, 2006, which included the Initial Asset Purchase Agreement and other relevant agreements as exhibits thereto.

After entering into the Initial Asset Purchase Agreement, Buyer contacted the independent committee of the Board of Directors by email on March 15, 2006 and requested that the purchase price payable by Buyer be reduced and that payment of a portion thereof be deferred as a result of the deteriorating performance of the Cash Security business since January 2006. On March 16, 2006, the independent committee responded to Buyer in writing and rejected Buyer’s proposed terms. After a written reply from Buyer on March 17, 2006, the independent committee of the Board of Directors on March 20, 2006 repeated to Buyer its desire to consummate the Asset Sale. In its response to Buyer on March 20, 2006, the independent committee stated that while it would conduct good faith discussions with Buyer regarding the terms of the Initial Asset Purchase Agreement, it viewed the Initial Asset Purchase Agreement as binding and the independent committee rejected the new terms proposed by Buyer and any other fundamental changes to the Initial Asset Purchase Agreement.

In late April 2006, Buyer proposed amending the Initial Asset Purchase Agreement by reducing the purchase price payable to Tidel from $17.5 million to $15.5 million, less $100,000, as consideration for our potential liability in connection with ongoing litigation, and less a working capital deficit adjustment of $1,629,968, resulting in a net purchase price of $13,770,032. The amendment also provided for a cash adjustment of $2,458,718 to be paid to Sellers by Buyer at Closing. Buyer provided a draft Asset Purchase Agreement to Tidel on May 8, 2006.

The independent committee and Laurus negotiated the 2006 Laurus Agreement which provides for Tidel to pay Laurus a sale fee of $8,508,963 upon the closing of the Asset Sale in full satisfaction of all amounts payable to Laurus (including fees payable under the 2004 Laurus Fee Agreement in respect of the sale of our ATM business division and the Asset Sale). Under the terms of the 2006 Laurus Agreement we have agreed, among other things, that upon payment of the sale fee to Laurus and the redemption of all shares of our common stock held by Laurus pursuant to the stock redemption agreement, neither Tidel nor any of its subsidiaries shall have any further obligations due to, owing to or to be performed by them to Laurus, that all warrants held by Laurus to purchase shares of common stock of Tidel shall terminate and be of no further force and effect and that all liens, claims, encumbrances and security interests held by Laurus or its transferees or assignees in Tidel’s and its subsidiaries’ assets shall terminate and be of no further force and effect. Furthermore, under the 2006 Laurus Agreement, Laurus has agreed, subject to the closing of the Asset Sale, to release and discharge Tidel and its subsidiaries from all claims, causes of action and liabilities.

In considering the draft Asset Purchase Agreement, the independent committee noted the deterioration in performance of the electronic cash security business since the execution of the Initial Asset Purchase Agreement on January 12, 2006. The independent committee considered the following factors and potential benefits of the Asset Sale, including, without limitation, the price to be paid, the process undergone, the Cash Security business’ future prospects, litigation risks and the terms of the Asset Purchase Agreement. The independent committee also considered and balanced against the potential benefits of the Asset Sale certain adverse factors. See “The Asset Sale -- Reasons for the Asset Sale.” The independent committee of directors believes that the 2006 Laurus Agreement and the Asset Purchase Agreement are in the best interests of the Company and its unaffiliated stockholders as the 2006 Laurus Agreement affords finality to stockholders of the fees that will be payable to Laurus in the event that the Asset Sale is consummated and allows Tidel to fully terminate all arrangements with Laurus. Upon the payment to Laurus of the $8,508,963 sale fee, no further fees are payable to Laurus in respect of the 2004 Laurus Fee Agreement. Accordingly, following the Asset Sale, the Company will be able to consider all courses of action and will not be limited by the provisions of the 2004 Laurus Fee Agreement. In addition to the sale fee, upon the consummation of the Asset Sale we shall redeem the 19,251,000 shares of our common stock held by Laurus pursuant to the terms of the stock redemption agreement at a per share price not less than $.20 nor greater than $.34. At such point we will seek to maximize the value of all residual assets of the Company for the benefit of the Company’s remaining stockholders.

On May 24, 2006, a meeting of the independent committee was held. Messrs. Griggs and Clay, as the sole independent committee members, were present at the meeting of the independent committee, as were representatives from Olshan and Capitalink. A general discussion among the members of the independent committee then ensued as to the terms of the Asset Purchase Agreement. A representative of Capitalink then summarized for the independent committee various aspects of the proposed Asset Sale, a financial analysis of the Cash Security business, an analysis of companies that Capitalink viewed as generally comparable to the Cash Security business, an analysis of transactions that Capitalink viewed as generally comparable to a sale of the Cash Security business, and a leveraged buyout and a discounted cash flow analysis of the Cash Security business. The independent committee requested that Capitalink render an opinion as to whether the proposed Asset Sale consideration to be received by the Company was fair from a financial point of view to the Company’s unaffiliated stockholders. Capitalink then delivered to the independent committee an opinion that, as of May 24, 2006 and based upon and subject to the factors and assumptions set forth in the opinion, the Asset Sale consideration to be received by the Company pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to the Company’s unaffiliated stockholders. The full text of the written opinion of Capitalink, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this proxy statement. Following this discussion, the independent committee unanimously found that after due consideration of all relevant factors, the Asset Purchase Agreement and the Asset Sale and related transactions were advisable and fair to and in the best interests of the Company and its unaffiliated stockholders, and recommended to the board of directors the approval and adoption of the Asset Purchase Agreement.

The full board met on June 9, 2006, with representatives of Olshan and Capitalink all present. The full board noted the recommendation of the independent committee in favor of the approval and the adoption of the Asset Purchase Agreement. Both Mr. Levenick and Mr. Landry noted that in light of their respective pending employment and investment arrangements with Buyer and its parent, it would be appropriate for each such director to abstain from the board of directors’ vote with respect to the Asset Purchase Agreement, and Mr. Levenick and Mr. Landry abstained from voting on this matter. The board considered the fiduciary obligations of the board of directors in light of the proposed Asset Sale; the duty owed by the directors to evaluate the Asset Purchase Agreement, the Asset Sale and all related transactions on behalf of the Company’s unaffiliated stockholders; and the fact that the independent committee, which is wholly comprised of independent directors not affiliated with Buyer, had determined that the Asset Purchase Agreement, the Asset Sale and related transactions are advisable and are fair to and in the best interests of the Company and its unaffiliated stockholders and had recommended the adoption and approval of the Asset Purchase Agreement; and the efforts of the board of directors and its committee to be fully informed and to exercise due care in their deliberations and efforts. The board of directors discussed a number of factors including the proposed terms of the Asset Purchase Agreement, the risks and merits of the Asset Sale and the risks and merits of not pursuing the Asset Sale.

A representative of Capitalink then summarized for the board of directors various aspects of the proposed Asset Sale, a revised financial analysis of the Cash Security business, an analysis of companies that Capitalink viewed as generally comparable to the Cash Security business, an analysis of transactions that Capitalink viewed as generally comparable to a sale of the Cash Security business, and a leveraged buyout and a discounted cash flow analysis of the Cash Security business. Capitalink informed the board that it had delivered to the independent committee an opinion that, as of May 24, 2006 and based upon and subject to the factors and assumptions set forth in the opinion, the Asset Sale consideration to be received by the Company pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to the Company’s unaffiliated stockholders.  The members of the board of directors present at the meeting (excluding Messrs. Levenick and Landry, who had previously abstained) then unanimously found that after due consideration of all relevant factors, the Asset Purchase Agreement and the Asset Sale and related transactions were advisable and fair to and in the best interests of the Company and its unaffiliated stockholders and recommended that the Company’s stockholders vote for the approval and adoption of the Asset Purchase Agreement.

Proceeds from the Asset Sale

After deducting the $8,508,963 sale fee payable to Laurus under the 2006 Laurus Agreement and the cost of redeeming our shares held by Laurus and other transactional costs, we estimate that the net proceeds accruing to Tidel from the Asset Sale will be approximately $5,100,000. Proceeds from the Asset Sale will not be distributed to stockholders.

Effects of the Asset Sale

If the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated thereby are approved and adopted by our stockholders and the other conditions to closing are satisfied, we will be a shell public company with no operations and we will consider all available alternatives, including without limitation the acquisition of a new business or alternatively, the possible dissolution of Tidel and liquidation of it assets, the discharge of any remaining liabilities, and the eventual distribution of the remaining assets to our stockholders in the event that Tidel is liquidated. Although we currently do not expect to liquidate Tidel, if we later determine liquidation is in the best interest of our stockholders, such action will require the approval of the holders of a majority of our then outstanding shares of common stock. If liquidation does occur, we cannot give any assurances as to the amount of liquidation proceeds that might eventually be distributed to you.

Following the sale of our ATM business division on January 3, 2006 and upon the consummation of the Asset Sale, we estimate that we will have received approximately $24.2 million in the aggregate, representing approximately $10.4 million from the sale of our ATM business division and approximately $13.8 million (excluding the closing cash adjustment) from the Asset Sale. Of this aggregate amount, we estimate that between $12.4 million and $15 million will be paid by us to Laurus. This amount takes into account the payment to Laurus of the $8,508,963 sale fee under the 2006 Laurus Agreement in full satisfaction of all amounts payable to Laurus (including fees payable under the 2004 Laurus Fee Agreement in respect of the sale of our ATM business division and the Asset Sale) and a payment in the estimated amount of between approximately $3.9 million and $6.5 million upon the redemption of the 19,251,000 shares of our common stock held by Laurus pursuant to the terms of the stock redemption agreement. Following this redemption, Laurus will hold no shares of our common stock and all of the remaining stockholders will own a proportionally large percentage of Tidel.

See “Special Factors -- Fee Payable to Laurus” and “Special Factors -- Laurus Stock Redemption” for a more detailed description of the fees payable to Laurus, including how they will be calculated, and for a more detailed description of the proposed redemption of our shares held by Laurus.

In addition to its role as a Company stockholder and a financier to the Company, Laurus has entered into non-binding proposal letters with the management participants for the provision of acquisition financing and a revolving credit facility to Buyer in connection with the Asset Sale and for which an affiliate of Laurus will receive fees. See “The Asset Sale -- Financing -- Buyer Financing” for a more detailed description of the financing that Laurus may provide the management participants in respect of the Asset Sale.

In the event that the Asset Sale is approved by the holders of a majority of our outstanding shares at the special meeting and the Asset Sale occurs, Tidel will be left as a non-operating, shell public company whose principal assets will be cash. Shares in shell companies may be more thinly traded than those of operating companies. Accordingly, you may encounter delays in selling your shares of our common stock following the Asset Sale. This factor may also have an effect on the market price of our shares following the Asset Sale. We cannot predict if this will in fact occur and cannot offer any guidance in this regard.

The Parties to the Asset Sale

Tidel Technologies, Inc.
Tidel Engineering, L.P.

The Cash Security business is comprised of our TACC and Sentinel products. Our TACC products are essentially stand-alone safes that dispense cash to an operator in preset amounts. Our Sentinel products have all the functionality of our TACC products, but each has been designed to also reduce the risk of internal theft and increase in-store management efficiencies through its state-of-the-art integration with a store’s point-of-sale, or POS, and accounting systems. Our engineering, sales and service departments work closely with distributors and their customers to continually analyze and fulfill their needs, enhance existing products and develop new products.

Engineering, is Tidel’s indirect wholly-owned operating subsidiary and, together with Tidel, is a seller under the Asset Purchase Agreement.

Tidel has its principal executive offices at 2900 Wilcrest Drive, Suite 105, Houston, Texas 77042. The telephone number of Tidel’s principal executive office is (713) 783-8200.

Engineering has its principal executive offices at 2310 McDaniel Drive, Carrollton, Texas 75006. The telephone number of Engineering’s principal executive office is (972) 484-3358.

Sentinel Operating, L.P.

Buyer is a Texas limited partnership that was formed solely for the purpose of entering into the Asset Purchase Agreement and consummating the transactions contemplated by the Asset Purchase Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Asset Purchase Agreement.

After the closing of the Asset Sale Buyer will have its principal executive offices at 2025 Beltline Road, Suite 114, Carrollton Texas 75006. The telephone number of Buyer’s principal executive offices will be (972) 484-3358.

Voting Agreements

Laurus has entered into a voting agreement under which it has agreed to vote all of the shares of Tidel common stock that it owns and any shares over which it exercises voting control in favor of the approval and adoption of the Asset Purchase Agreement and against any competing transactions proposed to our stockholders and the filing of the Amendment. Tidel and our officers and directors have entered into a voting agreement under which such officers and directors agreed to vote all the shares of Tidel common stock that they own and any shares over which they exercise voting control in favor of the approval and adoption of the Asset Purchase Agreement and the Amendment. As a result of these arrangements, as of the record date, Laurus and our officers and directors have agreed to vote an aggregate of 19,860,905 shares, representing approximately 51.4% of the shares of our common stock entitled to vote at the special meeting, in favor of the approval and adoption of the Asset Purchase Agreement and the Amendment. Laurus alone holds 19,251,000 shares representing approximately 49.8% of our outstanding shares of common stock. Such votes are sufficient to approve and adopt the Asset Purchase Agreement and the Amendment, regardless of the vote of any other person.

Background to Laurus’ Equity Position

As of the record date, Laurus holds 19,251,000 shares of our common stock, representing approximately 49.8% of our outstanding shares of common stock. You should be aware that:

•	as of December 31, 2005, Laurus held only 1,251,000 shares of our common stock, representing only 6.1% of our outstanding stock;

•
in connection with the Asset Sale and Asset Purchase Agreement and pursuant to the terms of the exercise and conversion agreement, Laurus converted $5.4 million of Tidel convertible debt it that it held into 18,000,000 shares of our common stock;

•
the terms of the convertible notes held by Laurus required that Laurus provide at least 75 days notice to Tidel prior to converting the notes in amounts that would cause Laurus to hold in excess of 4.99% of Tidel's outstanding shares and this 75-day notice requirement was waived in the exercise and conversion agreement.

•
the conversion rate for the $5.4 million of convertible debt was $0.30 per share, which is slightly lower than the $0.33 per share price of our common stock at the time of the conversion. A conversion rate of $0.40 was set when we issued the convertible note to Laurus in November 2003 as part of the 2003 Laurus Financing. We lowered the conversion rate to $0.30 in August 2004 in connection with Laurus’s agreement to forbear from exercising all remedies available to it under the 2003 Laurus Financing documents as a result of an event of default at such time;

•	Laurus held convertible debt with a principal amount in excess of $9.75 million, but agreed only to convert $5.4 million, with the remaining amount being repaid on January 13, 2006;

•	following Laurus’ conversion of such $5.4 million in debt on January 13, 2006 into 18,000,000 shares, Laurus held shares representing approximately 49.8% of our common stock;

•
the record date with respect to the vote regarding the Asset Sale was initially set for January 13, 2006, the day after the date the Initial Asset Purchase Agreement was entered into, and was subsequently changed to ____________, 2006;

•
we have agreed to repurchase from Laurus, upon the closing of the Asset Sale, all shares of our common stock that are held by Laurus at a per share price of not less than $.20 and not greater that $.34; and

•
if the Asset Sale does not occur by September 30, 2006, we have agreed to immediately redeem from Laurus the 18,000,000 shares of common stock issued to Laurus at a redemption price of $.30 per share, or $5.4 million in the aggregate.

The above transactions were conducted so that Laurus would be a stockholder with respect to the 18,000,000 shares during the time necessary to vote its shares for the Asset Sale, but would not incur all of the ordinary risks associated with being a stockholder, since we have agreed to repurchase these 18,000,000 shares from Laurus at a predetermined price. If the Asset Sale is consummated, these shares will be repurchased, but at a price based on the value of our assets pursuant to the formula contained in the stock redemption agreement. If the Asset Sale is not consummated, these shares will be repurchased at $.30 per share, the conversion price, or $5.4 million in the aggregate. Laurus will not be treated the same as our other equity holders because we have agreed to buy back 18,000,000 shares held by Laurus, but we have no current plans to buy back any shares held by unaffiliated stockholders. Another effect of these transactions is that Laurus and our officers and directors now hold a majority of the outstanding shares of our common stock and will vote these shares in favor of the Asset Sale. The result of these transactions is that unaffiliated stockholders, who hold less than a majority of the shares in the aggregate as of the record date, will not have the opportunity to affect the approval of the Asset Sale, in the event they object.

Reasons for the Asset Sale

In reaching its conclusion regarding the fairness of the Asset Sale to our unaffiliated stockholders and its decision to approve and adopt the Asset Purchase Agreement and recommend the approval and adoption of the Asset Purchase Agreement by our stockholders, the independent committee consulted with management and its financial and legal advisors. The independent committee considered the following factors and potential benefits of the Asset Sale, each of which it believed supported its decision:

•
the Asset Sale consideration is all cash, so that the transaction will allow the Company to immediately realize a fair value, in cash, for its remaining business and will provide the Company’s stockholders certainty in assessing the value of Buyer’s bid;

•	the Asset Sale is the result of an active auction process in which the Company had contact with 153 potential bidders;

•
historical and current information concerning the Cash Security business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including the Company’s prospects if it were to remain an independent company;

•
the independent committee’s belief that the Asset Sale is more favorable to the Company’s stockholders than any other alternative reasonably available to it and the Company’s stockholders, including the alternative of remaining a stand-alone, independent company and the proposals made by the other bidders in our auction process, as well as the risks and uncertainties associated with those alternatives;

•
a significant portion of the Company’s business relies on a few large customers, and there is a significant customer concentration risk, whereby a significant portion of the sales are made to a few customers. This presents a significant risk to the business if a customer, for any reason, determines to no longer purchase the Company’s products (or to reduce purchases), which could occur if the customer is bought by another business, changes its business, or for any other reason stops or delays purchases of the Company’s products. Tidel experienced such a problem in 2001 when the largest customer for the Company’s ATM business, JRA 222, Inc., d/b/a Credit Card Center (“CCC”), filed for protection under Chapter 11 of the United States Bankruptcy Code in June 2001 with over $27 million in accounts receivable owing to Tidel;

•
the Cash Security business has continued to experience liquidity shortfalls from time to time, and the Company has limited ability to obtain additional financing on reasonable terms for sufficient working capital;

•
on June 9, 2005, CSS filed a lawsuit against Tidel and Engineering in the United States District Court of the Northern District of Illinois, Eastern Division. CSS alleges that the Sentinel product sold by Engineering infringes on one or more patent claims found in CSS patent U.S. Patent No. 6,885,281 (the ‘281 patent). CSS seeks injunctive relief against future infringement, unspecified damages for past infringement and attorney’s fees and costs. Tidel was released from this lawsuit, but Engineering remains a defendant. Engineering is vigorously defending this litigation. All litigation involves uncertainty, and while Engineering is vigorously defending this action, there is no assurance as to what the final outcome will be;

•
the Laurus Financings to which Tidel is a party are extremely restrictive and impose numerous requirements on us, including limitations on our ability to obtain additional financing, the requirement to retain a financial advisor regarding strategic alternatives for the Cash Security business and the requirement to accept an offer to sell the Cash Security business under certain conditions as provided in the 2004 Laurus Fee Agreement;

•
the presentation of Capitalink, including its opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the Asset Sale consideration to be received by the Company pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to the Company’s unaffiliated stockholders (see “The Asset Sale -- Opinion of Capitalink” and Annex B to this proxy statement);

•
the financial and other terms and conditions of the Asset Purchase Agreement, the fact that they were the product of negotiations between the parties, and the fact that the independent committee (which is comprised solely of independent directors) unanimously recommended the approval and adoption of the Asset Purchase Agreement;

•
the financial results of the Cash Security business have deteriorated since the signing of the Initial Asset Purchase Agreement in January 2006, which the independent committee believed, based on various factors discussed herein, justified the revised purchase price;

•
the Asset Sale will allow Tidel to discharge all outstanding indebtedness and other obligations owing to Laurus and to terminate our financing arrangements with Laurus and satisfy all outstanding obligations to Laurus upon the payment of the $8,508,963 sale fee under the 2006 Laurus Agreement. Following the consummation of all transactions described herein, Tidel will have no further obligations to Laurus, and Laurus will cease to be a stockholder of Tidel, or have the ability to exercise control over Tidel;

•
pursuant to the terms of the stock redemption agreement, Laurus has agreed to the cancellation as of the closing of the Asset Sale of the outstanding warrants that it holds to purchase 4,750,000 shares of our common stock at an exercise price of $.30 per share. The independent committee believes that this cancellation is a favorable development for the unaffiliated stockholders of the Company;

•	the terms of the Asset Purchase Agreement, including without limitation:

•
the provisions of the Asset Purchase Agreement that allow the board of directors, under certain limited circumstances (and the payment to Buyer of $400,000) if required to comply with its fiduciary duties under applicable law, to change its recommendation that the Company’s stockholders vote in favor of the approval and adoption of the Asset Purchase Agreement;

•
the provisions of the Asset Purchase Agreement that allow the Company, under certain limited circumstances if required by the board of directors to comply with its fiduciary duties under applicable law, to furnish information to and conduct negotiations with third parties;

•
the provisions of the Asset Purchase Agreement that provide the board of directors the ability to terminate the Asset Purchase Agreement in order to accept a financially superior proposal (subject to certain conditions contained in the Asset Purchase Agreement and the payment to Buyer of $400,000); and

•
the conclusion of the board of directors that the requirement to pay Buyer $400,000 in the event that the Asset Purchase Agreement is terminated under certain circumstances was reasonable in light of the benefits of the Asset Sale, the auction process conducted by the Company and commercial practice; and

•	the completion of the Asset Sale requires the approval and adoption of the holders of a majority of the Company’s common stock outstanding on the record date.

The independent committee also considered and balanced against the potential benefits of the Asset Sale the following potentially adverse factors concerning the Asset Sale:

•
if the Company waited until after November 26, 2009 in order to sell the Cash Security business, the amounts payable to Laurus under the 2004 Laurus Fee Agreement in respect of such a sale would be substantially reduced;

•
the purchase price of $17,500,000 under the Initial Asset Purchase Agreement has been reduced to $15,500,000, less adjustments for ongoing litigation and working capital adjustments, following negotiations with Buyer and Laurus and the entry into the Asset Purchase Agreement;

•	the risk that the Asset Sale might not be completed in a timely manner or at all, including the risk that the Asset Sale will not occur if Buyer fails to obtain financing;

•	the interests of the Company’s management in the Asset Sale;

•	the Company will no longer exist as an operating company;

•	the Company’s stockholders will not participate in any future earnings or growth of the Cash Security business;

•
the Company was entering into an Asset Purchase Agreement with a newly formed entity with essentially no assets and, accordingly, that the Company will have no recourse for a failure by Buyer to close or for a breach of the Asset Purchase Agreement;

•
the restrictions on the conduct of the Company’s business prior to completion of the Asset Sale, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations or Buyer’s consent, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Asset Sale;

•
the restrictions on the board’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company and the requirement that the Company pay Buyer $400,000 in certain cases in the event of a termination of the Asset Purchase Agreement on the part of Sellers;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Asset Sale; and

•	the possibility of management and employee disruption associated with the Asset Sale.

In addition, the independent committee believed that sufficient procedural safeguards were and are present to ensure the fairness of the Asset Sale to the unaffiliated stockholders. These procedural safeguards include the following:
•
the independent committee, which consists entirely of directors who are not officers or employees of Tidel, acted to represent solely the interests of the unaffiliated stockholders and to negotiate with Buyer and Laurus on behalf of such stockholders;

•
no member of the independent committee has an interest in the proposed Asset Sale different from that of our other stockholders, other than the fact that members of the independent committee will be entitled to customary indemnification and officer and director liability insurance coverage under the terms of the Asset Sale, and the stock redemption agreement permits the payment of up to $400,000 in the aggregate to the members of the independent committee in the calculation of net assets of the Company on closing the Asset Sale;

•	the independent committee received legal advice from Olshan, as legal advisor, which has extensive experience in transactions similar to the Asset Sale;

•
the Asset Sale was unanimously approved by the directors present at the meeting called for that purpose, which included all of the directors except Mark K. Levenick and Raymond P. Landry who abstained from voting on that matter;

•
the independent committee requested and received from Capitalink an opinion that the consideration to be paid pursuant to the Asset Purchase Agreement was fair from a financial point of view to our unaffiliated stockholders;

•
the independent committee, with the assistance of its legal advisor, conducted extensive negotiations with Buyer and had the authority to reject the terms of the Asset Sale. As a result of these negotiations, the independent committee believed, based upon the responses it received to the efforts of Stifel to identify a suitable strategic transaction for the Cash Security business, that the purchase price payable under the Asset Purchase Agreement was the highest price that Buyer was willing to pay in the Asset Sale; and

•
the Company’s ability, subject to compliance with the terms and conditions of the Asset Purchase Agreement, to terminate the Asset Purchase Agreement prior to the completion of the Asset Sale in order to approve any alternative transaction proposed by a third party that is a “superior proposal,” as defined in the Asset Purchase Agreement.

In addition, the independent committee considered that unaffiliated stockholders of the Company represented a minority of the Company’s stockholders, that the Company’s unaffiliated stockholders did not have sufficient votes to affect the approval of the Asset Purchase Agreement and the Asset Sale, and that the approval of such transactions did not require the approval of a majority of the Company’s unaffiliated stockholders. The independent committee noted that Laurus converted $5.4 million of its outstanding indebtedness on January 13, 2006, the initial record date set by the Company for the special meeting, and that, under the terms of the exercise and conversion agreement, as amended, if the Asset Sale does not occur by September 30, 2006, the Company has agreed to immediately redeem from Laurus the 18,000,000 shares of Company common stock issued to Laurus on January 13, 2006 for a redemption price of $.30 per share, or $5.4 million in the aggregate. In this context, Laurus does not bear all of the ordinary risks of our other equity holders regarding the Asset Sale as we have agreed to buy back 18,000,000 shares of our common stock held by Laurus if the Asset Sale does not occur, but we have no current plans to buy back any shares held by unaffiliated stockholders.

After taking into account all of the factors set forth above, as well as others, the independent committee agreed that the benefits of the Asset Sale outweighed the risks and that the Asset Purchase Agreement, the Asset Sale and the related transactions contemplated by the Asset Purchase Agreement are advisable and are fair to and in the best interests of the Company and its unaffiliated stockholders and recommended the Asset Purchase Agreement and the Asset Sale to the board of directors of the Company. The board of directors considered the recommendations of the independent committee and (with interested directors abstaining) approved and adopted the Asset Purchase Agreement and recommends that the Company’s stockholders vote to approve and adopt the Asset Purchase Agreement at the special meeting.

The independent committee did not assign relative weights to the above factors or the other factors considered by it. In addition, the independent committee did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the independent committee may have given different weights to different factors.

Recommendations of the Independent Committee

The independent committee unanimously found that after due consideration of all relevant factors:
•	the Asset Purchase Agreement, the Asset Sale and related transactions are advisable and fair to and in the best interests of the Company and its unaffiliated stockholders; and

•	it would recommend to the board of directors the approval and adoption of the Asset Purchase Agreement.

In reaching this decision, the independent committee noted several factors, including the exhaustive search process performed by Stifel, the opinion of Capitalink that the purchase price was from fair, a financial point of view, to our unaffiliated stockholders, the Company’s contractual obligations to Laurus, the terms of the Asset Purchase Agreement and that, following the Asset Sale, Laurus would no longer be a stockholder of the Company or be in a position to control the Company.

Recommendation of the Company’s Board of Directors

Our board of directors (with interested directors abstaining) has:

•	determined that the Asset Purchase Agreement, the Asset Sale and related transactions are advisable and fair to and in the best interests of the Company and its unaffiliated stockholders;

•	approved and adopted the Asset Purchase Agreement and the Amendment; and

•	recommended that Tidel’s stockholders vote “FOR” the approval and adoption of the Asset Purchase Agreement and “FOR” the approval and adoption of the Amendment.

In reaching its conclusion regarding the fairness of the Asset Sale to our unaffiliated stockholders and its decision to approve and adopt the Asset Purchase Agreement and related transactions and recommend the approval and adoption of the Asset Purchase Agreement and related transactions by our stockholders, our board of directors noted the recommendations of the independent committee and the factors considered by the independent committee. In considering the recommendation of our board of directors with respect to the Asset Sale, you should be aware that some of the Company’s directors and executive officers and its principal stockholder, Laurus, have interests in the Asset Sale that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors -- Fee Payable to Laurus” and “Special Factors -- Our principal stockholder, Laurus, has interests in the Asset Sale which are different from, or in addition to, our other stockholders.” For the factors considered by our board of directors in reaching its decision to approve and adopt the Asset Purchase Agreement, see “The Asset Sale -- Reasons for the Asset Sale.”

Required Vote

The approval of the Asset Purchase Agreement, the Asset Sale and related transactions requires the approval of the holders of a majority of our outstanding shares of common stock. Shares that are voted “FOR” or “AGAINST” the proposal or marked “ABSTAIN” will be counted towards the vote requirement. Broker non-votes, if any, will not be counted towards the vote requirement. Laurus and our officers and directors have agreed to vote an aggregate of 19,860,905 shares, representing approximately 51.4% of the shares of our common stock entitled to vote at the special meeting, in favor of the approval and adoption of the Asset Purchase Agreement, the Asset Sale and related transactions. Such votes are sufficient to approve and adopt the Asset Purchase Agreement, the Asset Sale and related transactions, regardless of the vote of any other person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

Opinion of Capitalink

On December 31, 2005, Capitalink issued a fairness opinion to our independent committee of our board of directors that, as December 30, 2005, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration payable under the Initial Asset Purchase Agreement was fair, from a financial point of view, to our stockholders.

The parties amended and restated the Initial Asset Purchase Agreement through the Asset Purchase Agreement and reduced the purchase price payable to Tidel by Buyer from $17.5 million to $15.5 million, less $100,000, as consideration for our potential liability in connection with ongoing litigation, and less a working capital deficit adjustment of $1,629,968, resulting in a net purchase price of $13,770,032. The Asset Purchase Agreement also provided for a cash adjustment of $2,458,718 to be paid to Sellers by Buyer at Closing. Prior to entering into the Asset Purchase Agreement, Tidel requested that Capitalink furnish a new fairness opinion to Tidel in respect of the purchase price payable to Tidel under the Asset Purchase Agreement.

Capitalink made presentations to the independent committee of our board of directors on May 24, 2006 and subsequently delivered its new written opinion to the independent committee of our board of directors, which stated that, as of May 24, 2006, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the purchase price under the Asset Purchase Agreement to be received by the Company pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to the Company’s unaffiliated stockholders. The amount of the purchase price payable under the Asset Purchase Agreement was determined pursuant to negotiations between us and Buyer and not pursuant to recommendations of Capitalink. The full text of the written opinion of Capitalink is attached as Annex B and is incorporated by reference into this proxy statement.

You are urged to read the Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion. The summary of the Capitalink opinion set forth in this proxy statement is qualified by reference to the full text of the opinion.

The Capitalink opinion is not intended to be and does not constitute a recommendation to you as to how you should vote or proceed with respect to the Asset Sale.

Capitalink was not requested to opine as to, and the opinion does not in any manner address, the relative merits of the Asset Sale as compared to any alternative business strategy that might exist for us, our underlying business decision to proceed with or effect the Asset Sale, and other alternatives to the Asset Sale that might exist for us.

In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Capitalink:

•	Reviewed the Asset Purchase Agreement.

•
Reviewed publicly available financial information and other data with respect to Tidel, including the Annual Report on Form 10-K (and amendments thereto) for the year ended September 30, 2005, the Quarterly Report on Form 10-Q for the three months ended March 31, 2006, and the Current Reports on Form 8-K filed  on January 19, 2006 (as amended on January 31, 2006) and on March 7, 2006.

•	Reviewed non-public information and other data with respect to Tidel and the Cash Security Business, including various internal financial management reports.

•	Reviewed the range of the purchase price payable under the Asset Sale.

•	Considered the historical financial results and present financial condition of the Cash Security business.

•	Reviewed and analyzed the Cash Security business’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to the Cash Security business.

•
Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of the Cash Security business.

•	Reviewed the Cash Security business’s projected future cash flows and prepared a leveraged buyout analysis.

•	Reviewed an analysis prepared by Stifel regarding the marketing of the Cash Security business for sale, including bids received.

Capitalink also performed such other analyses and examinations as it deemed appropriate and held discussions with Tidel management in relation to certain financial and operating information furnished to Capitalink, including financial analyses with respect to their respective business and operations.

In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information. Further, Capitalink relied upon the assurances of Tidel management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Capitalink assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. Capitalink did not make a physical inspection of the properties and facilities of Tidel and did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of Tidel or the Cash Security business. In addition, Capitalink did not attempt to confirm whether Tidel or the Cash Security business had good title to their respective assets. Capitalink assumed that the Asset Sale will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. Capitalink assumes that the Asset Sale will be consummated substantially in accordance with the terms set forth in the Asset Purchase Agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to the unaffiliated stockholders.

Capitalink’s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 24, 2006. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

In connection with rendering its opinion, Capitalink performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Capitalink was carried out to provide a different perspective on the Asset Sale, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the purchase price payable under the Asset Sale to unaffiliated stockholders. Further, the summary of Capitalink’s analyses described below is not a complete description of the analyses underlying Capitalink’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factor that it considered. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of the value of Cash Security business’s assets. The estimates contained in Capitalink’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Capitalink’s analyses and estimates are inherently subject to substantial uncertainty. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

The analyses performed were prepared solely as part of Capitalink’s analysis of the fairness, from a financial point of view, of the purchase price payable under the Asset Sale to the unaffiliated stockholders, and were provided to our board of directors in connection with the delivery of Capitalink’s opinion. The opinion of Capitalink was just one of the many factors taken into account by our board of directors in making its determination to approve the Asset Sale, including those described elsewhere in this proxy statement.

Cash Security Business Financial Review

Capitalink undertook a review of the Cash Security business’s historical financial data in order to understand and interpret its operating and financial performance and strength. As part of this analysis, the Cash Security business’s revenue and earnings are adjusted to remove any unusual or extraordinary sources of revenue and expenses. The adjustments provide a more accurate portrayal of the Cash Security business’s underlying operating earnings and financial performance. Capitalink noted the following:
•
Net revenue has increased significantly over the review period from approximately $7.7 million in fiscal year 2002 to approximately $19.4 million in fiscal year 2005 representing a compound annual growth rate of 35.9%. This increase in revenue is attributed to the increase in the number of Sentinel units sold, particularly in fiscal year 2005 when an estimated 1,867 units were sold, compared with 240 in fiscal year 2003 and 191 in fiscal year 2004.

•
Gross profit increased from approximately $3.0 million in fiscal year 2002 to approximately $6.0 million in fiscal year 2005. Normalized earnings before interest, taxes, depreciation and amortization, or EBITDA, also increased over the review period in line with revenues and gross margin from approximately $0.5 million in fiscal year 2002 to approximately $1.5 million in fiscal year 2005.

•
However, revenue and EBITDA have decreased approximately $3.5 million and approximately 2.6 million, or 18.2% and 62.3% respectively, from fiscal year 2005 to the last twelve month period ended March 31, 2006.

•
This decrease in revenue and EBITDA is mainly attributed to ownership and organization changes at a major customer who lowered their Sentinel product line budget from 1,500 to 1,200 units for fiscal year 2006. In addition, sales of the legacy Cash Controllers for the first six months of fiscal year 2006 were approximately 20% below the corresponding period in 2005 and 20% below budget.

Valuation Overview

Based upon a review of the historical financial data and certain other qualitative data for the Cash Security business, Capitalink utilized several valuation methodologies to determine a range of values for the Cash Security business. Capitalink utilized the discounted cash flow, the comparable company, the comparable transaction and leveraged buyout analyses (all of which are discussed in more detail hereinafter) to derive an indicated equity value for the Cash Security business.

Capitalink weighted the four approaches equally and then deducted the $0.1 million adjustment for litigation to arrive at an indicated equity value range of approximately $13.1 million and approximately $16.1 million.

Capitalink noted that the Asset Sale purchase price of approximately $16.2 million (including the closing cash adjustment) was greater than the Cash Security business’ indicated equity value range.

Cash Security Business Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

Capitalink utilized the forecasts provided by Tidel management, which project a gradual increase in revenues from fiscal year 2005 to fiscal year 2008 from approximately $19.4 million to $27.8 million, respectively. This assumes that the decline in revenue during the last twelve month period ended March 31, 2006 and the forecasted fiscal year 2006 revenue decline of 13.2% will be offset by significant revenue increases in fiscal year 2007 and fiscal year 2008.

The forecasts also project an improvement in EBITDA from fiscal year 2005 to fiscal year 2008 from approximately $4.1 million to approximately $4.3 million, respectively. This represents a decrease in the Company’s EBITDA margin from 21.2% to 15.6% but an increase from the 9.7% EBITDA margin in the last twelve month period ended March 31, 2006.

In order to arrive at a present value, Capitalink utilized discount rates ranging from 26.0% to 28.0%. This was based on an estimated weighted average cost of capital of 27.4% (based on the Company’s estimated weighted average cost of debt of 10.0% and 30.1% estimated cost of equity). The cost of equity was derived utilizing the Ibbotson build-up method based upon the following rates and premiums: 5.4% riskless rate; 6.3% equity risk premium; 4.8% industry risk premium; 9.8% size premium, and; company specific risk factor of 4.0%, which takes into account the Cash Security business’s limited history of operating profits, significant customer and product concentration and risks related to a major contract.

Capitalink presented a range of terminal values at the end of the forecast period by applying a range of terminal exit multiples based on revenue and EBITDA as well as long term perpetual growth rates. Capitalink selected appropriate terminal exit multiples by examining the multiples indicated by the comparable companies and comparable transaction analyses.

Utilizing terminal revenue multiples of between 0.80 times and 1.00 times, terminal EBITDA multiples of between 5.5 times and 6.5 times and long term perpetual growth rates of between 3.5% and 5.5%, Capitalink calculated a range of indicated enterprise values by weighting the above indications equally.

Capitalink added net cash of approximately $1.4 million (which includes cash balances less vehicle leases) to derive an indicated equity value range of approximately $15.1 million to approximately $18.1 million.

Cash Security Business comparable company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to the Cash Security business with respect to business and revenue model, operating sector, size and target customer base.

Due to the difficulty of finding publicly listed companies that matched the operating characteristics of the Cash Security business, Capitalink broadened its search to include companies that manufacture and market safe and vault systems, ATM and POS related products (primarily to grocery and chain stores), and other specialized electronic cash related products, or the comparable companies. Based upon these criteria and for the purposes of its analyses and for the purposes of its analysis, Capitalink included Diebold, Inc., Wincor Nixdorf AG, Coinstar, Inc., Lipman Electronics, TRM Corp., CashGuard, AB, and Global Payment Technologies, Inc. as the comparable companies.

All of the comparable companies are classified under the SIC code 3578 (Calculating and Accounting Machines, Except Computers). Capitalink also noted that most of the comparable companies manufacture and sell a number of different products and offer various other related services to their customers. In comparison, the Cash Security business sells two primary products, of which the Sentinel product made up over 70% of total sales. In addition, customer concentration is very high with one contract generating approximately 80% of total Sentinel sales.

All of the comparable companies are larger than the Cash Security business, with last twelve month revenue ranging from approximately $22.0 million to approximately $2.7 billion, compared with approximately $15.9 million for the Cash Security business.

From an EBITDA basis, the Cash Security business is more profitable than most of the comparable companies, with last twelve month EBITDA margins ranging from approximately (22.5%) to approximately 21.4%, compared with approximately 9.7% for the Cash Security business. Capitalink noted that the EBITDA margins for the comparable companies are generally lower than the Cash Security business partly because the Cash Security business’s expenses do not include public company costs. Although, the Company is a public entity it does not allocate corporate overhead, including public company costs to its operating divisions, including the Cash Security business.

Capitalink also noted that with the exception of CashGuard AB, all of the comparable companies have had at least three years of positive profitability. In comparison, fiscal year 2005 is the first year that the Cash Security business has become profitable.

Multiples utilizing market value and enterprise value were used in the analyses. For comparison purposes, all operating profits including EBITDA were normalized to exclude unusual and extraordinary expenses and income.

Capitalink noted the following with respect to the multiples generated:
•	The enterprise value to last twelve month revenue multiple ranged from 0.46 times to 3.71 times, with a mean of 1.88 times.

•	The enterprise value to calendar year 2006 revenue multiple ranged from 1.22 times to 2.36 times, with a mean of 1.58 times.

•	The enterprise value to last twelve month EBITDA multiple ranged from 7.7 times to 14.9 times, with a mean of 12.0 times.

•	The enterprise value to calendar year 2006 EBITDA multiple ranged from 7.0 times to 11.4 times, with a mean of 10.2 times.

•	The enterprise value to calendar year 2007 EBITDA multiple ranged from 6.0 times to 11.3 times, with a mean of 9.1 times.

•	The enterprise value to mean fiscal year 2004 and fiscal year 2005 EBITDA multiple ranged from 7.8 times to 13.4 times, with a mean of 11.9 times.

Capitalink selected an appropriate multiple range for the Cash Security business by examining the range indicated by the comparable companies and then applied this multiple range to the Cash Security business’s ranges of last twelve month 2005 revenue, calendar year 2006 revenue, last twelve month 2005 EBITDA, calendar year 2006 EBITDA, and mean EBITDA.

Capitalink noted that the financials used in calculating the multiples of the comparable companies include public company costs. Therefore, the calculated comparable company multiples would be higher than appropriate for the Cash Security business, whose financials do not include public company costs.

Capitalink expects the Cash Security business’s valuation multiples to be significantly below the mean of the comparable companies due a number of factors:
•	The Cash Security business has little operating profit history.

•	Current and future EBITDA is heavily dependent on one product line.

•	Current and future EBITDA is heavily dependent on one customer.

•	The product sold by the Cash Security business is highly specialized.

•	Lack of public company costs, as noted above.

Based on the above factors, the multiple ranges selected for the Company were as follows:
•	Between 0.80 and 1.0 times last twelve month 2006 revenue.

•	Between 0.65 and 0.85 times calendar year 2006 revenue.

•	Between 6.0 and 8.0 times mean EBITDA (fiscal year 2004-fiscal year 2005).

•	Between 6.0 and 8.0 times last twelve months 2006 EBITDA.

•	Between 5.0 and 7.0 times calendar year 2006 EBITDA.

•	Between 4.0 and 6.0 times calendar year 2007 EBITDA

Applying these multiple ranges to latest twelve month revenue, calendar year 2006 projected revenue, fiscal years 2004 and 2005 average EBITDA, latest twelve month EBITDA and calendar year 2006 projected EBITDA of approximately $19.4 million, approximately $21.7 million, approximately $1.7 million, approximately $4.1 million and approximately $5.0 million, respectively, Capitalink calculated a series of enterprise values for the Cash Security business.

Capitalink added net cash of approximately $1.4 million (which includes cash balances less vehicle leases) and derived an indicated equity value range of approximately $13.7 million to approximately $18.1 million.

None of the comparable companies have characteristics identical to the Cash Security business. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Cash Security Business Comparable Asset Sale Analysis

A comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to the Cash Security business. The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

Capitalink located seven transactions announced since September 2003 involving target companies involved in the manufacture and sale of electronics safes and vaults, POS and ATM systems and other specialized electronic cash equipment, or the comparable asset sales, and for which detailed financial information was available. Based upon these criteria and for purposes of its analysis, Capitalink utilized the following comparable asset sales:

Target	Acquiror
Lipman Electronics Engineering, Inc.	Verifone Holdings, Inc.
Cash Systems, Inc.	Institutional Investors
ATM Network Services	Global Access Corp.
Global Cash Access Holdings, Inc.	Summit Partners, Tudor Ventures
Frisco Bay Industries Ltd.	Stanley Works
Financial Technologies	NetBank, Inc.
Kyrus Corporation	Agilysys, Inc.

Based on the information disclosed with respect to the targets in the each of the comparable asset sales, Capitalink calculated and compared the enterprise values as a multiple of last twelve month revenue and last twelve month EBITDA.

Capitalink noted the following with respect to the multiples generated:
•	The enterprise value to last twelve month revenue multiple ranged from 0.24 times to 2.15 times, with a mean of 1.05 times.

•	The enterprise value to last twelve month EBITDA multiple ranged from 3.5 times to 10.7 times, with a mean of 8.4 times.

Capitalink expects the Cash Security business’s valuation multiples to be significantly below the mean of the comparable asset sales due a number of factors:

•	The Cash Security business has little operating profit history.

•	Current and future EBITDA is heavily dependent on one product line.

•	Current and future EBITDA is heavily dependent on one customer.

•	The product sold by the Cash Security business is highly specialized.

Capitalink determined a range of indicated enterprise values for the Cash Security business by selecting a range of valuation multiples based on the comparable asset sales, and then applied them to the Cash Security business’s last twelve month revenue and last twelve month EBITDA.

Taking into account such factors, Capitalink selected a multiple range for the Cash Security business’s last twelve month revenue of between 0.80 and 1.0 times, and last twelve month EBITDA of between 7.0 and 9.0 times. Applying these multiple ranges to latest twelve month revenue and EBITDA of approximately $19.4 million and approximately $4.1 million, respectively, Capitalink calculated a series of enterprise values for the Cash Security business.

Capitalink added net cash of approximately $1.4 million (which includes cash balances less vehicle leases) and derived an indicated equity value range of approximately $13.2 million to approximately $16.3 million.

None of the target companies in the comparable asset sales have characteristics identical to the Cash Security business. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable asset sales and other factors that could affect the respective acquisition values.

Cash Security Business Leveraged Buyout Analysis

A leveraged buyout analysis examines the free cash flows of the Cash Security business, and determines the price a leveraged buyout firm might theoretically be willing to pay in a leveraged buyout transaction in order to generate acceptable internal rates of return.

The leveraged buyout analysis assumes the leveraged buyout firm would be able to realize a return on its investment in the Cash Security business through a sale or public offering of the Cash Security business at the end of fiscal year 2010.

Capitalink utilized projections provided by Tidel management from fiscal year 2006 to fiscal year 2007, and assumed 10% revenue growth in each of fiscal year 2008, fiscal year 2009 and fiscal year 2010.

The key assumptions utilized in this analysis are as follows:
•	The leveraged buyout firm target return is expected to be between 30.0% and 35.0%.

•	The Cash Security business is sold at the end of fiscal 2010 at an EBITDA multiple of 5.5 times to 6.5 times a projected fiscal 2010 EBITDA of approximately $4.4 million.

•	Total debt of approximately $7.5 million is used to leverage the investment.

Based on the leveraged buyout analysis, Capitalink determined an implied indicated equity value range for the Cash Security business of between approximately $10.6 million and $12.1 million.

Based on the information and analyses set forth above, Capitalink delivered its written opinion to the independent committee of our board of directors, which stated that, as of May 24, 2006, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the purchase price payable under the Asset Sale is fair, from a financial point of view, to the unaffiliated stockholders. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. We determined to use the services of Capitalink because it is a recognized investment banking firm that has substantial experience in similar matters. Capitalink does not beneficially own any interest in Tidel or Engineering and has not provided either company with any other services. In addition, Capitalink has had no prior relationships with Messrs. Levenick, Landry or Galgano or with Laurus.

Capitalink received a fee of $75,000 from the Company and reimbursement by the Company for expenses upon the delivery of its fairness opinion dated December 30, 2005 and has received an additional fee of $37,500 in respect to delivery of its fairness opinion dated May 24, 2006. The terms of the fee arrangements with Capitalink, which Tidel and Capitalink believe are customary in transactions of this nature, were negotiated at arms’ length between the independent committee and Capitalink.

Purpose of the Asset Sale

The purpose of the Asset Sale for Tidel is to enable it to immediately realize the value of its remaining business. In this respect, the independent committee and the board of directors believe that the Asset Sale is more favorable to the Company’s stockholders than any other alternative reasonably available because of the uncertain returns to such stockholders in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, and general industry, economic and market conditions, both on a historical and on a prospective basis. The independent committee and the board of directors believe this even though Laurus will receive $8,508,963 upon the closing of the Asset Sale pursuant to the terms of the 2006 Laurus Agreement (in full satisfaction of all amounts payable to Laurus, including under the 2004 Laurus Fee Agreement and which includes the fee payable to Laurus in respect of the sale of our ATM business division on January 3, 2006). In addition, following the Asset Sale we are required to pay Laurus an aggregate sum between approximately $3.9 million and $6.5 million, or a per share price not less than $.20 per share nor greater than $.34, upon the redemption under the stock redemption agreement of all 19,251,000 shares held by Laurus. Following this redemption, Laurus will own no Tidel shares and all remaining stockholders will own a proportionally larger percentage of Tidel. We estimate that the net Asset Sale proceeds accruing to Tidel will be approximately $5,100,000. The independent committee and the board of directors are aware of the valuations that Capitalink has placed upon the Cash Security business and consider and, in their respective business judgments, believe, that the net purchase price of $13,770,032 under the Asset Purchase Agreement following adjustments for ongoing litigation and working capital and subject to a cash adjustment, represents a fair value for the Cash Security business in light of the prospects for the Cash Security business and its expected financial performance.

In particular, the independent committee and the board of directors believe that we face several challenges in our efforts to increase stockholder value, including competition from companies with substantially greater scale. For these reasons, and the other reasons discussed under “The Asset Sale -- Reasons for the Asset Sale,” the independent committee and the board of directors each have determined that the Asset Purchase Agreement, the Asset Sale and related transactions are advisable and are fair to and in the best interests of the Company and its unaffiliated stockholders.

Financing

Fees and Expenses of the Asset Sale

The Company estimates that the total amount of funds necessary to complete the Asset Sale and the related transactions is anticipated to be approximately $______ million which includes:

•
$8,508,963 sale fee to be paid to Laurus pursuant to the 2006 Laurus Agreement in the event the Asset Sale occurs, in full satisfaction of all amounts payable to Laurus (including fees payable under the 2004 Laurus Fee Agreement in respect of the sale of our ATM business division and the Asset Sale);

•	$470,000 in aggregate amount to be paid as termination payments to four officers of Sellers upon the closing of the Asset Sale;

•	$____ million to pay related fees and expenses of the Company in connection with the Asset Sale and related transactions.

The expenses estimated to be incurred in connection with the Asset Sale are as follows:
•	Accounting fees and expenses;

•	Advisory fees and expenses;

•	Legal fees and expenses;

•	Printing, solicitation and mailing costs;

•	SEC filing fee; and

•	Miscellaneous expenses.

In addition, upon the closing of the Asset Sale an estimated aggregate redemption amount between $3.9 million and $6.5 million shall be paid to Laurus to redeem all 19,251,000 shares of our common stock that it holds. Following this redemption, Laurus will hold no shares of our common stock and all remaining stockholders will own a proportionally larger percentage of Tidel.

No fees are currently planned to be paid to our independent committee, although the stock redemption agreement does permit up to $400,000 to be paid to the members of our independent committee in respect of their extraordinary services to the Company.

If the Asset Sale is consummated, these payments are expected to be funded by available cash of the Company.

If the Asset Sale is not consummated, the exercise and conversion agreement requires us to redeem 18,000,000 shares of our common stock held by Laurus for a conversion price of $.30 per share, or $5.4 million in the aggregate. In addition, if the Asset Sale is not consummated under certain circumstances described under “The Asset Purchase Agreement -- Buyer Fee,” we may be obligated to pay Buyer $400,000.

Buyer Financing

The Buyer has informed us that it and Laurus have entered into a non-binding proposal letter pursuant to which Laurus may provide acquisition financing to Buyer in respect of the Asset Sale. Under this proposal letter, Laurus proposes to provide a loan of up to $20 million to the Buyer Affiliate, to be used to complete the Asset Sale, pay closing costs in connection with the Asset Sale, complete a reverse merger with a shell public company or an initial public offering and for use as general working capital. The loan would be evidenced by a secured convertible promissory note, or the Buyer Note, issued by the Buyer Affiliate to Laurus, with an interest rate equal to the prime rate plus 2.0% up to a maximum rate of 10%, or the maximum rate, and a maturity of 37 months from issuance. During the first 13 months of the loan, the maximum interest rate payable is 8%, with up to an additional 2% of the Maximum Rate being deferred. The Buyer Note would be convertible by Laurus into equity of the Buyer Affiliate as follows:

-	$5,000,000 convertible at a $20,000,000 valuation of the Buyer Affiliate;
-	$5,000,000 convertible at a $25,000,000 valuation of the Buyer Affiliate; and
-	$10,000,000 convertible at a $150,000,000 valuation of the Buyer’s Affiliate.

The Buyer Affiliate would be entitled to redeem outstanding amounts under the Buyer Note at a rate of 110% of such amounts prior to the second anniversary of its issuance and thereafter at a rate of 100% of such amounts. Amounts due under the Buyer Note would be secured by a first lien on all of the assets of Buyer and a pledge of equity securities held by affiliates of Buyer, provided that the pledge of equity securities would be released when the principal amount of the Buyer Note is reduced to $10,000,000 or less.

The principals of Buyer would be required to provide personal guarantees of the Buyer Note for up to $1,000,000; provided that the personal guarantees would be released when the principal amount of the Buyer Note is reduced to $10,000,000 or less. The Buyer Affiliate would be permitted to sell up to $1,000,000 in value of its equity securities, with any such sales reducing the amount of the personal guarantees on a dollar for dollar basis. In addition, the Buyer Affiliate would be required to complete a reverse merger into a public shell company or an initial public offering of its common stock within six months of the closing of the loan.

In connection with the loan, the Buyer Affiliate would also grant Laurus an option to purchase a number of shares of common stock of the Buyer Affiliate equal to 40.0% of the Buyer Affiliate’s outstanding common stock on a fully diluted basis excluding any conversion of the Buyer Note and options issued under any employee stock option plan. The Buyer Affiliate shall not issue any options to the principals of Buyer under any employee stock option plan.

At the closing the loan, Buyer has agreed to make a $700,000 servicing payment to an affiliate of Laurus. In addition, Buyer will make due diligence and documentation expense payments totaling $60,000 to a Laurus affiliate and has also agreed to pay the fees of outside counsel retained by Laurus in connection with these transactions.

In addition, the Buyer Affiliate has entered into a non-binding proposal letter pursuant to which Laurus would provide to the Buyer Affiliate and its subsidiaries a revolving credit facility for up to $2,000,000, or the credit facility. The available amount under the credit facility will be based upon accounts receivable at an advance rate equal to 90% of eligible accounts receivable, 50% of eligible inventory capped at 500,000 and 50% of eligible purchase orders capped at $500,000. Amounts outstanding from time to time under the credit facility would incur interest at a rate equal to the prime rate plus 1.0%, with a minimum rate of 8% and a maximum rate of 10%, and a maturity of three years from the closing of the credit facility. If the credit facility is terminated prior to maturity, the Buyer Affiliate would be required to pay Laurus a termination fee of $100,000 if termination occurs prior to the first anniversary of the closing of the credit facility, $80,000 if termination occurs subsequent to the first anniversary and prior to the second anniversary of the closing of the credit facility and $60,000 if termination occurs subsequent the second anniversary and prior to maturity. Amounts due under the credit facility would be secured by a first lien on all of the assets of the Buyer Affiliate and its subsidiaries. In addition, the Buyer Affiliate would be required to set up a lock box arrangement in favor of Laurus.

In connection with the credit facility, the Buyer Affiliate would also issue to Laurus warrants to purchase a number of shares of common stock of the Buyer Affiliate with an aggregate fair market value of $700,000 as of the time of the closing of the credit facility and such warrants would be exercisable at a price equal to the lesser of (i) 115% of the fair market value of a share of common stock of the Buyer Affiliate as of the completion of a reverse merger into a public company, and (ii) the price per share of common stock of the Buyer Affiliate which results in a $45,000,000 aggregate valuation of the outstanding common stock of the Buyer Affiliate. The Buyer Affiliate would be required to file a registration statement with the Securities and Exchange Commission to register the shares of common stock of the Buyer Affiliate underlying the warrants issued to Laurus.

At the closing of the credit facility, the Buyer Affiliate would pay to an affiliate of Laurus a fee equal to $70,000. In addition, Buyer will pay Laurus a due diligence fee of $15,000 and a structuring and legal fee in the amount of $10,000 plus the cost of outside counsel retained by Laurus. In addition, the Buyer affiliate will reimburse Laurus for all reasonable fees and expenses incurred by such outside counsel.

Laurus would agree with Buyer to not engage in short sales of the common stock of the Buyer Affiliate.

The final terms and conditions of the loan and the credit facility would be subject to negotiations between Laurus, Buyer and the Buyer Affiliate and the execution and delivery of definitive agreements.

The foregoing description of the loan and the credit facility to be provided by Laurus to the Buyer Affiliate has been provided to us by Buyer.

Termination Payments

We have agreed to make payments of $470,000 in the aggregate to four of our officers and employees, Mark K. Levenick, M. Flynt Moreland, Troy D. Richard and Robert M. Gutierrez, in connection with the termination of their employment with the Sellers and upon the closing of the Asset Sale.

Indemnification and Insurance

The Asset Purchase Agreement provides that all rights to indemnification or exculpation existing in favor of the employees, agents, directors or officers of Tidel and its subsidiaries in effect on the date of the Asset Purchase Agreement will continue in full force and effect for a period of six years after the Asset Sale; and that Tidel, for a period of six years after the Asset Sale, will maintain directors’ and officers’ and fiduciaries’ liability insurance covering the officers and directors of Tidel and its subsidiaries as of the date of the Asset Purchase Agreement on comparable terms and coverage as is in effect for the officers and directors of Tidel and its subsidiaries on the date of the Asset Sale and if Tidel is dissolved prior to the termination of this six year period, Tidel shall first extend to and pay Tidel’s directors’ and officers’ and fiduciaries’ liability insurance policy on commercially reasonable terms for all directors and officers of Tidel as of the date of the Asset Purchase Agreement.

Material United States Federal Income Tax Consequences

The proposed Asset Sale will be a transaction taxable to Tidel for United States consolidated federal income tax purposes. Tidel will recognize taxable income equal to the amount realized on the sale in excess of Tidel’s tax basis in the assets sold. The amount realized on the sale will consist of the cash received in exchange for the assets sold, plus the amount of liabilities assumed by Buyer.

Although the Asset Sale will result in a taxable gain to Tidel, we expect the majority of the taxable gain will be offset to the extent of net operating losses. The taxable gain will differ from the gain to be reported in the Tidel financial statements due to temporary tax differences and certain other differences between the tax laws and generally accepted accounting principles.

While Tidel believes that it will be able to apply the tax net operating loss carry forwards without limitation against the taxable gain from the sale of the assets, the availability and amount of net operating loss carryforwards may be subject to audit and adjustment by the Internal Revenue Service. In the event the Internal Revenue Service adjusts the net operating loss carryforwards, Tidel may incur an increased tax liability on a consolidated basis on the sale of the assets.

Tidel stockholders will experience no federal income tax consequences as a result of the consummation of the proposed sale of the assets by Tidel to Buyer pursuant to the Asset Purchase Agreement.

Regulatory Approvals

The Company is not aware of any regulatory requirements or governmental approvals or actions that may be required to consummate the Asset Sale, except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this proxy statement and the Delaware General Corporation Law in connection with the Asset Sale.

THE ASSET PURCHASE AGREEMENT

The following summarizes material provisions of the Asset Purchase Agreement, a copy of which is attached to this proxy statement as Annex A. We encourage you to read carefully the Asset Purchase Agreement in its entirety because the rights and obligations of the parties are governed by the express terms of the Asset Purchase Agreement and not by this summary or any other information contained in this proxy statement.

The description of the Asset Purchase Agreement in this proxy statement has been included to provide you with information regarding its terms. The Asset Purchase Agreement contains representations and warranties made by and to the Company, Engineering and Buyer as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, including qualifications set forth on the disclosure schedules to the Asset Purchase Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Closing

Closing under the Asset Purchase Agreement will occur on the business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated thereby, including the approval and adoption of the Asset Sale by the holders of a majority of the Company’s common stock outstanding on the record date.

Representations and Warranties

The Sellers make various representations and warranties in the Asset Purchase Agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:
•
Our filings for recent periods with the Securities and Exchange Commission under the Securities Exchange Act of 1934 will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

•	Our financial statements, including the accuracy thereof;

•
The absence of any material adverse change since June 30, 2005, including, without limiting the scope of this representation, our entry into agreements or the occurrence of specified events either involving more than $10,000 or outside our ordinary course of business;

•	The absence of undisclosed liabilities relating to our Cash Security business;

•	Our compliance in all material respects with all applicable laws;

•	Taxes, including as to our proper, accurate and timely filing and payment of taxes;

•
Leased realty, including that we are in compliance under our leases of realty, including as a result of the Asset Sale, and that we have not transferred interests in our leased realty to other persons and that our leased realty is in good condition and repair;

•	Real property use in connection with the Cash Security business, including that we hold all material permits that are appropriate for us to use our leased realty;

•
Intellectual property, including that we have the right to use all intellectual property desirable for the operation of our Cash Security business as presently conducted or as presently proposed to be conducted, that we have not infringed on the intellectual property rights of third parties;

•
Tangible assets, including that all tangible assets necessary for the operation of our Cash Security business have been maintained in accordance with normal industry practice and are in good operating condition and repair;

•
Inventory, including that all of our inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of it is slow-moving, obsolete, damaged, or defective subject to the reserve for inventory writedown on our June 30, 2005 balance sheet;

•
Contracts, including that all our material contracts, generally speaking our contracts involving amounts in excess of $10,000, are, and following the Asset Sale, will continue to be, legal, valid, binding, enforceable, and in full force and effect; and are freely assignable to Buyer;

•	Insurance, including that we have in full force and effect insurance policies insuring the properties and assets of our Cash Security business;

•	Litigation, including as to the absence of any litigation affecting our Cash Security business that would reasonably be expected to result in any material adverse change;

•
Product warranties and product liabilities, including that each product manufactured, sold, leased, or delivered by our Cash Security business has been in conformity with all product warranties and there is no liability or basis for future liability for damages to third parties for such products;

•
Employee matters including, that no employee of the Cash Security business is party to any agreement with third parties that would limit the performance of such employees’ duties with the Sellers and that there are no labor disputes occurring or to Sellers’ knowledge, threatened;

•
Employee benefit plans, including that each such plan has been maintained, funded and administered in accordance with the terms of such plan, and that there have been no prohibited transactions with respect to such plan and that Buyer will have no liability with respect to such plan;

•
Environmental, health, and safety requirements, including that each of Sellers, and their respective predecessors and affiliates has complied and is in material compliance with all environmental, health, and safety requirements; and

•
Customers and suppliers, including that no customer of, or material supplier to, the Cash Security business has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to the Cash Security business.

For the purposes of the Asset Purchase Agreement, a “material adverse effect” or “material adverse change” with respect to us means any effect or change that would be (or could be reasonably expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Sellers or our Cash Security business (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change); provided however, that that the financial condition, operating results or business prospects of Sellers or the Cash Security business of which Buyer has knowledge as of the date of the Asset Purchase Agreement shall not be deemed to be a “material adverse effect” or “material adverse change.”

You should be aware that these representations and warranties are made by Sellers to Buyer, may be subject to important limitations and qualifications set forth in the Asset Purchase Agreement and the disclosure schedules thereto and do not purport to be accurate as of the date of this proxy statement.

The Asset Purchase Agreement also contains various representations and warranties made by Buyer that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things, Buyers due organization and existence, its power and authority to enter into and perform the Asset Purchase Agreement and the transactions contemplated thereby, and that Buyer’s execution and delivery of the Asset Purchase Agreement, and that its consummation of the transactions contemplated thereby will not contravene any agreement or organizational document of Buyer:

The representations and warranties of each of the parties to the Asset Purchase Agreement will expire upon the closing of the Asset Sale.

Conduct of Our Business Pending the Asset Sale

For the period between January 12, 2006 and the completion of the Asset Sale, we have agreed:
•	not to engage in any practice, take any action, or enter into any transaction outside the ordinary course of business;

•
to keep our business and properties substantially intact, including our present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees;

•	to permit representatives of Buyer to have reasonable access to all premises, personnel, records, and contracts of Sellers; and

•
to take all actions that a reasonably prudent person would undertake with respect to litigation involving Engineering and Corporate Safe Specialists, Inc. and to diligently defend this litigation, provided, however, that any material actions with respect to this litigation will require the prior written consent of Buyer, which consent is not be unreasonably withheld.

Post Closing Covenants

Buyer and Sellers have agreed that following the closing of the Asset Sale:
•	the parties will take such further actions as the other party may reasonably request, all at the sole cost and expense of the requesting party;

•	Sellers shall not use the term“Tidel” or “Sentinel” or any derivations thereof as part of their respective names;

•	In the event a party is contesting or defending any matter arising out of the Asset Sale, the other party will cooperate with the contesting or defending party;

•	Sellers shall not do anything that would harm the business relationships between its customers, suppliers and other business associates and Buyer after closing the Asset Sale;

•
For a period of five years from and after the Asset Sale, Sellers shall not compete in any business that the Company’s Cash Security business conducts as of the closing of the Asset Sale and shall not solicit any employee of Buyer to leave the employment of Buyer or solicit any customer or potential customer of Buyer to cease or reduce its business with Buyer;

•
Buyer shall undertake and have the sole right to direct on behalf of itself and Sellers, the defense of ongoing litigation involving Engineering with counsel of its choice, provided that in the event Sellers shall incur any adverse consequences in connection with the litigation subsequent to the Asset Sale, then Buyer shall indemnify Sellers from and against the entirety of any such adverse consequences to the extent they are incurred as a result of the breach of the Asset Purchase Agreement or the negligent action or inaction of Sellers;

•
All rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of Tidel and its subsidiaries in effect on the date of the Asset Purchase Agreement will continue in full force and effect for a period of six years after the Asset Sale; and

•
Tidel, for a period of six years after the Asset Sale, will maintain directors’ and officers’ and fiduciaries’ liability insurance covering the officers and directors of Tidel and its subsidiaries as of the date of the Asset Purchase Agreement on comparable terms and coverage as is in effect for the officers and directors of Tidel and its subsidiaries on the date of the Asset Sale and if Tidel is dissolved prior to the termination of this six year period, Tidel shall first have extended and paid Tidel’s directors’ and officers’ and fiduciaries’ liability insurance policy on commercially reasonable terms for all directors and officers of Tidel as of the date of the Asset Purchase Agreement.

Exclusivity; No Solicitation of Transactions

Sellers have agreed that neither they nor any of their representatives shall solicit or facilitate any acquisition proposal relating to the Cash Security business, or afford access to the business, properties, assets, books or records of Sellers or cooperate in any way with any third party that is seeking to make an acquisition proposal relating to the Cash Security business. Sellers have also agreed to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third party conducted prior to the date of the Asset Purchase Agreement.

For purposes of the Asset Purchase Agreement, an “acquisition proposal” includes any transaction other than the conversion of Seller’s debt by Laurus, any offer, tender offer, proposal or inquiry relating to, or any third party indication of interest in, any acquisition of any Seller’s assets or over five percent of any class of equity or voting securities of Sellers or their subsidiaries, or a merger, business combination or other similar transaction involving Sellers or any their subsidiaries, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Asset Sale.

Notwithstanding the agreement granting Buyer exclusive rights to consummate the purchase of the Cash Security business, provided Sellers are in compliance with the exclusivity agreement with Buyer, the Asset Purchase Agreement allows the Company’s board of directors to engage in discussions with, and provide non public information to, a third party that has made a superior proposal concerning the Cash Security business, so long as Buyer is also furnished with such nonpublic information. Following receipt of such a superior proposal, the Company’s board of directors may fail to make, withdraw or modify in a manner adverse to Buyer its recommendation to its stockholders to support the Asset Sale, and may submit such superior proposal to a vote of its stockholders if a majority of its non-affiliated directors determine in good faith, after considering written advice of outside legal counsel and the financial advisor to the Company’s board of directors that the board must take such action to comply with its fiduciary duties under applicable law. In addition, the Company must keep Buyer informed on a current basis as to the status of any superior proposal and notify Buyer promptly, but in no event later than 24 hours, after receipt by Buyer of any acquisition proposal.

In the event the Company receives a superior proposal, the Company and its board of directors may not negotiate in respect of such superior proposal and do the other things described in the preceding paragraph until the Company has negotiated in good faith with Buyer with respect to the terms of the transactions contemplated by the Asset Purchase Agreement for a period of 10 business days from the date Buyer receives written notice of all material terms and conditions of the Superior Proposal (including any documents related thereto). In the event the Company subsequently receives any amendments or changes to such Superior Proposal, the Company and its board of directors shall not take any of the actions described in the preceding paragraph until the Company has negotiated in good faith with Buyer with respect to the terms of the transactions contemplated by the Asset Purchase Agreement for a period of 10 business days from the date Buyer receives written notice of all material terms and conditions of such original superior proposal, as amended or changed (including any documents related thereto) and such written notice shall specify if the Company and its board of directors intend to take any actions described in the preceding paragraph.

For purposes of the Asset Purchase Agreement, a “superior proposal” means any bona fide, unsolicited written acquisition proposal on terms that a majority of the Company’s non-affiliated directors determine in good faith are more favorable and provide greater value to all of the Company’s stockholders than as provided under the Asset Purchase Agreement and which is reasonably likely to be consummated on such terms and for which financing, to the extent required, is then fully committed

Special Meeting

Under the Asset Purchase Agreement, the Company has agreed:
•
to duly call, give notice of, convene and hold a meeting of our stockholders as soon as reasonably practicable for the purpose of voting on the approval and adoption of the Asset Purchase Agreement and transactions contemplated under it, including the Amendment;

•
to promptly prepare and file with the SEC, use its commercially reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, a proxy statement and all other proxy materials for such meeting;

•	to use its commercially reasonable best efforts to obtain the necessary approvals by its stockholders of the Asset Purchase Agreement and the transactions contemplated thereby and the Amendment; and

•	to hire MacKenzie Partners, Inc., or another proxy solicitor of equivalent stature, to assist the Company in the solicitation of votes and proxies for the stockholder meeting.

Laurus has entered into and the Company’s executive officers and directors has entered into voting agreements with Buyer under which Laurus and the Company’s executive officers and directors have agreed to vote the shares of Company common stock that such person’s own and control in favor of the Asset Purchase Agreement and the Amendment at the meeting of the Company’s stockholders called to approve and adopt the Asset Purchase Agreement.

Conditions to Obligations of Buyer

The obligations of Buyer to effect the Asset Sale are subject to the satisfaction of the following conditions:
•	the representations and warranties of Sellers in the Asset Purchase Agreement shall be true and correct in all material respects;

•	Sellers shall have performed and complied with all of the covenants in the Asset Purchase Agreement in all material respects;

•	Sellers shall have procured all of the third-party consents required to be obtained in connection with the Asset Sale;

•	no action, suit, or proceeding shall be pending or threatened in respect of the Asset Sale;

•	no material adverse effect shall have occurred;

•	there shall not have been an adverse change or impact with respect to Sellers or Buyer in connection with ongoing litigation;

•	stockholders holding at least a majority of our common stock outstanding at the close of business on the record date shall have approved the Asset Purchase Agreement and the Amendment;

•	Sellers shall have delivered the assets to be acquired by Buyer under the Asset Sale, free of all liens and shall provided Buyer with evidence of the release of all liens affecting such assets;

•
Sellers, Tidel Cash Systems, Inc. and Tidel Services, Inc. shall have changed their respective names such that they do not contain the terms “Tidel” or “Sentinel” or any derivations thereof and shall have provided to Buyer evidence thereof reasonably satisfactory to Buyer; and

•	Sellers shall have terminated the employment agreements of its executive officers on terms reasonably satisfactory to Buyer.

Conditions to Obligations of the Sellers

The obligation of the Sellers to effect the Asset Sale is subject to the satisfaction of the following additional conditions:

•	the representations and warranties of Buyer in the Asset Purchase Agreement shall be true and correct in all material respects;

•	Buyer shall have performed and complied with all of the covenants in the Asset Purchase Agreement in all material respects;

•	no action, suit, or proceeding shall be pending or threatened in respect of the Asset Sale; and

•	stockholders holding at least a majority of our common stock outstanding at the close of business on the record date shall have approved the Asset Purchase Agreement and the Amendment.

Either Sellers or Buyer may elect to waive conditions to their respective performance and complete the Asset Sale. As of the date of this proxy statement neither Sellers nor Buyer is aware of any material uncertainty as to any of the conditions to the completion of the Asset Sale.

Termination

The Asset Purchase Agreement may be terminated and the Asset Sale may be abandoned at any time prior to the closing of the Asset Sale:
•	by mutual written consent of the parties;

•
by either Sellers or Buyer, as the case may be, upon giving written notice to Sellers in the case of Buyer, and to Buyer in the case of Sellers, in the event (A) Sellers in the case of Buyer, and Buyer in the case of Sellers, have breached any representation, warranty, or covenant contained in the Asset Purchase Agreement in any material respect, and the terminating party has notified the breaching party of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or if (B) the Asset Sale shall not have occurred on or before the eight-month anniversary of the Asset Purchase Agreement;

•
by Buyer by written notice to Sellers if Sellers, contrary to the terms of the Asset Purchase Agreement, fail to deal exclusively with Buyer in respect of the sale of the Company’s Cash Security business or fail to file a proxy and recommend the Asset Sale to a stockholders’ meeting of the Company; or

•
by Buyer by written notice to Sellers if a majority of the Company’s non-affiliated directors shall have failed to make or have withdrawn their recommendation of the Asset Purchase Agreement or the transactions contemplated thereby or shall have approved or recommended an alternative acquisition proposal.

Laurus Voting Agreement

Laurus has entered into a voting agreement with Buyer under which it has agreed to vote all of the shares of Tidel common stock that its owns, and any shares over which they exercise voting control, in favor of the approval and adoption of the Asset Purchase Agreement and related transactions, including the Amendment, and against any competing transactions proposed to the Company’s stockholders. The full text of the voting agreement, the first amendment thereto, and the second amendment thereto is included as an exhibit to our Current Report on Form 8-K/A filed January 31, 2006, our Current Report on Form 8-K filed March 7, 2006 and our Current Report on Form 8-K filed June __, 2006, respectively, which are incorporated by reference into this proxy statement. A copy of the voting agreement, as amended, is distributed with this proxy statement.

Officer and Director Voting Agreement

Our officers and directors have entered into a voting agreement with Buyer under which each of these persons has agreed to vote, and has granted a proxy to Buyer for this purpose, all of their shares of Tidel common stock that they own and any shares over which they exercise voting control in favor of the approval and adoption of the Asset Purchase Agreement and related transactions, including the Amendment, and against any competing transactions proposed to the Company’s stockholders. The full text of the voting agreement is included as an exhibit to our Current Report on Form 8-K/A filed January 31, 2006 which is incorporated by reference into this proxy statement. A copy of this voting agreement is distributed with this proxy statement.

Buyer Fee

In the event a parent payment event occurs, the Company has agreed to pay Buyer $400,000, within two business days, in addition to any damages to which it may be entitled to under the Asset Purchase Agreement.

The Asset Purchase Agreement defines a parent payment event as the termination of the Asset Purchase Agreement in the event the Sellers (A) fail to deal exclusively with Buyer in respect of the sale of the Company’s Cash Security business or to file a proxy and recommend the Asset Sale to a stockholders’ meeting of the Company, or (B) consummate, publicly announce, or execute documentation providing for any acquisition proposal other than the Asset Sale pursuant to the terms of the Asset Purchase Agreement, provided that such consummation, announcement or execution occurs prior to the 18-month anniversary of the date of the termination of the Asset Purchase Agreement.

Amendment and Waiver

The Asset Purchase Agreement may be amended by the parties thereto in writing at any time before or after approval and adoption of the Asset Purchase Agreement by the stockholders of the Company, but, after any such approval and adoption, no amendment will be made that by law requires further approval by the Company’s stockholders without first obtaining such approval.

Until the closing of the Asset Sale, the parties may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties in the Asset Purchase Agreement;

•	waive in writing any inaccuracies in the representations and warranties contained in the Asset Purchase Agreement and the disclosure schedules to the Asset Purchase Agreement; and

•	waive in writing compliance with any of the agreements or conditions contained in the Asset Purchase Agreement.

DIVIDEND POLICY

We have not paid any dividends in the past two years, and do not anticipate paying dividends in the foreseeable future. Since November 25, 2003, we have been restricted from paying dividends pursuant to our financing arrangements with Laurus.

REORGANIZATION OF BOARD

Upon the Asset Sale, two of our current directors, Mark K. Levenick and Raymond P. Landry, will resign from our board of directors and, by action of our board of directors, we will amend our bylaws to reduce the size of our board of directors to two directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company’s common stock as of the record date, by:
•	each current director of the Company;

•
the chief executive officer and the four other most highly compensated executive officers whose salary and bonus for the fiscal year ended September 30, 2005 were in excess of $100,000 (collectively, the “named executive officers”).

•	all named executive officers and directors of the Company as a group; and

•	each other person known to the Company to own beneficially more than five percent of the outstanding Common Stock.

Laurus entered into the exercise and conversion agreement as of January 12, 2006 pursuant to which Laurus converted, on January 13, 2006, $5.4 million of our outstanding indebtedness that it held into 18,000,000 shares of our common stock. The exercise and conversion agreement, as subsequently amended, provides that if the Asset Sale does not occur by September 30, 2006, Tidel will immediately redeem from Laurus the 18,000,000 shares of our common stock issued to Laurus on January 13, 2006. Pursuant to the terms of a stock redemption agreement we entered into with Laurus as of January 12, 2006, and subsequently amended, we agreed to redeem from Laurus, upon the closing of the Asset Sale, all 19,251,000 shares of our common stock held by Laurus at a per share price of not less than $.20 nor greater than $.34, or an estimated aggregate redemption amount between $3.9 million and $6.5 million, following the determination of our assets in accordance with the formula set forth therein. For more detailed information concerning these transactions with Laurus see “Special Factors -- Laurus Stock Redemption” and “Related Party Transactions.” Pursuant to the terms of the stock redemption agreement with Laurus, Laurus has agreed (i) to the cancellation as of the closing of the Asset Sale of the outstanding warrants that it holds to purchase 4,750,000 shares of our common stock at an exercise price of $.30 per share, and (ii) not to exercise such warrants prior to the earlier to occur of September 30, 2006 and the date on which the Asset Purchase Agreement is terminated.

The Company has determined beneficial ownership in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock of the Company that are subject to stock options that are either currently exercisable or exercisable within 60 days following ___________, 2006. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to the Company’s knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder. Unless a footnote indicates otherwise, the address of each person listed below is c/o Tidel Technologies, Inc., 2900 Wilcrest Drive, Suite 105, Houston, Texas 77042. As of the record date, there were [38,677,210] shares of common stock of the Company outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Laurus Master Fund, Ltd	19,251,000	(2)	49.8%
Mark K. Levenick	390,000	(3)	1.0%
Jerrell G. Clay	181,405		*
Raymond P. Landry	38,500		*
Stephen P. Griggs	—		*
Robert D. Peltier	—		*
Directors and Executive Officers as a group (5 persons)(4)	609,905		1.6%

*	Less than one percent.
(1)	Based upon [38,677,210] shares outstanding as of the record date.
(2)
The number of shares currently beneficially owned by Laurus as of the record date is reflected above. On January 13, 2006, Laurus converted $5.4 million in aggregate principal amount of convertible Sellers’ debt it held into 18,000,000 shares of our common stock pursuant to the terms of the underlying debt and the exercise and conversion agreement. The exercise and conversion agreement also provides that if the Asset Sale does not occur by September 30, 2006, Tidel will immediately redeem from Laurus the 18,000,000 shares of our common stock issued to Laurus on January 13, 2006. For more information on these transactions with Laurus see “Related Party Transactions” and “Special Factors.” The address of Laurus is c/o M&C Corporate Services Ltd., P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(3)
Includes 275,000 shares which could be acquired within 60 days upon exercise of outstanding options at exercise prices of (i) $1.25 per share as to 100,000 shares, (ii) $1.875 per share as to 75,000 shares and (iii) $2.50 per share as to 100,000 shares.

(4)
A former executive officer, Michael F. Hudson, accepted a new employment position on January 1, 2006 with the purchaser of our ATM division and terminated his employment with Sellers. No shares held by Mr. Hudson are included on the above table.

RELATED PARTY TRANSACTIONS

Laurus

We entered into the exercise and conversion agreement with Laurus pursuant to which Laurus converted on January 13, 2006 $5.4 million of our outstanding indebtedness it held into 18,000,000 shares of our common stock. Following Laurus’ conversion of such debt, Laurus holds 19,251,000 shares representing approximately 49.8% of our outstanding shares of common stock. We subsequently amended and extended the exercise and conversion agreement on each of February 28, 2006 and June 9, 2006.

On January 13, 2006, we repaid all of our remaining outstanding debt to Laurus in the principal amount of $2,617,988 plus accrued but unpaid interest in the amount of $113,333. In connection therewith, we paid a prepayment penalty to Laurus in the amount of $59,180. The 2004 Laurus Fee Agreement requires the prepayment of this debt.

In addition, we entered into a stock redemption agreement with Laurus dated as of January 12, 2006 and subsequently amended and extended on each of February 28, 2006 and June 9, 2006, under which we have agreed to redeem from Laurus, upon the closing of the Asset Sale, all 19,251,000 shares of our common stock held by Laurus at a per share price of not less than $.20 nor greater than $.34, or an estimated aggregate redemption amount between $3.9 million and $6.5 million following the determination of our assets in accordance with a formula set forth in the stock redemption agreement. See “Special Factors -- Laurus Stock Redemption” for a more detailed description of the proposed redemption of our shares held by Laurus.

Following the share redemption under the Laurus stock redemption agreement, Laurus will cease to hold any equity interest in the Company or to be in a position to control the Company. Pursuant to the terms of the stock redemption agreement with Laurus, Laurus has agreed (i) to the cancellation as of the closing of the Asset Sale of the outstanding warrants that it holds to purchase 4,750,000 shares of our common stock at an exercise price of $.30 per share, and (ii) not to exercise such warrants prior to the earlier to occur of September 30, 2006 and the date on which the Asset Purchase Agreement is terminated.

If the Asset Sale does not occur by September 30, 2006, then pursuant to the terms of the exercise and conversion agreement, as amended, we entered into with Laurus, we have agreed to immediately redeem from Laurus the 18,000,000 shares of our common stock issued to Laurus at a conversion price of $.30 per share, or $5.4 million in the aggregate.

We and Laurus also entered into a cash collateral deposit letter, and a reaffirmation, ratification and confirmation agreement, each dated as of January 12, 2006. Pursuant to the cash collateral deposit letter, we agreed that a portion of the $8,200,000 of proceeds, or the deposit amount, from the January 2006 sale of our automated teller machine business that were on deposit with Laurus for repayment of outstanding Company indebtedness to Laurus would be applied to repay all amounts owing to Laurus under (i) the portion of the note, dated November 25, 2003, in the initial principal amount of $6,450,000, together with an additional $292,987 principal amount added thereto on November 26, 2004, remaining after Laurus’ conversion of $5.4 million of outstanding indebtedness it held into shares of our common stock, (ii) a convertible term note, dated November 26, 2004 in the aggregate principal amount of $600,000, which was convertible into shares of common stock of the Company at a conversion price of $0.30 per share and (iii) a convertible term note, dated November 26, 2004, in the aggregate principal amount of $1,500,000, which was convertible into shares of common stock of the Company at a conversion price of $3.00 per share, collectively, the notes. Thereafter, the notes were deemed to have been indefeasibly repaid and the deposit amount was reduced to $5,330,507. Under the cash collateral deposit letter, such remaining deposit amount together with an additional cash deposit of $69,493 from the Company, or an aggregate amount of $5.4 million, will be used as collateral to secure our obligations to Laurus under, among other things, the stock redemption agreement and the exercise and conversion agreement. Pursuant to the reaffirmation, ratification and confirmation agreement, we acknowledged and reaffirmed our obligation to pay to Laurus simultaneously with the closing of the Asset Sale the fees pursuant to the 2004 Laurus Fee Agreement. On June 9, 2006, we entered into the 2006 Laurus Agreement with Laurus under which we agreed that upon the payment of the $8,508,963 sale fee to Laurus upon the consummation of the Asset Sale and the redemption pursuant to the stock redemption agreement of all shares of Tidel common stock held by Laurus, all obligations of Tidel to Laurus would be satisfied in full including all fees payable under the 2004 Laurus Fee Agreement. See “Special Factors -- Fee Payable to Laurus” for a more detailed description of fees payable to Laurus.

At the request of Buyer, Tidel has entered into voting agreements with our officers and directors and with Laurus under which those officers and directors who are Tidel stockholders and Laurus have agreed to vote all of the shares of Tidel common stock that such party owns and any shares over which it exercises voting control in favor of the approval and adoption of the Asset Purchase Agreement and the Asset Sale.

Laurus or its affiliates may provide financing to Buyer in respect of the Asset Sale. See “Special Factors -- Financing -- Buyer Financing.”

NO RIGHT OF APPRAISAL

Tidel’s stockholders will not experience any change in their rights as stockholders as a result of the Asset Sale. Neither Delaware law, Tidel’s certificate of incorporation nor Tidel’s bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with the Asset Sale. Accordingly, Tidel’s stockholders will have no right to dissent and obtain payment for their shares.

APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION (PROPOSAL 2)

The Asset Purchase Agreement requires that prior to closing the Asset Sale, the Company file an amendment to its certificate of incorporation to change its name such that it does not contain the terms “Tidel” or “Sentinel” or any derivations thereof. Our board of directors has proposed that the Company’s name be changed from “Tidel Technologies, Inc.” to “[Secured Allied Holdings Corporation]”, and at the special meeting, you will be asked to approve an amendment to our certificate of incorporation to implement this change. The proposed amendment provides that if the name “[Secured Allied Holdings Corporation]” is not available in Delaware, we will be authorized to change the name to “[Sentry Group Holdings Corporation]” instead.

A copy of the proposed certificate of amendment is attached as Annex C to this proxy statement. You are urged to read the certificate of amendment carefully as it is the legal document that governs the amendment to our certificate of incorporation. Although we are asking for stockholder approval of this proposal, if for any reason the Asset Sale is not completed, this proposal will not be implemented.

Required Vote

The approval of the Amendment requires the approval of the holders of a majority of our outstanding shares of common stock. Shares that are voted “FOR” or “AGAINST” the proposal or marked “ABSTAIN” will be counted towards the vote requirement. Broker non-votes, if any, will not be counted towards the vote requirement. Laurus and our officers and directors have agreed to vote an aggregate of 19,860,905 shares, representing approximately 51.4% of the shares of our common stock entitled to vote at the special meeting, in favor of the approval and adoption of the Amendment. Such votes are sufficient to approve and adopt the Amendment, regardless of the vote of any other person.

Recommendation of our Board of Directors

Our board of directors (with interested directors abstaining) has concluded unanimously that the Amendment is in the best interests of our stockholders and recommends that our stockholders approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

Tidel may ask its stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the Asset Purchase Agreement and the Amendment.

Required Vote

The approval of the adjournment proposal requires the approval of the holders of a majority of the shares of common stock voting at the special meeting. Shares that are voted “FOR” or “AGAINST” the proposal will be counted towards the vote requirement. Neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes against such proposal.

Recommendation of our Board of Directors

Our board of directors (with interested directors abstaining) has concluded unanimously that the adjournment proposal is in the best interests of our stockholders and recommends that our stockholders approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth selected historical consolidated financial data for Tidel Technologies, Inc. as of the dates and for the periods indicated. The consolidated balance sheet data and the consolidated operations data for fiscal years 2001 through 2005 have been derived from our audited consolidated financial statements included in our filings on Form 10-K for each of the respective periods. This data should be read in conjunction with our filings on Form 10-K for each of the respective periods.

	Years Ended September 30,
SELECTED STATEMENT OF OPERATIONS DATA:(1)	2005	2004	2003	2002	2001
Net income (loss)(2)	$(3,286)	$11,318	$(9,237)	$(14,078)	$(25,942)
Net income (loss) per share:
Basic	(.16)	.65	(0.53)	(0.81)	(1.49)
Diluted	(.16)	.37	(0.53)	(0.81)	(1.49)

	As of September 30,
SELECTED BALANCE SHEET DATA:(1)	2005	2004	2003	2002	2001
Current assets	$16,908	$10,129	$11,773	$17,263	$28,797
Current liabilities	13,177	8,190	32,109	28,487	28,547
Working capital (deficit)	3,731	1,939	(20,336)	(11,224)	250
Total assets	17,537	10,778	14,430	19,907	33,837
Total short-term notes payable and long-term debt (net of discount)	4,421	175	2,279	20,000	23,424
Shareholders’ equity (deficit)	2,263	2,588	(17,679)	(8,580)	5,194

(1)	All amounts are in thousands, except per share dollar amounts.

(2)	Income tax expense (benefit) was $0, $(81,229), $0, $(293,982), and $(3,416,030) , for the years ended September 30, 2005, 2004, 2003, 2002 and 2001, respectively.

The following condensed consolidated balance sheets and condensed consolidated statements of operations, comprehensive income (loss) and cash flows as of March 31, 2006 and the periods then ended have been derived from and should be read in conjunction with our filing on Form 10-Q for the quarterly period ended March 31, 2006.

TIDEL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2006	September 30, 2005
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$1,852,530	$1,003,663
Restricted cash	5,400,000	—
Trade accounts receivable, net	—	250,000
Notes and other receivables	17,513	12,965
Prepaid expenses and other	86,857	170,231
Assets held for sale, net of accumulated depreciation of $1,303,436 and $5,236,167, respectively	4,952,426	15,471,113
Total current assets	12,309,326	16,907,972

Property and equipment, at cost	—	55,641
Accumulated depreciation	—	(42,848)
Net property and equipment	—	12,793

Other assets	674,411	615,763
Total assets	$12,983,737	$17,536,528
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$—	$2,325,000
Accounts payable	390,091	431,876
Accrued interest payable	2,000,000	2,135,852
Shares subject to redemption	5,400,000	—
Other accrued expenses	18,836	290,871
Liabilities related to assets held for sale	3,552,961	7,993,154
Total current liabilities	11,361,888	13,176,753

Long-term debt, net of current maturities and debt discount of $3,746,531 at September 30, 2005	—	2,096,457
Total liabilities	11,361,888	15,273,210

Commitments and contingencies

Shareholders’ Equity:
Common stock, $.01 par value, authorized 100,000,000 shares; issued and outstanding 38,677,210 shares and 20,677,210 shares, respectively	386,772	206,772
Additional paid-in capital	30,782,187	30,962,187
Accumulated deficit	(29,638,135)	(28,905,810)
Accumulated other comprehensive income	91,025	169
Total shareholders’ equity	1,621,849	2,263,318
Total liabilities and shareholders’ equity	$12,983,737	$17,536,528

TIDEL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Revenues	$—	$—	$—	$—

Selling, general and administrative	618,893	375,334	1,992,917	682,533
Depreciation and amortization	1,312	1,299	2,678	2,171
Operating loss	(620,205)	(376,633)	(1,995,595)	(684,704)

Other income (expense):
Interest expense, net of interest income	(3,033,161)	(1,165,173)	(4,195,572)	(4,239,516)
Gain on collection of receivable previously reserved	598,496	—	598,496	—
Additional expenses related to the CCC bankruptcy settlement	(75,000)	—	105,000	—
Other	(7,455)	—	(7,455)	—
Total other income (expense)	(2,517,120)	(1,165,173)	(3,499,531)	(4,239,516)
Loss before taxes	(3,137,325)	(1,541,806)	(5,495,126)	(4,924,220)

Income tax expense	—	—	—	—
Income (loss) from continuing operations	(3,137,325)	(1,541,806)	(5,495,126)	(4,924,220)

Discontinued operations:
Income (loss) discontinued operations	(38,714)	410,174	1,150,292	2,637,024
Gain on sale of ATM business	3,612,509	—	3,612,509	—
Total income (loss) from discontinued operations	3,573,795	410,174	4,762,801	2,637,024
Net income (loss)	$436,470	$(1,131,632)	$(732,325)	$(2,287,196)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.09	$(0.07)	$(0.19)	$(0.25)
Income (loss) from discontinued operations	0.10	0.02	0.17	0.14
Net income (loss)	$0.01	$(0.05)	$(0.02)	$(0.11)

Weighted average basic common shares outstanding	36,077,210	20,677,210	28,292,595	19,906,270

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.09	$(0.07)	$(0.19)	$(0.25)
Income (loss) from discontinued operations	0.10	0.02	0.17	0.14
Net income (loss)	$0.01	$(0.05)	$(0.02)	$(0.11)
Weighted average common and dilutive shares outstanding	36,137,192	20,677,210	28,292,595	19,906,270

TIDEL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Net Income (loss)	$436,470	$(1,131,632)	$(732,325)	$(2,287,196)
Other comprehensive income (loss):
Unrealized gain (loss) on investment in 3CI	(48,922)	(377,400)	90,855	181,860
Comprehensive income (loss)	$387,548	$(1,509,032)	$(641,470)	$(2,105,336)

TIDEL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Six Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(732,325)	$(2,287,196)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,678	2,171
Amortization of debt discount and financing costs	4,078,738	1,844,525
Gain on sale of ATM business	(3,612,509)	—
Other	7,455	—
Changes in assets and liabilities:
Trade accounts receivable, net	250,000	—
Notes and other receivables	(4,548)	981,892
Prepaid expenses	(216,625)	11,082
Accounts payable and accrued expenses	(449,672)	1,963,274
Net cash flows used in discontinued operations	(746,337)	(3,934,177)
Net cash used in operating activities	(1,423,145)	(1,418,429)

Cash flows from investing activities:
Proceeds from sale of ATM business	10,440,000	—
Purchases of property and equipment	—	(10,866)
Net cash flows provided by discontinued investing activities	—	—
Net cash provided by (used in) investing activities	10,440,000	(10,866)

Cash flows from financing activities:
Proceeds from borrowings	—	2,100,000
Repayments of notes payable	(2,767,988)	(150,000)
Borrowings on revolver	1,204,391	2,250,000
Payments on revolver	(1,204,391)	(1,250,628)
Increase in restricted cash	(5,400,000)	(59,080)
Increase in deferred financing costs	—	(280,567)
Net cash flows provided by discontinued financing activities	—	—
Net cash provided by (used in) financing activities	(8,167,988)	2,609,725
Net increase in cash and cash equivalents	848,867	1,180,430

Cash and cash equivalents at beginning of period	1,003,663	258,120
Cash and cash equivalents at end of period	$1,852,530	$1,438,550

Supplemental disclosure of cash flow information:
Cash paid for interest	$371,492	$258,920
Supplemental disclosure of non-cash investing and financing activities:
Conversion of debt to common stock	$5,400,000	$—
Discount on issuance of debt with beneficial conversion premium and detachable warrants	$—	$840,448
Issuance of shares to lender in payment of fees	$—	$638,010
Issuance of shares in connection with settlement of class-action litigation	$—	$1,564,490
Unrealized gain on 3CI investment	$90,855	$181,860

Due to the requirement to classify our only two product lines as discontinued operations, the results of continuing operations consists of primarily of corporate overhead and debt-related costs.

An analysis of continuing operations and assets and liabilities is provided in the following tables:

CONTINUING OPERATIONS
SELECTED BALANCE SHEET DATA
(UNAUDITED)

	March 31, 2006	September 30, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$1.852,530	$1,003,663
Restricted cash	5,400,000	—
Trade accounts receivable, net of allowances of $0	—	250,000
Notes and other receivables	17,513	12,965
Prepaid expenses and other	86,857	170,231
Total current assets	7,356,900	1,436,859

Property and equipment, at cost	—	55,641
Accumulated depreciation	—	(42,848)
Net property and equipment	—	12,793

Other assets	674,411	615,763
Total assets	$8,031,311	$2,065,415
LIABILITIES
Current Liabilities:
Current maturities of long term debt	$—	$2,325,000
Accounts payable	390,091	431,876
Accrued interest payable	2,000,000	2,135,852
Shares to be redeemed	5,400,000	—
Other accrued liabilities	18,836	290,871
Total current liabilities	7,808,927	5,183,599

Long-term debt, net of current maturities and debt discount of $3,746,531 at September 30, 2005	—	2,096,457
Total liabilities	$7,808,927	$7,280,056

Continuing Operations

An analysis of continuing operations is as follows:

CONTINUING OPERATIONS
SELECTED OPERATING DATA
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Revenues	$—	$—	$—	$—
Selling, general and administrative	618,893	375,334	1,992,917	682,533
Depreciation and amortization	1,312	1,299	2,678	2,171
Operating loss	(620,205)	(376,633)	(1,995,595)	(684,704)

Other income (expense):
Interest expense, net of interest income	(3,033,161)	(1,165,173)	(4,195,572)	(4,239,516)
Gain on collection of receivable previously reserved	598,496	—	598,496	—
Additional income and expenses related to the CCC bankruptcy settlement	(75,000)	—	105,000	—
Other	(7,455)	—	(7,455)	—
Total other income (expense)	(2,517,120)	(1,165,173)	(3,499,531)	(4,239,516)
Loss before taxes	(3,137,325)	(1,541,806)	(5,495,126)	(4,924,220)

Income tax expense	—	—	—	—
Income (loss) from continuing operations	$(3,137,325)	$1,541,806)	$(5,495,126)	$(4,924,220)

Discontinued Operations (ATM business)

An analysis of the discontinued operations of the ATM business is as follows:

The following is a summary of the net assets sold related to the ATM business as initially determined at December 31, 2004 and as finally reported on the closing date of January 3, 2006:

	January 3, 2006	December 31, 2004
Assets held for sale:
Trade accounts receivable (net of allowances for bad debt)	$1,857,192	$2,310,262
Inventories (net of reserve or obsolescence)	7,126,918	7,323,439
Prepaid expense and other assets	—	392,972
Property, plant and equipment, at cost net of depreciation	79,056	121,525
Other Assets	27,297	27,297
Total assets held for sale	$9,090,463	$10,175,495

Liabilities held for sale:
Accounts payable	1,627,748	1,681,288
Other accrued expenses	636,174	1,814,634
Liabilities held for sale	$2,263,922	$3,495,922

DISCONTINUED OPERATIONS — ATM BUSINESS
SELECTED OPERATING DATA
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Net Sales	$—	$3,424,078	$3,847,874	$7,099,321
Cost of sales	—	2,417,375	2,592,268	4,899,757
Gross Profit	—	1,006,703	1,255,606	2,199,564
Selling, general and administrative	—	1,795,951	880,941	2,783,335
Depreciation and amortization	—	72,963	46,048	145,926
Operating income (loss)	—	(862,211)	328,617	(729,697)
Non-operating (income) expense	—	—	—	—
Net income (loss)	$—	$(862,211)	$328,617	$(729,697)

There were no operations from the ATM business during the quarter ended March 31, 2006; however $3,612,509 was recognized as a gain on sale of the ATM business in this quarter.

Discontinued Operations (Cash Security business)

An analysis of the discontinued operations of the Cash Security business is as follows:

DISCONTINUED OPERATIONS — CASH SECURITY BUSINESS
SELECTED BALANCE SHEET DATA
(UNAUDITED)

	March 31, 2006	September 30, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$429,825	$—
Trade accounts receivable, net of allowance of approximately $60,200 and $7,500, respectively	1,974,470	1,856,523
Inventories	2,056,271	3,137,818
Prepaid expenses and other	94,636	198,057
Total current assets	4,555,252	5,192,398
Property and equipment, at cost	1,424,979	1,097,604
Accumulated depreciation	(1,303,436)	(1,020,015)
Net property and equipment	121,543	77,589
Other assets	275,631	25,631
Total assets	$4,952,426	$5,295,618
LIABILITIES
Current Liabilities:
Current maturities	$5,843	$1,852
Accounts payable	1,401,246	1,397,394
Other accrued expenses	2,124,890	3,069,278
Total current liabilities	3,531,979	4,468,524
Long-term debt, net of current maturities	20,982	28,708
Total liabilities	$3,552,961	$4,497,232

DISCONTINUED OPERATIONS — CASH SECURITY BUSINESS
SELECTED OPERATING DATA
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Net Sales	$2,983,867	$4,745,769	$7,729,743	$11,258,311
Cost of sales	1,939,014	2,523,256	4,827,473	5,991,029
Gross Profit	1,044,853	2,222,513	2,902,270	5,267,282
Selling, general and administrative	1,070,305	942,754	2,074,765	1,885,155
Depreciation and amortization	12,239	7,374	4,713	14,748
Operating income (loss)	(37,691)	1,272,385	822,792	3,367,379
Non-operating income (expense)	(1,023)	—	(1,117)	657
Net income (loss)	$(38,714)	$1,272,385	$821,675	$3,366,722

The following unaudited financial information represents the operations of the Cash Security business for the six months ended March 31, 2006, and the fiscal years ended September 30, 2005 and 2004.

DISCONTINUED OPERATIONS — CASH SECURITY BUSINESS
SELECTED OPERATING DATA
(UNAUDITED)

	Six Months Ended March 31, 2006	Fiscal Year Ended September 30, 2005	Fiscal Year Ended September 30, 2004
Net sales	$7,729,743	$19,435,222	$7,467,194
Cost of sales	4,827,473	10,870,947	5,350,108
Gross profit	2,902,270	8,564,275	2,117,086
Selling, general and administrative	2,074,765	4,449,550	3,550,491
Depreciation and amortization	4,713	29,868	84,008
Operating income (loss)	822,792	4,084,857	(1,517,413)
Non-operating expense	(1,117)	23,884	37,918
Net income (loss)	$821,675	$4,060,973	$(1,555,331)

The following unaudited financial information represents the assets and liabilities related to the Cash Security business as of March 31, 2006 and September 30, 2005 and 2004.

DISCONTINUED OPERATIONS — CASH SECURITY BUSINESS
SELECTED BALANCE SHEET DATA
(UNAUDITED)

	March 31, 2006	September 30, 2005	September 30, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$429,875	$—	$—
Trade accounts receivable, net of allowance of approximately $7,500 and $6,200, respectively	1,974,470	1,856,523	1,076,362
Inventories	2,056,271	3,137,818	1,350,631
Prepaid expenses and other	94,636	198,057	93,087
Total current assets	4,555,252	5,192,398	2,520,080
Property, plant and equipment, at cost	1,424,979	1,097,604	1,091,197
Accumulated depreciation	(1,303,436)	(1,020,015)	(972,920)
Net property, plant and equipment	121,543	77,589	118,277
Other assets	275,631	25,631	25,631
Total assets	$4,952,426	$5,295,618	$2,663,988
LIABILITIES
Current Liabilities:
Current maturities	$5,843	$1,852	$8,951
Accounts payable	1,401,246	1,397,394	1,380,054
Other accrued expenses	2,124,890	3,069,278	1,058,001
Total current liabilities	3,531,979	4,468,524	2,447,006
Long-term debt, net of current maturities	20,982	28,708	28,709
Total liabilities	$3,552,961	$4,497,232	$2,475,715

Unaudited Pro Forma Financial Statements

The following unaudited pro forma financial statements give effect to the sale of substantially all of the assets relating to our Cash Security business. The unaudited pro forma consolidated balance sheet and statements of earnings filed with this proxy statement are presented for illustrative purposes only. The pro forma balance sheet as of March 31, 2006 has been prepared to reflect the sale of substantially all of the assets of our Cash Security business as if such sale had taken place on March 31, 2006, and is not necessarily indicative of the financial position of Tidel had such sale occurred on that date. The unaudited pro forma statements of earnings (operations) for the six months ended March 31, 2006 and the fiscal years ended September 30, 2005, 2004 and 2003 have been prepared assuming that the transaction occurred as of the beginning of this period, and are not necessarily indicative of the results of operations for future periods or the results that actually would have been realized had we sold the assets of our Cash Security business as of that date. The pro forma financial statements should be read in conjunction with the unaudited financial statements filed in our Form 10-Q for the quarter ended March 31, 2006.

Costs and expenses attributed to the Cash Security business include direct costs primarily associated with that business as well as interest and certain shared expenses, including treasury, legal and human resources, based upon estimated usage. Certain items are maintained at Tidel’s corporate headquarters (Corporate) and are not allocated to the Cash Security business. They primarily include costs associated with accounting and certain executive officer salaries and bonuses and certain items including investment securities, equity investments, and deferred income taxes, certain portions of excess cost over fair value of assets acquired, jointly-used fixed assets and debt.

The following pro forma data is presented based on the following assumptions:

The Asset Purchase Agreement provides that the purchase price for the Cash Security business shall be an amount equal to $15.5 million less $1.63 million representing the negative working capital at December 31, 2005 and less $100,000 as consideration for the buyer’s potential liability in connection with ongoing litigation if the litigation has not been dismissed pursuant to a final non-appealable court order prior to the closing of the sale of the Cash Security business, resulting in a final purchase price of $13.8 million. In addition to the purchase price, a cash adjustment shall be paid by the buyer to Tidel at closing in an amount of approximately $2.5 million, which is comprised of the sum of (i) $1.9 million of cash on hand in the Cash Security business at December 31, 2005 (ii) $467,000 advanced by the Company to the Cash Security business in January 2006, and (iii) $50,000 as an allocation to the Company of the Cash Security business’s profits for the first fiscal quarter of 2006. The purchase price together with the cash adjustment at closing results in total cash proceeds to the Company of approximately $16.3 million for the sale of the Cash Security business. In addition, the buyer will retain the cash in the operating account at date of closing, and will be held liable to pay any outstanding checks as of the date of closing. The Asset Purchase Agreement is subject to customary representations and warranties and covenants and the satisfaction of several customary closing conditions, including our obtaining stockholder approval. The closing under the Asset Purchase Agreement is expected to occur in the third fiscal quarter of 2006.

The following unaudited pro forma consolidated balance sheet represents the March 31, 2006 balance sheet adjusted to reflect the sale of the Cash Security business, pursuant to the Asset Purchase Agreement, as if such transaction had taken place on March 31, 2006:

TIDEL TECHNOLOGIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of March 31, 2006
	As Reported		Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$1,852,530	(1)		$5,074,447	$6,926,977
Restricted cash	5,400,000	(1)		(5,400,000)	—
Trade accounts receivable, net	—				—
Notes and other receivables	17,513				17,513
Prepaid expenses and other	86,857				86,857
Assets held for sale, net	4,952,426	(2)		(4,952,426)	—
Total current assets	12,309,326			(5,277,979)	7,031,347

Property and equipment, at cost	—				—
Accumulated depreciation	—				—
Net property and equipment	—				—

Other assets	674,411				674,411
Total assets	$12,983,737			$(5,277,979)	$7,705,758

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$—		$		$—
Accounts payable	390,091				390,091
Accrued interest payable	2,000,000	(4)		(2,000,000)	—
Shares subject to redemption	5,400,000	(5)		(5,400,000)	—
Other accrued expenses	18,836				18,836
Liabilities related to assets held for sale	3,552,961	(3)		(3,552,961)	—
Total current liabilities	11,361,888			(10,952,961)	408,927
Long-term debt	—				—
Total liabilities	11,361,888			(10,952,961)	408,927

Shareholders’ Equity:
Common stock, $.01 par value, authorized 100,000,000 shares; issued and outstanding 38,677,210 shares and 20,677,210 shares, respectively	386,772	(6)		(192,510)	194,262
Additional paid-in capital	30,782,187	(6)		(952,830)	29,829,357
Accumulated deficit	(29,638,135)			6,820,322	(22,817,813)
Accumulated other comprehensive income	91,025				91,025
Total shareholders’ equity	1,621,849			5,674,982	7,296,831
Total liabilities and shareholders’ equity	$12,983,737			$(5,277,979)	$7,705,758

Notes to Unaudited Pro Forma Consolidated Balance Sheet:
(1) Adjust cash to reflect the remaining proceeds of approximately $5.1 million after aggregate gross proceeds from sale of the Cash Security business of approximately $16.2 million less (i) assumed costs and expenses associated with closing the transaction of approximately $1.5 million, (ii) payment to Laurus of approximately $8.5 million for the sale fee, (iii) payment to Laurus of approximately $6.55 million upon the redemption of 19,251,000 of our shares assuming an estimated stock price of $.34 per share, of which $5.4 million is held by Laurus in a cash collateral account.
(2) Remove the Cash Security business assets held for sale resulting in the corporate entity remaining with no operations.
(3) Remove the Cash Security business liabilities related to assets held for sale resulting in the corporate entity remaining with no operations.
(4) Remove previously accrued portion of the $8.5 million sale fee payable to Laurus.
(5) Remove previously accrued portion of the $6.55 million redemption payment to Laurus to redeem 19,251,000 shares of our common assuming an estimated redemption price of $.34 per share.
(6) Record redemption of 19,251,000 shares of our common stock from Laurus.

The following unaudited pro forma statements of operations represent the six months ended March 31, 2006 and the fiscal years ended September 30, 2005, 2004 and 2003 excluding the Cash Security business.

TIDEL TECHNOLOGIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	For the Six Months Ended March 31, 2006
	As Reported	Pro Forma Adjustments		Pro Forma

Revenues	$—	$		$—

Selling, general and administrative	1,992,917			1,992,917
Depreciation and amortization	2,678			2,678
Operating loss	(1,995,595)			(1,995,595)

Other income (expense):
Interest expense, net of interest income	(4,195,572)			(4,195,572)
Gain on collection of receivable previously reserved	598,496			598,496
Additional income related to the CCC bankruptcy settlement	105,000			105,000
Other	(7,455)			(7,455)
Total other income (expense)	(3,499,531)			(3,499,531)
Loss before taxes	(5,495,126)			(5,495,126)
Income tax expense	—		(1)	—
Loss from continuing operations	(5,495,126)			(5,495,126)

Discontinued operations:
Income (loss) from discontinued operations	1,150,292		(821,675) (2)	328,617
Gain on sale of ATM business	3,612,509			3,612,509
Total income (loss) from discontinued operations	4,762,801		(821,675)	3,941,126
Net income (loss)	$(732,325)		$(821,675)	$(1,554,000)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.19)	$		(0.19)
Income (loss) from discontinued operations	0.17			.14
Net income (loss)	$(0.02)	$		$(0.05)
Weighted average common shares outstanding	28,292,595			28,292,595

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.19)	$		$(0.19)
Income (loss) from discontinued operations	0.17			.14
Net income (loss)	$(0.02)	$		$(0.05)
Weighted average common and dilutive shares outstanding	28,292,595			28,292,595

Notes to Unaudited Pro Forma Statements of Operations:
(1) No tax adjustment due to NOL carryforwards.
(2) Adjust discontinued operations by removing the Cash Security business. The corporate division is reported as continuing operations, and the remaining ATM business is reported as income (loss) from discontinued operations and gain on sale of ATM business.

TIDEL TECHNOLOGIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	For the Fiscal Year Ended September 30, 2005
	As Reported	Pro Forma Adjustments		Pro Forma

Revenues	$—	$		$—

Selling, general and administrative	1,805,484			1,805,484
Depreciation and amortization	4,977			4,977
Operating loss	(1,810,461)			(1,810,461)
Other income (expense):
Interest expense, net, includes $3,746,531 of debt discount amortization	(6,549,069)			(6,549,069)
Total other income (expense)	(6,549,069)			(6,549,069)

Income (loss) before taxes	(8,359,530)			(8,359,530)
Income tax expense (benefit)	— (1)			—
Income (loss) from continuing operations	(8,359,530)			(8,359,530)

Discontinued operations	5,073,608 (2)		(4,108,741)	964,867
Net income (loss)	$(3,285,922)		$(4,108,741)	(7,394,663)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.41)	$		$(0.41)
Income (loss) from discontinued operations	0.25			0.05
Net income (loss)	$(0.16)	$		$(0.36)
Weighted average common shares outstanding	20,292,796			20,292,796

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.41)	$		$(0.41)
Income (loss) from discontinued operations	0.25			0.05
Weighted average common and dilutive shares outstanding	20,292,796			20,292,796

Notes to Unaudited Pro Forma Statements of Operations:
(1) No tax adjustment due to NOL carryforwards.
(2) Adjust discontinued operations by removing the Cash Security business. The corporate division is reported as continuing operations, and the remaining ATM business is reported as income (loss) from discontinued operations.

TIDEL TECHNOLOGIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	For the Fiscal Year Ended September 30, 2004
	As Reported		Pro Forma Adjustments		Pro Forma

Revenues	$22,514,486	(1)		$(7,467,194)	$15,047,292
Cost of sales	17,055,179	(2)		(5,350,108)	11,705,071
Gross profit	5,459,307			(2,117,086)	3,342,221

Selling, general and administrative	10,195,095	(3)		(3,550,491)	6,644,604
Depreciation and amortization	513,839	(4)		(84,008)	429,831
Operating income (loss)	(5,249,627)			1,517,413	(3,732,214

Other income (expense):
Gain on extinguishment of debt	18,823,000				18,823,000
Gain on sale of securities	1,918,012				1,918,012
Interest expense, net	(4,255,042)				(4,255,042)
Other	—	(5)		37,918	37,918
Total other income	16,485,970			37,918	16,523,888
Income before taxes	11,236,343			1,555,331	12,791,674
Income tax benefit	(81,229)	(6)			(81,229)
Net income from continuing operations	$11,317,572			$1,555,331	$12,872,903

Basic income (loss) per share:
Net income from continuing operations	$0.65		$		$0.74
Weighted average common shares outstanding	17,426,210				17,426,210

Diluted income per share:
Net income	$11,317,572		$		$12,872,903
Interest expense on convertible debt	2,898,225				2,898,225
Adjusted net income for diluted shares	$14,215,797		$		$15,771,128

Net income	$0.37		$		$0.41
Weighted average common and dilutive shares outstanding	38,576,763				38,576,763

Notes to Unaudited Pro Forma Statements of Operations:
(1) Remove revenues related to the Cash Security business.
(2) Remove cost of sales related to Cash Security business.
(3) Remove selling, general and administrative expenses related to Cash Security business.
(4) Remove depreciation and amortization related to the Cash Security business.
(5) Remove other expense related to the Cash Security business.
(6) No tax adjustment due to NOL carryforwards.

TIDEL TECHNOLOGIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	For the Fiscal Year Ended September 30, 2003
	As Reported	Pro Forma Adjustments		Pro Forma

Revenues	$17,794,299 (1)		$(7,359,181)	$10,435,118
Cost of sales	14,612,447 (2)		(4,936,867)	9,675,580
Gross profit	3,181,852		(2,422,314)	759,538

Selling, general and administrative	9,019,016 (3)		(3,184,314)	5,834,702
Depreciation and amortization	799,855 (4)		(141,473)	658,382
Operating income (loss)	(6,637,019)		903,473	(5,733,546)

Other income (expense):
Interest expense, net	(2,599,698)			(2,599,698)
Other	— (5)		66,581	66,581
Total other income (expense)	(2,599,698)		66,581	(2,533,117)
Income (loss) before taxes	(9,236,717)		970,054	(8,266,663)
Income tax benefit	— (6)			—
Net income (loss) from continuing operations	$(9,236,717)		$970,054	$(8,266,663)

Basic loss per share:
Net loss from continuing operations	$(0.53)	$		$0.47
Weighted average common shares outstanding	17,426,210			17,426,210

Diluted loss per share:
Net loss from continuing operations	$(0.53)	$		$0.47
Weighted average common and dilutive shares outstanding	17,426,210			17,426,210

Notes to Unaudited Pro Forma Statements of Operations:

(1) Remove revenues related to the Cash Security business.
(2) Remove cost of sales related to the Cash Security business.
(3) Remove selling, general and administrative expenses related to Cash Security business.
(4) Remove depreciation and amortization related to the Cash Security business.
(5) Remove other expense related to the Cash Security business.
(6) No tax adjustment due to NOL carryforwards.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC, Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, including any information incorporated into this proxy statement by reference, without charge, by written or telephonic request directed to us at Tidel Technologies, Inc., 2900 Wilcrest Drive, Suite 105, Houston, Texas 77042, (713) 783-8200, Attention: Secretary.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that the Company files later with the SEC may update and supersede the information in this proxy statement. The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. The Company also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Securities Exchange Act:

•	Our Annual Report on Form 10-K for our fiscal year ended September 30, 2005, as filed on January 18, 2006;

•	Our Current Report on Form 8-K filed on January 19, 2006 ( as amended on January 31, 2006);

•	Our Quarterly Report on Form 10-Q for our quarter ended December 31, 2005, as filed on February 21, 2006;

•	Our Current Report on Form 8-K filed on March 7, 2006;

•	Our Quarterly Report on Form 10-Q for our quarter ended March 31, 2006, as filed on May 22, 2006; and

•	Our Current Report on Form 8-K filed on June __, 2006;

OTHER MATTERS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In connection with this proxy solicitation, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Tidel Technologies, Inc., 2900 Wilcrest Drive, Suite 105, Houston, Texas 77042, (713) 783-8200, Attention: Secretary.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations Department at the address or telephone number provided above.

REQUEST TO VOTE, SIGN AND RETURN PROXIES

If you do not intend to be present at the special meeting of stockholders on __________, ____________, 2006 please vote the enclosed proxy at your earliest convenience.

By Order of the Board of Directors,

Leonard Carr
Secretary

___________, 2006

Annex A

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

BY AND AMONG

SENTINEL OPERATING, L.P.

TIDEL TECHNOLOGIES, INC.

AND

TIDEL ENGINEERING, L.P.

DATED AS OF JUNE 9, 2006

§1. Definitions.		4

§2. Basic Transaction.		11
(a)	Purchase and Sale of Assets.	11
(b)	Assumption of Liabilities.	11
(c)	Purchase Price.	11
(d)	Closing.	11
(e)	Deliveries at Closing.	12
(f)	December Balance Sheet.	12
(g)	Cash Adjustments.	12
(h)	Purchase Price Allocation.	12

§3. Sellers’ Representations and Warranties.		13
(a)	Organization.	13
(b)	Authorization of Transaction.	13
(c)	Non-contravention.	14
(d)	Brokers’ Fees and Fairness Opinion.	14
(e)	Title to Assets.	15
(f)	Subsidiaries.	15
(g)	SEC Filings and Financial Statements.	15
(h)	Events Subsequent to Most Recent Balance Sheet.	16
(i)	Undisclosed Liabilities.	18
(j)	Legal Compliance.	18
(k)	Tax Matters.	18
(l)	Real Property.	19
(m)	Intellectual Property.	21
(n)	Tangible Assets.	23
(o)	Inventory.	23
(p)	Contracts.	24
(q)	Notes and Accounts Receivable.	25
(r)	Powers of Attorney.	25
(s)	Insurance.	25
(t)	Litigation.	25
(u)	Product Warranty.	25
(v)	Product Liability.	26
(w)	Employees.	26
(x)	Employee Benefit Plans.	27
(y)	Guaranties.	28
(z)	Environmental, Health, and Safety Matters.	28
(aa)	Certain Business Relationships.	29
(bb)	Customers and Suppliers.	29

§4. Buyer’s Representations and Warranties.		29
(a)	Organization of Buyer.	30
(b)	Authorization of Transaction.	30
(c)	Non-contravention.	30
(d)	Brokers’ Fees.	30

§5. Pre-Closing Covenants.		30
(a)	General.	30
(b)	Notices and Consents.	31
(c)	Operation of Business.	31
(d)	Preservation of Business.	31
(e)	Full Access.	31
(f)	Notice of Developments.	31
(g)	Exclusivity.	31

(h)	Maintenance of Acquired Assets.	33
(i)	Parent Stockholders Meeting	33
(j)	Name Change.	34
(k)	Perfection of Ownership of Intellectual Property.	34
(l)	Maintenance of Leased Real Property.	34
(m)	Leases.	34
(n)	Claim.	34

§6. Post-Closing Covenants.		34
(a)	General.	34
(b)	Litigation Support.	35
(c)	Transition.	35
(d)	Confidentiality.	35
(e)	Covenant Not to Compete or Solicit.	35
(f)	Defense of CSS Claim.	36
(g)	Indemnification.	36
(h)	Directors’ and Officers’ Insurance.	37
(i)	Employee Non-competition and Confidentiality Agreements.	37
(j)	Bank Accounts.	37

§7. Conditions to Obligation to Close.		38
(a)	Conditions to Buyer’s Obligation.	38
(b)	Conditions to Sellers’ Obligation.	40

§8. Survival and Termination.		40
(a)	Survival of Representations and Warranties.	41
(b)	Termination of Agreement.	41
(c)	Effect of Termination.	41

§9. Miscellaneous.		41
(a)	Press Releases and Public Announcements.	41
(b)	No Third-Party Beneficiaries.	42
(c)	Entire Agreement.	42
(d)	Succession and Assignment.	42
(e)	Counterparts.	42
(f)	Headings.	42
(g)	Notices.	42
(h)	Governing Law.	43
(i)	Amendments and Waivers.	43
(j)	Severability.	44
(k)	Expenses.	44
(l)	Construction.	44
(m)	Incorporation of Exhibits and Schedules.	45
(n)	Specific Performance.	45
(o)	Submission to Jurisdiction.	45
(p)	Tax Matters.	45
(q)	Tax Disclosure Authorization.	45

Exhibit A—Forms of Assignments
Exhibit B—Form of Opinion of Sellers’ Counsel
Exhibit C—Target Adjusted December 31, 2005 Balance Sheet

Disclosure Schedule—Exceptions to Sellers’ Representations and Warranties

3

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement (this “Agreement”) is entered into as of June 9, 2006, by and among Sentinel Operating, L.P., a Texas limited partnership (“Buyer”), Tidel Technologies, Inc., a Delaware corporation (“Parent”), and Tidel Engineering, L.P., a Delaware limited partnership (“Target”, and collectively with Parent, “Sellers”, and individually, a “Seller”). Buyer, Parent and Target are referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Buyer, Parent and Target entered into that certain Asset Purchase Agreement dated as of January 12, 2006 (the “Original Agreement”) which contemplated a transaction in which Buyer would purchase all of the Acquired Assets (and assume only the Assumed Liabilities) of Division in consideration for the Purchase Price; and

WHEREAS, pursuant to Section 9(i) of the Original Agreement, the Parties desire to enter into this Agreement to amend and restate the Original Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

AGREEMENT

§1.      Definitions.

 “Acquired Assets” means all right, title, and interest in and to all of the assets constituting Division, including all of the assets of Target and Division’s (a) tangible personal property including, but not limited to, computers, servers, office equipment, machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies, (b) Intellectual Property (including all rights of Sellers to the names “Tidel” and “Sentinel”), goodwill associated therewith, trademarks, service marks and all other marks (whether registered or unregistered), licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) leases, subleases, and rights thereunder, (d) agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights thereunder, (e) accounts, notes, and other receivables, (f) securities, (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes), (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (i) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (j) the Key Man Policy; provided, however, that the Acquired Assets shall not include (i) the Excluded Assets, (ii) the organizational documents and charters, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Sellers’ legal entities, (iii) any of the rights of Sellers under this Agreement (or under any side agreement between Sellers and Buyer entered into on or after the date of this Agreement), or (iv) commercial liability insurance contracts and policies.

4

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement or the NCR Purchase Agreement or the exercise of warrants or conversion of debt by Laurus Master Fund, Ltd. and its Affiliates pursuant to the Voting Agreements, any offer, proposal or inquiry relating to, or any third party indication of interest in, (a) any acquisition or purchase, direct or indirect, of any assets of Target or Division or over five percent (5%) of any class of equity or voting securities of Parent or any equity or voting securities of any Subsidiaries of Parent other than AnyCard International, Inc., (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party’s beneficially owning five percent (5%) or more of any class of equity or voting securities of Parent or any equity or voting securities of any Subsidiaries of Parent other than AnyCard International, Inc., (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Sellers or any Subsidiaries of Parent other than AnyCard International, Inc., or (d) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transaction contemplated hereby or that could reasonably be expected to dilute materially the benefits to Buyer of the transactions contemplated hereby.

"Adverse Consequences" means all damages, penalties, fines, costs, reasonable amounts paid in settlement, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Agreement” has the meaning set forth in the preface above.

“Amendment” has the meaning set forth in §5(i)(i) below.

“Asbestos Liabilities” means any Liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item designed, manufactured, sold, marketed, installed, stored, transported, handled, or distributed at any time, or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility or in any structure, including without limitation, any Liabilities arising from, relating to or based on any personal or bodily injury or illness.

“Assumed Liabilities” means any Liabilities set forth in §1of the Disclosure Schedule under the heading of “Assumed Liabilities” and any Liability of Sellers in connection with issued and outstanding checks drawn on the Bank Accounts that have not cleared the Bank Accounts prior to the closing of the Bank Accounts pursuant to §2(g)(ii) below; provided, however, that the Assumed Liabilities shall not include (a) any Liability of Sellers for Taxes (with respect to Division or otherwise), (b) any Liability of Sellers for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because of Sellers transferring the Acquired Assets and Seller’s obligations under §9(k) below with respect to Taxes), (c) any Liability of Sellers for the unpaid Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, (d) any obligation of Sellers to indemnify any Person (including any of partners of Target or stockholders of Parent) by reason of the fact that such Person was a director, officer, employee, manager, partner or agent of Sellers or any of their respective Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (e) any Liability of Sellers for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (f) any Liability or obligation of Sellers under this Agreement (or under any side agreement between Sellers and Buyer entered into on or after the date of this Agreement), (g) any Liabilities for Leases, other than Liabilities for Leases specifically identified in §1of the Disclosure Schedule, (h) other than the Termination Payments, any Liabilities for payroll, withholdings tax, severance or any other payments or compensation owed to employees of Sellers or any Subsidiaries of Parent including any payments that are not deductible under Code §280G, and (i) any Liabilities arising out of Employee Benefit Plans, Employee Pension Plans or Employee Welfare Benefit Plans.

5

“Bank Account Amounts” has the meaning set forth in §2(g)(ii) below.

“Bank Accounts” has the meaning set forth in §2(g)(ii) below.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Buyer” has the meaning set forth in the preface above.

“Cash Adjustment” has the meaning set forth in §2(g)(i) below.

“Closing” has the meaning set forth in §2(d) below.

“Closing Date” has the meaning set forth in §2(d) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the business and affairs of Division that is not already generally available to the public.

“CSS Claim” has the meaning set forth in §3(m)(ii) below.

“Disclosure Schedule” has the meaning set forth in §3 below.

“Division” means Sellers’ electronic cash security systems business, consisting of (a) timed access cash controllers (b) the Sentinel products, (c) the servicing, maintenance and repair of the timed access cash controllers or Sentinel products and (d) all other assets and business operations associated with the foregoing.

“Division Subsidiary” has the meaning set forth in §3(f) below.

“Draft Allocation” has the meaning set forth in §2(h)(i) below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

6

“Employment Agreements” means (a) the Employment Agreement by and between Target and Mark Levenick dated January 1, 2000, (b) the Employment Agreement by and between Target and M. Flynt Moreland dated January 1, 2000, (c) the Employment Agreement by and between Target and Troy D. Richard dated June 26, 2002, and (d) the Employment Agreement by and between Target and Robert M. Gutierrez dated January 1, 2000.

“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Sellers for purposes of Code §414.

“Excluded Assets” means any of Sellers’ (a) cash and cash equivalents on hand or on deposit in banks, (including, without limitation, certificates of deposit, commercial paper, treasury bills, and money market accounts), marketable securities, or inter-company or inter-affiliate accounts, and any similar accounts, (b) life insurance contracts or policies (other than the Key Man Policy) and any insurance proceeds or insurance claims made by Sellers relating to Acquired Assets that are repaired, replaced or restored to substantially the same or an improved condition as compared to their respective conditions prior to the casualty by Sellers prior to the Closing and conveyed to Buyer hereunder; (c) promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposit, other similar items, and any cash surrender value in regard thereto; (d) any Employee Benefit Plan, Employee Pension Benefit Plan and any Employee Welfare Benefit Plan; (e) all tax returns and supporting materials, all original financial statements and supporting materials, all books and records that Sellers are required by law to retain, and all records relating to the sale of the Acquired Assets; (f) any interest in and to any refunds or overpayments of federal, or local franchise, income, or other taxes for periods prior to the Closing Date; (g) all claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or fees for any period prior to the Closing Date; (h) any contract, lease, or agreement other than the agreements set forth on §1 of the Disclosure Schedule (excluding the Employment Agreements, which are Excluded Assets); (i) duplicate copies of the books and records necessary to enable Sellers to file their tax returns and reports; and (j) assets to be sold pursuant to the NCR Purchase Agreement.

“Expenses” has the meaning set forth in §9(k)(ii) below.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Final Allocation” has the meaning set forth in §2(h)(ii) below.

“Financial Statements” has the meaning set forth in §3(g)(ii)(A) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Improvements” has the meaning set forth in §3(l)(iv) below.

7

“Indemnity Period” has the meaning set forth in §6(g)(i) below.

“Intellectual Property” means all of the following used by, or relating to, Division in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and subdomains (including “tidel.com”), and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software, firmware and applications (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Key Man Policy” means Sellers’ key man life insurance policy insuring the life of Mark K. Levenick.

“Knowledge” means actual knowledge after reasonable investigation.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Division.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Division holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Sellers thereunder.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, charge, conditional sales contract, interests of third parties, attachment, hypothecation, liability, judgment, easement, other security interest or any encumbrance of any kind.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could be reasonably expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Sellers or Division (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof); provided, however, that the financial condition, operating results or business prospects of Sellers or Division of which Buyer has knowledge as of the date of this Agreement shall not be deemed a Material Adverse Effect or Material Adverse Change.

“Most Recent Balance Sheet” means the balance sheet contained in the quarterly report filed by Parent on Form 10-Q for the quarter ended December31, 2005.

“Motion” has the meaning set forth in §5(i)(i) below.

8

“NCR Purchase Agreement” means the Asset Purchase Agreement entered into on February 19, 2005 by and among NCR EasyPoint LLC (f/k/a NCR Texas LLC), NCR Corporation, Parent and Target, as amended.

“Non-Affiliated Directors” means directors of Parent who are not Affiliates of Buyer.

“Ordinary Course of Business” means the ordinary course of business of Sellers and Division consistent with past custom and practice (including with respect to quantity and frequency).

“Original Agreement” has the meaning set forth in the recitals above.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Division or Sellers.

“Parent” has the meaning set forth in the preface above.

“Parent Indemnified Parties” has the meaning set forth in §6(g)(i) below.

“Parent Payment Event” means (a) the termination of this Agreement pursuant to §8(b)(iv) or §8(b)(v), or (b) Sellers consummate, publicly announce, or execute documentation providing for any Acquisition Proposal; provided that such consummation, announcement or execution occurs prior to the 18 month anniversary of the date of the termination of this Agreement pursuant to §8(b)(ii) or §8(b)(iii)(B).

“Parent Proxy Statement” has the meaning set forth in §3(g)(i)(C) below.

“Parent Stockholders Meeting” has the meaning set forth in §5(i)(i) below.

“Party” has the meaning set forth in the preface above.

“Patent Agencies” has the meaning set forth in §5(k) below.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Purchase Price” has the meaning set forth in §2(f)(i) below.

“Real Property Laws” has the meaning set forth in §3(l)(vi) below.

“Real Property Permits” has the meaning set forth in §3(l)(vii) below.

“Reimbursement Amount” has the meaning set forth in §9(k)(ii) below.

“Representatives” has the meaning set forth in §5(g)(i) below

9

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in §3(g)(i)(A) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Stockholder Approval” has the meaning set forth in §7(a)(xvii) below.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal on terms that a majority of the Non-Affiliated Directors determine in good faith, after considering the written advice of the financial advisor and outside legal counsel to Parent’s board of directors, and taking into account all of the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of the Parent’s stockholders than as provided under this Agreement and which is reasonably likely to be consummated on such terms and for which financing, to the extent required, is then fully committed.

“Target” has the meaning set forth in the preface above.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payments” means the payments to be made by Buyer at Closing on behalf of and as directed by Sellers as set forth by Sellers on §1 of the Disclosure Schedule under the heading of “Termination Payments” to be paid as consideration on behalf of and as directed by Sellers for termination of the Employment Agreements, but shall include only the obligation to make such payments and shall not include any other liabilities or obligations in connection therewith, including without limitation tax or withholding liabilities or obligations.

10

“Third Party” means any Person as defined in §13(d) of the Securities Exchange Act, other than Parent, Target and their respective Subsidiaries and Affiliates.

“Transaction Agreements” has the meaning set forth in §3(b) below.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Voting Agreements” means that certain Exercise and Conversion Agreement dated as of the date of this Agreement by and among Buyer, Sentinel Technologies, Inc., a Delaware corporation (“Sentinel Technologies”), Parent, and Laurus Master Fund, Ltd, a Cayman Islands company (“Laurus”); that certain Voting Agreement dated as of the date of this Agreement by and among Buyer, Sentinel Technologies, Parent, and Laurus; and that certain Voting Agreement dated as of the date of this Agreement by and among Buyer, Sentinel Technologies, Parent and the officers and directors of Parent.

§2.      Basic Transaction.

(a) Purchase and Sale of Assets.

On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets, free and clear of all Liens, at the Closing for the consideration specified below in this §2.

(b) Assumption of Liabilities.

On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for only the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any Liability of Sellers or any Subsidiaries of Parent not included within the definition of Assumed Liabilities.

(c) Purchase Price.

At the Closing, Buyer agrees to pay to Sellers a purchase price for the Acquired Assets calculated as set forth below in this §2(c), payable in cash by wire transfer or delivery of other immediately available funds (the “Purchase Price”). The Purchase Price shall be an amount equal to $15,500,000 (i) minus $100,000 as consideration for Buyer’s potential liability in connection with the CSS Claim if the CSS Claim has not been dismissed pursuant to a final non-appealable court order prior to the Closing, and (ii) minus $1,629,968 representing the Target’s negative working capital at December 31, 2005; resulting in a final Purchase Price of $13,770,032. In addition, at the Closing Buyer shall pay the Cash Adjustment to Sellers and Sellers shall pay the Bank Account Amount to Buyer as set forth in Section 2(g) below.

(d) Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hensley Kim & Edgington, LLC, 1660 Lincoln Street, Suite 3050, Denver, Colorado 80264, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) and the determination of the Purchase Price pursuant to this §2 or such other date as the Parties may mutually determine (the “Closing Date”).

11

(e) Deliveries at Closing.

At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in §7(a) below; (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in §7(b) below; (iii) Sellers will execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments (including Intellectual Property transfer documents) in the forms attached hereto as Exhibit A and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; (iv) Buyer will deliver to Sellers the Purchase Price and the Cash Adjustment; (v) Sellers shall deliver to Buyer the Bank Account Amount; and (vi) Buyer will make the Termination Payments.

(f) December Balance Sheet.

The Parties agree that the balance sheet attached hereto as Exhibit C is an accurate balance sheet prepared in accordance with GAAP for the Target as of December 31, 2005, as adjusted to reflect assumptions and agreements of the Parties with respect to the Acquired Assets and Assumed Liabilities.

 (g) Cash Adjustments.

(i) At the Closing, Buyer agrees to pay to Sellers the amount of cash Parent has provided to Target to operate since December 31, 2005 calculated as set forth below in this §2(g), payable in cash by wire transfer or delivery of other immediately available funds (the “Cash Adjustment”). The Cash Adjustment shall be an amount equal to $1,941,718 as the amount of Target’s cash on hand at December 31, 2005 (A) plus $467,000 advanced by Parent to Target in January 2006, and (B) plus $50,000 as an allocation to Seller of Target’s profits for the first fiscal quarter of 2006; resulting in a final Cash Adjustment of $2,458,718.

(ii) At the Closing, Sellers agree to close all of the Division’s bank accounts with JP Morgan Chase Bank, N.A., as well as all other accounts with any other banking or similar institutions (the “Bank Accounts”) and to pay to Buyer by wire transfer or delivery of other immediately available funds an amount equal to the amount of cash in the Bank Accounts as of the Closing (the “Bank Account Amount”). Buyer and Sellers shall jointly instruct the banks at which the Bank Accounts were located to honor all checks drawn on the Bank Accounts subsequent to the closing of the Bank Accounts with proceeds from the Buyer’s bank accounts and Sellers shall have no further liability for such checks.

 (h) Purchase Price Allocation.

(i) Within 60 days after the Closing Date, Buyer will prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code §1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), and deliver to Parent a written draft of the allocation (the “Draft Allocation”). Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare the Draft Allocation.

(ii) If Parent has any objections to the Draft Allocation, Parent shall deliver a written detailed statement describing its objections to Buyer within 15 days after receiving the Draft Allocation. Buyer and Parent shall use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after Buyer has received the statement of objections, however, Buyer and Parent shall select an accounting firm mutually acceptable to the Parties to resolve any remaining objections. If Buyer and Parent are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the Parties. Buyer shall revise the Draft Allocation in writing as appropriate to reflect the resolution of any objections thereto pursuant to this §2(h)(ii). The “Final Allocation” shall mean the written Draft Allocation together with any revisions thereto pursuant to this §2(h)(ii).

12

(iii) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in §2(h)(ii) above, Buyer and Sellers shall equally share responsibility for the fees and expenses of the accounting firm.

(iv) Buyer and Sellers and their Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Final Allocation. Neither Buyer nor Sellers shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with the Final Allocation unless required to do so by applicable law.

  §3.    Sellers’ Representations and Warranties.

Each of Sellers jointly and severally represents and warrants to Buyer that the statements contained in this §3 are correct and complete as of the date of the Original Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.

(a) Organization.

Other than Target, each of Parent and Parent’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Target is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. Sellers are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required except to the extent that any failure to be so qualified would not result in a Material Adverse Effect. Sellers have full power and authority and all licenses, permits, consents, approvals and authorizations necessary to carry on the businesses in which they are engaged and in which they presently propose to engage and to own and use the properties owned and used by them, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sellers. §3(a) of the Disclosure Schedule lists the directors and officers each of Sellers. Sellers have delivered or made available to Buyer correct and complete copies of the certificate of incorporation and bylaws of Parent and the certificate of limited partnership and limited partnership agreement of Target (each as amended to date). The minute books (containing the records of meetings or actions of the stockholders, partners, board of directors, and any committees), the stock certificate books, the stock record books and other records detailing the actions of each of Sellers, as applicable, are correct and complete. Parent is not in violation of any provision of its certificate of incorporation or bylaws. Target is not in violation of any provision of its certificate of limited partnership or limited partnership agreement.

(b) Authorization of Transaction.

Parent has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, the Voting Agreements and all other agreements contemplated hereunder (collectively, the “Transaction Agreements”) and to perform its obligations thereunder. Other than the Voting Agreements, Target has full power and authority (including full limited partnership power and authority) to execute and deliver the Transaction Agreements and to perform its obligations thereunder. Other than compliance with any applicable requirements of the Securities Act or the Securities Exchange Act and as set forth on §3(b) of the Disclosure Schedule, Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or any third party in order to enter into the Transaction Agreements or to consummate the transactions contemplated thereunder. Tidel Cash Systems, Inc. and Tidel Services, Inc. have full power and authority as the partners of Target to approve and adopt this Agreement and the transactions contemplated hereby. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Sellers and Subsidiaries of Parent (including, without limitation, approval of Parent’s board of directors and the approval Tidel Cash Systems, Inc. and Tidel Services, Inc. as the partners of Target), subject only to the approval and adoption of this Agreement and the transactions contemplated hereby at the Parent Stockholders Meeting. Each of the Transaction Agreements have been, or will be, duly executed and delivered by each of Sellers and constitute, or will constitute when executed and delivered, the legal, valid and binding obligation of each of Sellers, enforceable against each of Sellers in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The board of directors of Parent has (A) declared this Agreement and the transactions contemplated hereby advisable and fair to and in the best interest of Sellers and stockholders of Parent, (B) approved this Agreement and the other Transaction Agreements in accordance with the law of the State of Delaware, (C) resolved to recommend the approval of this Agreement by stockholders of Parent and (D) directed that this Agreement be submitted to the stockholders of Parent for approval at the Parent Stockholders Meeting.

13

(c) Non-contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Sellers are subject or any provision of the certificate of incorporation or bylaws of Parent or the certificate of limited partnership or the limited partnership agreement of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which either of Sellers is party or by which either of Sellers is bound or to which any of their respective assets is subject (or result in the imposition of any Lien upon any of its assets).

(d) Brokers’ Fees and Fairness Opinion.

Except for Capitalink, L.C., a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers who might be entitled to any fee or commission from Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement. Parent has received the opinion of Capitalink, L.C., financial advisor to Sellers, to the effect that, as of the date of this Agreement, the transactions contemplated by this Agreement are fair to the stockholders of Parent from a financial point of view.

14

(e) Title to Assets.

Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Parent and except as set forth on §3(e) of the Disclosure Schedule, Sellers have good and marketable title to all of the Acquired Assets, free and clear of any Liens or restrictions on transfer. The Acquired Assets constitute all material assets required to operate, and currently used in the operation of Division.

(f) Subsidiaries.

Other than Target, each of Parent’s direct or indirect Subsidiaries other than AnyCard International, Inc. (each a “Division Subsidiary”) is a corporation or limited partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each Division Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except to the extent that the failure to be so qualified would not constitute a Material Adverse Effect. Each Division Subsidiary has full corporate or limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Sellers have delivered to Buyer correct and complete copies of the charter, bylaws, certificate of limited partnership and limited partnership agreement of each Division Subsidiary (as amended to date). Target has no Subsidiaries. Other than Target, none of the Acquired Assets are owned or held by any Subsidiaries of Parent. Other than administrative functions, the business and operations of Division have been solely conducted through Target.

(g) SEC Filings and Financial Statements.

(i) SEC Filings.

(A) Parent has delivered or made available to Buyer true and complete copies of Parent’s (i) combined annual report on Form 10-K for its fiscal years ended September 30, 2004 and 2003, (ii) quarterly reports on Form 10-Q for its fiscal quarters ended June 30, 2005, March 31, 2005 and December 31, 2004, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent held since June 30, 2002, and (iv) all of its other reports, statements, schedules and registration statements (and all exhibits, attachments, schedules and appendixes filed with the foregoing) filed with the SEC since September 30, 2004 (collectively, the “SEC Documents”).

(B) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each SEC Document filed pursuant to the Securities Exchange Act did not, and each such SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(C) The proxy statement of Parent to be filed with the SEC in connection with the Parent Stockholders Meeting (the “Parent Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Exchange Act. At the time the Parent Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Parent, and at the time such stockholders vote on the approval and adoption of this Agreement and the transactions contemplated hereby, the Amendment and the Motion, and at the Closing, the Parent Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this subsection will not apply to statements or omissions included in the Parent Proxy Statement based upon information furnished to Parent in writing by Buyer specifically for use therein.

15

(ii) Financial Statements.

(A) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(B) Except as set forth in the SEC Documents, the books and records of Parent (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of Parent and Parent’s Subsidiaries and (iii) accurately and fairly reflect the basis for the consolidated financial statements of Parent filed with the SEC with each of Parent’s reports on Forms 10-K and 10-Q set forth in §3(g)(i) above.

(h) Events Subsequent to Most Recent Balance Sheet.

Since the date of the Most Recent Balance Sheet, there has not been any Material Adverse Change. Without limiting the generality of the foregoing and solely with respect to the Division and except as set forth on §3(h) of the Disclosure Schedule, since that date:

(i) Sellers have not sold, leased, transferred, or assigned any of their assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) Sellers have not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

(iii) no party (including Sellers) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which either of Sellers is a party or by which either of them is bound;

(iv) Sellers have not imposed or permitted to exist any Lien upon any of its assets, tangible or intangible;

(v) Sellers have not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

16

(vi) Sellers have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

(vii) Sellers have not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(viii) Sellers have not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(ix) Sellers have not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(x) there has been no change made or authorized in the certificate of incorporation or bylaws of Parent or the certificate of limited partnership or limited partnership agreement of Target;

(xi) Sellers have not experienced any material damage, destruction, or loss (whether or not covered by insurance) to their property;

(xii) other than the termination of the Employment Agreements, Sellers have not made any loan to, or entered into any other transaction with, any of the directors, officers, and employees of Sellers or any Subsidiaries of Parent;

(xiii) other than the termination of the Employment Agreements, Sellers have not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

(xiv) other than the payment of reasonable and customary end of year holiday bonuses, Sellers have not granted any increase in the base compensation of any of the directors, officers, and employees of Sellers outside the Ordinary Course of Business;

(xv) other than the termination of the Employment Agreements, Sellers have not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the directors, officers, and employees of Sellers (or taken any such action with respect to any other Employee Benefit Plan);

(xvi) other than the termination of the Employment Agreements, Sellers have not made any other change in employment terms for any of the directors, officers, and employees of Sellers outside the Ordinary Course of Business;

(xvii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business;

(xviii) Sellers have not discharged a material Liability or Lien outside the Ordinary Course of Business;

(xix) Sellers have not disclosed any Confidential Information except pursuant to a valid, binding and enforceable non-disclosure agreement;

17

(xx) there has not been any change in any method of accounting or accounting principles or practice by Sellers, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Securities Exchange Act;

(xxi) there has not been any Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered; and

(xxii) Sellers have not committed to any of the foregoing.

(i) Undisclosed Liabilities.

Except as set forth on §3(i) of the Disclosure Schedule, Sellers do not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) relating to Division, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j) Legal Compliance.

Each of Sellers, and their respective predecessors and Affiliates has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. §78dd-1, et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters.

(i) Sellers have timely filed all Tax Returns that Sellers were required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Sellers (whether or not shown on any Tax Return) have been paid unless they are currently being contested in good faith as set forth on §3(k)(i) of the Disclosure Schedule and a reserve therefore is set forth on the Most Recent Balance Sheet. Sellers are not beneficiaries of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction in which Sellers do not file Tax Returns that Sellers are or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Division or Sellers that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iii) Sellers do not, and no officer or director of Sellers or any Subsidiaries of Parent (or any employee responsible for Tax matters expect any authority to assess any additional Taxes with respect to Sellers for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Sellers either (A) claimed or raised by any authority in writing or (B) as to which Sellers, or any officer or director of Sellers or any Subsidiaries of Parent (or employees responsible for Tax matters), has Knowledge based upon personal contact with any agent of such authority. §3(k)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed by Sellers for taxable periods ended on or after September 30, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered or made available to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Sellers since September 30, 2002.

18

(iv) Sellers have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) None of the Assumed Liabilities or the Termination Payments is, or will become, an obligation to make a payment that is not deductible under Code §280G.

(l) Real Property.

(i) Sellers have no Owned Real Property and no Owned Real Property or any interest therein is used by Division in operating its business as currently conducted or as proposed to be conducted. Division is not a party to any agreement or option to purchase any real property or interest therein.

(ii) §3(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Sellers have delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C) Sellers’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(D) Neither Sellers, nor any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F) Sellers do not owe, and will not owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

(G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Sellers;

19

(H) Sellers have not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(I) Sellers have not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(J) there are no Liens on the estate or interest created by such Lease.

(iii) The Leased Real Property identified in §3(l)(iii) of the Disclosure Schedule comprises all of the real property used or intended to be used in Division's business.

(iv) To Sellers’ Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer wiring, and cable installations, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of Division's business. To Sellers’ Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of Division's business as currently conducted thereon.

(v) To Sellers’ Knowledge, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein. To Sellers’ Knowledge, there is no injunction, decree, order, writ or judgment outstanding, nor any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of Division's business as currently conducted thereon.

(vi) The Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Leased Real Property and operation of Division's business thereon does not materially violate any Real Property Laws. Sellers have not received any notice of violation of any Real Property Law and, to Sellers’ Knowledge, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(vii) To Sellers’ Knowledge, all material water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of Division's business as currently conducted thereon.

(viii) All material certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Leased Real Property that are required or appropriate to use or occupy the Leased Real Property or operate Division's business as currently conducted thereon, have been issued and are in full force and effect. §3(l)(viii) of the Disclosure Schedule lists all material Real Property Permits held by Sellers with respect to each parcel of Leased Real Property. Sellers have delivered to Buyer a true and complete copy of all Real Property Permits. Sellers have not received any notice from any governmental authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to Sellers’ Knowledge, there is no Basis for the issuance of any such notice or the taking of any such action. The Real Property Permits are transferable to Buyer without the consent or approval of the issuing governmental authority or entity; no disclosure, filing or other action by Sellers is required in connection with such transfer, and Buyer shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.

20

(ix) To Sellers’ Knowledge, the classification of each parcel of Leased Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of Division's business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied.

(m) Intellectual Property.

(i) Sellers own and possess or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of Division as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Sellers immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. Sellers have taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(ii) Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. Other than the complaint filed by Corporate Safe Specialists, Inc. against Sellers on June 9, 2005 (the “CSS Claim”), none of Sellers, any Subsidiaries of Parent or any of their officers and directors (and employees with responsibility for Intellectual Property matters) have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Sellers must license or refrain from using any Intellectual Property rights of any third party) that has not been resolved pursuant to a final non-appealable court order or binding effective settlement and release agreement that does not have a Material Adverse Effect. To Sellers’ Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Sellers.

(iii) §3(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to Sellers with respect to any of their Intellectual Property, identifies each pending patent application or application for registration Sellers have made with respect to any of their Intellectual Property, and identifies each license, sublicense, agreement, or other permission that Sellers have granted to any third party with respect to any of their Intellectual Property (together with any exceptions). Sellers have delivered or made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. §3(m)(iii) of the Disclosure Schedule also identifies each registered or unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $10,000 in the aggregate) and each material registered or unregistered copyright used by Sellers in connection with the business of Division. With respect to each item of Intellectual Property required to be identified in §3(m)(iii) of the Disclosure Schedule:

21

(A) Sellers own and possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) except for the CSS Claim, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Sellers’ Knowledge, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D) Sellers have not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents or copyrights expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers, including, without limitation, a failure by Sellers to pay any required maintenance fees).

(iv) §3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Division uses pursuant to license, sublicense, agreement, or permission. Sellers have delivered or made available to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in §3(m)(iv) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above);

(C) Sellers are not and, to Sellers’ Knowledge, no other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) to Sellers’ Knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

22

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller’s Knowledge, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and, to Sellers’ Knowledge, there are no grounds for the same; and

(H) Sellers have not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v) Except for the CSS Claim, to Sellers’ Knowledge: (A) Sellers have not in the past nor will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the business of Division as presently conducted and as presently proposed to be conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(vi) Sellers have taken all necessary and desirable actions to maintain and protect all of the Intellectual Property and will continue to maintain and protect all of the Intellectual Property so as not to adversely affect the validity or enforceability thereof. To the Knowledge of Sellers, the owners of any of the Intellectual Property licensed to Sellers in connection with the business of Division have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

(vii) Sellers have complied with and are presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and Sellers shall take all steps necessary to ensure such compliance until the Closing.

(n) Tangible Assets.

Sellers own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the business of Division as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from all defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(o) Inventory.

The inventory of Division is owned by Sellers and consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Division.

(p) Contracts.

§3(p) of the Disclosure Schedule lists the following contracts and other agreements relating to Division:

23

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Division, or involve consideration in excess of $10,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or non-competition;

(vi) any material agreement involving either Seller on the one hand and any Affiliate of Parent or Parent’s Subsidiaries on the other hand;

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the current or former directors, officers, and employees of Sellers or any Subsidiaries of Parent;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing any severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of the directors, officers, and employees of Sellers or Subsidiaries of Parent outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $10,000;

(xiii) any agreement under which Sellers have advanced or loaned any other Person amounts in the aggregate exceeding $10,000; or

(xiv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

Sellers have delivered or made available to Buyer a correct and complete copy of each agreement (as amended to date) listed in §3(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above); (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. Other than as explicitly identified in §3(p) of the Disclosure Schedule, all such contracts are freely assignable to Buyer.

24

(q) Notes and Accounts Receivable.

All notes and accounts receivable of Sellers relating to Division are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts except as set forth on §3(q) of the Disclosure Schedule, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Division.

(r) Powers of Attorney.

There are no outstanding powers of attorney executed on behalf of Sellers.

(s) Insurance.

Sellers have in full force and effect insurance policies insuring the properties and assets of Division (including the Acquired Assets). With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither Sellers nor, to Sellers’ Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) neither Sellers nor, to Sellers’ Knowledge, any other party to the policy has repudiated any provision thereof. Sellers currently are covered, and have been covered during the past five (5) years, by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.

(t) Litigation.

§3(t) of the Disclosure Schedule sets forth each instance in which Sellers (i) are subject to any outstanding injunction, judgment, order, decree, ruling, or charge relating to Division or (ii) are a party or, to Sellers’ Knowledge, are threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in §3(t) of the Disclosure Schedule would reasonably be expected to result in any Material Adverse Change. None of Sellers or the directors and officers of Sellers or any Subsidiaries of Parent (and employees with responsibility for litigation matters) have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Sellers.

(u) Product Warranty.

Each product manufactured, sold, leased, or delivered by Division has been in conformity with all applicable contractual commitments and all express and implied warranties, and Sellers do not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Division. No product manufactured, sold, leased, or delivered by Division is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

25

(v) Product Liability.

Sellers do not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Division.

(w) Employees.

(i) With respect to the business of Division:

(A) there is no collective bargaining agreement or relationship with any labor organization;

(B) to the Knowledge of Sellers, no executive or manager of Division (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides Sellers that would be material to the performance of such employee’s employment duties, or the ability of Sellers or Buyer to conduct the business of Division;

(C) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(D) to the Knowledge of Sellers, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(E) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Sellers, threatened;

(F) there is no workman’s compensation liability, experience or matter that would reasonably be expected to have a Material Adverse Effect;

(G) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to Sellers’ Knowledge, threatened in any forum, relating to an alleged violation or breach by Sellers (or their officers or directors) of any law, regulation or contract; and

(H) no employee or agent of Sellers has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (G) above.

(ii) Except as set forth in §3(w)(ii) of the Disclosure Schedule, (A) there are no employment contracts or severance agreements with any employees of Sellers engaged in the operation of Division, and (B) there are no written personnel policies, rules or procedures applicable to employees of Sellers engaged in the operation of Division.

(iii) With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Sellers have not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation or ordinance, and no such action will be implemented without advance notification to Buyer.

26

(iv) Buyer will not have as a consequence of any transaction contemplated by the Transaction Agreements, any liability or obligation with respect to or under any agreement between either of Sellers and any employee.

(x) Employee Benefit Plans.

(i) §3(x)(i) of the Disclosure Schedule lists each Employee Benefit Plan that Sellers maintain, to which Sellers contribute or have any obligation to contribute, or with respect to which Sellers have any Liability. Sellers have not, nor has any Subsidiary or Affiliate of Parent, been parties to a multi-employer defined benefit plan within the meaning of ERISA.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by Sellers or an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Sellers. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

(E) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by Sellers or an ERISA Affiliate. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Sellers’ Knowledge, threatened.

27

(F) Sellers have delivered or made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(ii) Buyer will not have as a consequence of any transaction contemplated by the Transaction Agreements, any liability or obligation with respect to or under any Employee Benefit Plan.

(y) Guaranties.

Neither of Sellers is a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters.

(i) Each of Sellers, and their respective predecessors and Affiliates has complied and is in material compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, each of Sellers and their respective Affiliates has obtained and materially complied with, and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in §3(z)(ii) of the Disclosure Schedule.

(iii) Neither Sellers nor their respective predecessors or Affiliates have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(iv) None of the following exists at any property or facility owned or operated by Sellers: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v) Neither Sellers nor their respective predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transactions that are subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

28

(vii) Neither Sellers nor any of their respective predecessors or Affiliates have designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is or will become subject to any Asbestos Liabilities.

(viii) Neither Sellers nor any of their respective predecessors or Affiliates have assumed or otherwise become subject to, any Liability including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(ix) To Sellers’ Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of Sellers or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any Liability relating to on-site or off-site releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(x) Sellers have furnished or made available to Buyer all environmental audits, reports and other material environmental documents relating to their or their respective predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession or under their reasonable control.

(aa) Certain Business Relationships.

Other than this Agreement and the limited partnership agreement of Target, none of Parent’s stockholders, Subsidiaries of Parent, directors and officers of Sellers or any Subsidiaries of Parent, or any of their Affiliates has been involved in any business arrangement or relationship with Sellers or any Subsidiary of Parent within the past 12 months, and other than Target, none of Parent’s stockholders, Subsidiaries of Parent, directors and officers of Sellers or any Subsidiaries of Parent, or any of their Affiliates own any asset, tangible or intangible, that is used in the business of Division as currently conducted or as currently proposed to be conducted.

(bb) Customers and Suppliers.

Since the date of the Most Recent Balance Sheet, no material supplier of Division has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to Division, and no customer of Division has indicated that it shall stop, or decrease the rate of, buying materials, products or services from Division.

§4.      Buyer’s Representations and Warranties.

Buyer represents and warrants to Sellers that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4).

(a) Organization of Buyer.

29

Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Authorization of Transaction.

Buyer has full power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations thereunder. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or any third party in order to enter into the Transaction Agreements or to consummate the transactions contemplated thereunder. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Buyer. Each of the Transaction Agreements have been, or will be, duly executed and delivered by Buyer and constitute, or will constitute when executed and delivered, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(c) Non-contravention.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or its certificate of limited partnership or its limited partnership agreement, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).

(d) Brokers’ Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

§5.     Pre-Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General.

Each of the Parties will use, and will cause each of their respective Subsidiaries to use, their best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below).

30

(b) Notices and Consents.

Sellers shall give any notices to third-parties, and Sellers shall use their best efforts to obtain any third party consents that Buyer may request in connection with the matters referred to in §3(c) above. Each of the Parties shall give any notices to, make any filings with, and use their best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(c) and §4(c) above.

(c) Operation of Business.

Other than the termination of the Employment Agreements, Sellers shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers shall not otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §3(h) above.

(d) Preservation of Business.

Sellers shall, and shall cause Division to, keep their business and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access.

Sellers shall permit representatives of Buyer to have full access at all reasonable times upon reasonable notice, and in a manner so as not to interfere with the normal business operations of Sellers, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of Sellers.

(f) Notice of Developments.

Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity.

(i) Neither of Sellers shall, nor shall any of their officers, directors, employees, partners, stockholders, Affiliates, Subsidiaries, investment bankers, attorneys, accountants, consultants or other agents or advisors (the “Representatives”), directly or indirectly, (A) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, furnish any information relating to Sellers or Division or afford access to the business, properties, assets, books or records of Sellers or Division or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (C) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Sellers or any Subsidiary of Parent or (D) enter into any agreement with respect to an Acquisition Proposal.

(ii) Notwithstanding §5(g)(i) above and subject to §5(g)(iv) below, if Sellers and the Representatives have not breached or violated any provision of this §5(g), the board of directors of Parent, directly or indirectly through the Representatives, may engage in negotiations or discussions with any Third Party that, without prior solicitation by or negotiation with Parent, has made a Superior Proposal and furnish to such Third Party nonpublic information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of such confidentiality agreement being provided for informational purposes only to Buyer); provided that Buyer shall be furnished with such nonpublic information prior to or simultaneously with the furnishing thereof to such Third Party (to the extent such nonpublic information has not been previously furnished by Sellers to Buyer). Following receipt of such Superior Proposal, Parent’s board of directors may fail to make, withdraw or modify in a manner adverse to Buyer its recommendation to its stockholders referred to in §5(i)(i) below, submit such Superior Proposal to a vote of its stockholders, and/or take any non-appealable, final action that any court of competent jurisdiction orders Parent to take, but in each case referred to in the foregoing subsections (A) through (D) of §5(g)(i) above only if a majority of the Non-Affiliated Directors determine in good faith, after considering written advice of the outside legal counsel and financial advisor to Parent’s board of directors that the board must take such action to comply with its fiduciary duties under applicable law. Nothing contained herein shall prevent Parent’s board of directors from complying with Rule 14e-2(a) or Rule 14d-9 under the Securities Exchange Act with regard to an Acquisition Proposal or from making other disclosures to Parent’s stockholders if required under applicable law; provided, however, that any such actions shall comply with the other requirements of this §5(g).

31

(iii) Parent’s board of directors shall not take any of the actions referred to in subsections (A) through (D) of §5(g)(i) above unless Parent shall have delivered to Buyer a prior written notice advising Buyer that it intends to take such action, and Parent shall continue to keep Buyer informed, on a current basis, with respect to such Superior Proposal after taking such action. In addition, Parent shall notify Buyer promptly (but in no event later than 24 hours) after receipt by Parent (or any of its Representatives) of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or of any request for information relating to Parent or any of its Subsidiaries or for access to the business, properties, assets, books or records of Parent or any of its Subsidiaries by any third party that may be considering making, or has made, an Acquisition Proposal. Parent shall provide such notice orally and within one (1) business day in writing and shall identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Parent shall provide within one (1) business day of receipt a copy of any documentation of the terms of any such inquiry, proposal or offer, and thereafter shall keep Buyer informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations (including by delivering any further documentation of the type referred to above). Parent shall, and shall cause the Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use all reasonable efforts to cause any such third party (or its agents or advisors) in possession of confidential information about Parent or its Subsidiaries to return or destroy all such information.

(iv) In the event Parent receives a Superior Proposal, Parent and its board of directors shall not take any actions referred to under §5(g)(ii) above until Parent has negotiated in good faith with Buyer with respect to the terms of the transactions contemplated by this Agreement for a period of 10 business days from the date Buyer receives written notice of all material terms and conditions of the Superior Proposal (including any documents related thereto) as set forth in §5(g)(iii) above. In the event Parent subsequently receives any amendments or changes to such Superior Proposal, Parent and its board of directors shall not take any actions referred to under §5(g)(ii) above until Parent has negotiated in good faith with Buyer with respect to the terms of the transactions contemplated by this Agreement for a period of 10 business days from the date Buyer receives written notice of all material terms and conditions of such original Superior Proposal, as amended or changed (including any documents related thereto) as set forth in §5(g)(iii) above and such written notice shall specify if Parent and its board of directors intend to take any actions referred to under §5(g)(ii) above.

32

(h) Maintenance of Acquired Assets.

Sellers shall maintain the Acquired Assets in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted.

(i) Parent Stockholders Meeting

(i) Parent shall cause a meeting of its stockholders (the “Parent Stockholders Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of (A) this Agreement and the transactions contemplated hereby, (B) an amendment to Parent’s certificate of incorporation to change Parent’s name such that it does not contain the terms “Tidel” or “Sentinel” or any derivations thereof (the “Amendment”) and (C) any motion for adjournment or postponement of the Parent Stockholder Meeting to another time or place to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of this Agreement and the transactions contemplated hereby and the Amendment (the “Motion”). Subject to §5(g)(ii) above, the board of directors of Parent shall recommend approval and adoption of the items set forth in subsections (A), (B) and (C) of this §5(i)(i). The only matters on the ballot at the Parent Stockholders Meeting shall be the matters set forth above in subsections (A), (B) and (C) of this §5(i)(i). In connection with the Parent Stockholders Meeting, Parent shall Error! Bookmark not defined. promptly prepare and file with the SEC, use its commercially reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, the Parent Proxy Statement and all other proxy materials for such meeting, Error! Bookmark not defined. use its commercially reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and the Amendment, (3) otherwise comply with all legal requirements applicable to such meeting, and (4) hire MacKenzie Partners, Inc., or another proxy solicitor of equivalent stature, to assist Parent in the solicitation of votes and proxies for the Parent Stockholder Meeting.

(ii) Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall be terminated in accordance with §8 hereof, and in accordance with the applicable provisions of the law of the State of Delaware, (A) Parent shall be obligated to call, give notice of and hold the Parent Stockholders Meeting regardless of the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or of any failure to make, withdrawal or modification by Parent’s board of directors of its recommendation as required by §5(i)(i) above and (B) subject to §5(g) above, Parent shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

(iii) The Parent Proxy Statement and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Exchange Act. At the time the Parent Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Parent, and at the time such stockholders vote on the approval and adoption of this Agreement and the transactions contemplated hereby, the Amendment and the Motion, and at the Closing, the Parent Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The covenants contained in this subsection will not apply to statements or omissions included in the Parent Proxy Statement based upon information furnished to Parent in writing by Buyer specifically for use therein.

33

(j) Name Change.

Parent shall change its name and shall cause Tidel Cash Systems, Inc., Tidel Services, Inc. and Target to change their respective names such that their respective names do not contain the terms “Tidel” or “Sentinel” or any derivations thereof. Parent and its subsidiaries shall amend any authorization to conduct business as foreign entity in any jurisdiction and any assumed names to reflect the foregoing name changes.

(k) Perfection of Ownership of Intellectual Property.

Sellers shall take all necessary and advisable actions to perfect Sellers’ chain of title and sole ownership of all rights, title and interests, free and clear of all interests of third parties and Liens, in all Intellectual Property, including (i) obtaining and recording with the United States Patent and Trademark Office or other similar agencies in foreign jurisdictions (collectively, “Patent Agencies”) any necessary and advisable assignments from any inventors or prior owners of any Intellectual Property and (ii) recording the change of ownership with any applicable Patent Agencies of any Intellectual Property to Target.

(l) Maintenance of Leased Real Property.

Sellers will maintain the Leased Real Property, including all of the Improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Leased Real Property or any portion thereof, without the prior written consent of Buyer.

(m) Leases.

Sellers will not amend, modify, extend, renew or terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property without the prior written consent of Buyer.

(n) Claim.

Sellers shall take all actions that a reasonably prudent person would undertake with respect to the CSS Claim and shall diligently defend the CSS Claim; provided, however, that any material actions with respect to the CSS Claim shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld.

§6.      Post-Closing Covenants.

The Parties agree as follows with respect to the period following the Closing:

(a) General.

In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of the Transaction Agreements, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as another Party may reasonably request, all at the sole cost and expense of the requesting Party. Sellers shall not, and Parent shall cause its Subsidiaries not to, use the term“Tidel” or “Sentinel” or any derivations thereof as part of their respective names. Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Division.

34

(b) Litigation Support.

In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) the transactions contemplated under the Transaction Agreements, (ii) the CSS Claim, (iii) the Bank Accounts, or (iv) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Sellers, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

(c) Transition.

Sellers shall not, nor shall any of Parent’s Subsidiaries or any of their officers and directors, take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, vendor or other business associate of Division from maintaining the same business relationships with Buyer after the Closing as it maintained with Division prior to the Closing. Sellers shall refer all customer inquiries relating to Division to Buyer from and after the Closing. After the Closing, Sellers shall direct any inquiries regarding payment of any accounts receivable that were included in the Acquired Assets to Buyer and shall immediately remit any amounts received by Sellers in payment of such accounts receivable to Buyers by in cash by wire transfer or other immediately available funds.

(d) Confidentiality.

Sellers shall treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. In the event either of Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Sellers may disclose the Confidential Information to the tribunal; provided, however, that Sellers shall use their best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(e) Covenant Not to Compete or Solicit.

For a period of five years from and after the Closing Date, Sellers shall not, nor allow any of their Subsidiaries to, engage directly or indirectly in any business that Division conducts as of the Closing Date; provided, however, that no owner of less than one percent (1%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business. For a period of five years from and after the Closing Date, Sellers shall not, nor allow any of their Subsidiaries, to solicit any employee of Buyer to leave the employment of Buyer or solicit any customer or potential customer of Buyer to cease or reduce its business with Buyer; provided, however, that no owner of less than one percent (1%) of the outstanding stock of any publicly traded corporation shall be deemed to be soliciting any employees, customers or potential customers of Buyer solely by reason thereof. If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

35

(f) Defense of CSS Claim.

(i) Buyer shall undertake, and shall have the sole right to direct on behalf of itself and Sellers, the defense of the CSS Claim for Sellers with counsel of its choice.

(ii) Sellers shall not take any action, consent to the entry of any judgment or enter into any settlement with respect to the CSS Claim without the prior written consent of Buyer.

(iii) In the event Sellers shall incur any Adverse Consequences in connection with the CSS Claim subsequent to the Closing Date, then Buyer shall indemnify Sellers from and against the entirety of any such Adverse Consequences; provided, however, that Buyer shall not be obligated to indemnify Seller for any Adverse Consequences incurred as a result of the breach of this Agreement or the negligent action or inaction of Sellers.

 (g) Indemnification.

(i) Parent agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of Parent and its Subsidiaries (the “Parent Indemnified Parties”) as provided in their respective charter documents, bylaws, certificate of limited partnership or limited partnership agreement as in effect on the date of this Agreement shall continue in full force and effect for a period of six (6) years from and after the Closing Date (the “Indemnity Period”); provided, however, that, in the event any claim or claims are asserted or made within the Indemnity Period, all rights to indemnification in respect of any such claim or claims shall continue to final and non-appealable disposition of any and all such claims. Any determination required to be made with respect to whether the Parent Indemnified Party’s conduct complies with the standards set forth in such charter documents, bylaws , certificate of limited partnership or limited partnership agreement or otherwise shall be made by independent counsel selected by the Parent Indemnified Parties, which counsel shall be reasonably satisfactory to Parent (whose fees and expenses shall be paid by Parent), which such determination shall be final and binding on the parties thereto.

(ii) During the Indemnity Period, Parent shall indemnify and hold harmless the Parent Indemnified Parties in respect of acts or omissions occurring at or prior to the Closing to the fullest extent permitted by Delaware law or any other applicable laws or provided under Parent’s and its Subsidiaries’ charter, bylaws, certificate of limited partnership or limited partnership agreement in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

36

(iii) If Parent or any of its successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this §6(g).

(iv) The rights of each Parent Indemnified Party under this §6(g) shall be in addition to any rights such Person may have under the charter, bylaws, certificate of limited partnership or limited partnership agreement of Parent or any of its Subsidiaries, or under Delaware law or any other applicable laws or under any agreement of any Parent Indemnified Party with Parent or any of its Subsidiaries. These rights shall survive consummation of the transactions contemplated by this Agreement and are intended to benefit, and shall be enforceable by, each Parent Indemnified Party.

(h) Directors’ and Officers’ Insurance.

During the Indemnity Period, Parent shall maintain in effect directors’ and officers’ and fiduciaries’ liability insurance covering the officers and directors of Parent and its Subsidiaries as of the date of this Agreement on comparable terms and conditions and with comparable insurance coverage as is then in effect for the current officers and directors of Parent and its Subsidiaries. Parent agrees that if Parent is dissolved or ceases to exist for any reason prior to the termination of the Indemnity Period, prior to such dissolution or cessation Parent shall extend Parent’s then in effect directors’ and officers’ and fiduciaries’ liability insurance policy on commercially reasonable terms and conditions and with insurance coverage as comparable as possible with the insurance policy then in effect for the current officers and directors of Parent and Subsidiaries, and such extension shall provide such insurance coverage to all directors and officers of Parent as of the date of this Agreement. Parent shall prepay all premiums in connection with such extension. These rights shall survive consummation of the transactions contemplated by this Agreement and are intended to benefit, and shall be enforceable by, each Parent Indemnified Party.

(i) Employee Non-competition and Confidentiality Agreements.

Sellers agree that any and all non-competition and confidentiality agreements between Sellers and their Affiliates on the one hand and employees of Sellers and their Affiliates on the other hand shall be null and void and of no further force and effect with respect to such employees who become employees of Buyer and its Affiliates.

(j) Bank Accounts.

In the event Sellers shall incur any Adverse Consequences in connection with checks drawn on and properly presented for payment from the Bank Accounts subsequent to the Closing, then Buyer shall indemnify Sellers from and against the entirety of any such Adverse Consequences. If any such Adverse Consequences result from an act of fraud for which Sellers are insured, then Buyer’s obligation to indemnify Sellers for any such Adverse Consequences shall be reduced by the amount of insurance proceeds received by Sellers in connection therewith; provided, however, that if Sellers have not received any such insurance proceeds within three months after the commission of the act of fraud at issue, Buyer shall pay to Seller the entire amount of such Adverse Consequences; provided further that if Sellers shall subsequently receive any such insurance proceeds, Seller shall promptly pay all such insurance proceeds to Buyer. Sellers will take such further actions (including the execution and delivery of such further instruments and documents and the filing and pursuit of insurance claims) as Buyer may reasonably request in connection with the Bank Accounts.

37

§7.     Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation.

Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Sellers shall have performed and complied with all of the covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) Sellers and Division shall have procured all of the third-party consents specified in §5(b) above;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own the Acquired Assets and to operate the former business of Division, or (D) have a Material Adverse Effect;

(v) there shall not have been, or the occurrence of any events which could reasonably be expect to have, a Material Adverse Effect;

(vi) there shall not have been, or the occurrence of any events which could reasonably be expected to have, an adverse change or impact with respect to Sellers or Buyer in connection with the CSS Claim;

(vii) this Agreement and the transactions contemplated hereby and the Amendment shall have been approved and adopted by the stockholders of Parent in accordance with the laws of the State of Delaware (the “Stockholder Approval”);

(viii) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(vii) is satisfied in all respects;

(vix) Sellers shall have executed and delivered the Assignments in substantially the forms attached hereto as Exhibit A to Buyer;

(x) Buyer shall have received from counsel to Sellers an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to Buyer and on which Buyer’s lenders shall be entitled to rely, and dated as of the Closing Date;

38

 (xi) Sellers shall have provided to Buyer evidence of the release of the following Liens, such evidence to be satisfactory to Buyer in its sole discretion: (A) Lien of Laurus Master Fund Ltd. on all of the assets of Sellers, Tidel Cash Systems, Inc. and Tidel Services, Inc. filed with the Secretary of State of the State of Delaware; (B) state tax Lien on Parent filed with the Clerk of Harris County, Texas; (C) Lien of Wallis State Bank on all accounts, inventory, equipment, intangibles, cash, cash equivalents and other property of Sellers and Tidel Cash Systems, Inc. filed with the Secretary of State of the State of Delaware; (D) Lien of JP Morgan Chase Bank on all accounts, inventory, equipment, intangibles, cash, cash equivalents and other property of Sellers filed with the Clerk of Harris County, Texas; and (E) Lien of Chase Bank of Texas on all accounts, inventory, equipment, intangibles, cash and other property of Tidel Cash Systems, Inc. filed with the Clerk of Dallas County, Texas;

(xii) Sellers shall have provided to Buyer evidence of the release, such evidence to be satisfactory to Buyer in its sole discretion, of all liens recorded at the United States Patent and Trademark Office on any Intellectual Property, including, but not limited to the liens held by Saudi International Bank, Al-Bank Al-Saudi Al-Alami Limited; Wallis State Bank; The Frost National Bank d/b/a Creekwood Capital Group; and Creekwood Capital Corporation;

(xiii) Sellers shall have provided to Buyer evidence of assignments perfecting Sellers’ sole ownership of all rights, title and interests, free and clear of all interests of third parties and Liens, in all Intellectual Property, such evidence to be satisfactory to Buyer in its sole discretion, including (A) evidence of recordation with Patent Agencies of any necessary and advisable assignments from any inventors or prior owners of any Intellectual Property (including without limitation all patent applications included in the Intellectual Property) and (B) evidence of the recordation with any applicable Patent Agencies of the change of ownership of any Intellectual Property to Target;

(xiv) Parent, Target, Tidel Cash Systems, Inc. and Tidel Services, Inc. shall have changed their respective names such that they do not contain the terms “Tidel” or “Sentinel” or any derivations thereof and shall have provided to Buyer evidence thereof reasonably satisfactory to Buyer; and further shall have amended any authorizations to conduct business as foreign entity in any jurisdiction and any assumed names to reflect the foregoing and provided to Buyer evidence thereof reasonably satisfactory to Buyer;

(xv) Sellers shall have terminated the Employment Agreements on terms reasonably satisfactory to Buyer;

(xvi) all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

(xvii) Sellers shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that neither of Sellers are a “foreign person” as defined in Code §1445; and

(xviii) Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of each of Sellers, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (A) no amendments to the certificate of incorporation and bylaws of Parent or the certificate of limited partnership and limited partnership agreement of Target since the date of this Agreement; (B) the resolutions of the board of directors (or other authorizing body) (or a duly authorized committee thereof) of Sellers authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby and the closing of the Bank Accounts and the transfer of the Bank Account Amount to Buyer; (C) incumbency and signatures of the officers of Sellers executing this Agreement or any other agreement contemplated by this Agreement; and (D) the requisite number of votes of the Parent’s stockholders approved and adopted this Agreement, the transactions contemplated by this Agreement and the Amendment at the Parent Stockholders Meeting.

39

Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Sellers’ Obligation.

Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(v) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;

(vi) the Stockholder Approval shall have been obtained; and

(vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

Sellers may waive any condition specified in this §7(b) if they execute a writing so stating at or prior to the Closing.

  §8.    Survival and Termination.

(a) Survival of Representations and Warranties.

None of the representations and warranties of Buyer and Sellers contained in this Agreement shall survive the Closing.

40

(b) Termination of Agreement.

Subject to §9(k) below, certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (A) subject to §8(b)(iv) and §8(b)(v) below, in the event either of Sellers have breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the date that is the eight month anniversary of the date of this Agreement (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

(iii) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Sellers have notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the date that is the eight month anniversary of the date of this Agreement (unless the failure results primarily from Sellers breaching any representation, warranty, or covenant contained in this Agreement);

(iv) Buyer may terminate this Agreement by giving written notice to Sellers if Sellers breach their obligations under §5(g) or §5(i) above; or

(v) Buyer may terminate this Agreement by giving written notice to Sellers if a majority of the Non-Affiliated Directors shall have failed to make or have withdrawn, or modified in a manner adverse to Buyer, their approval or recommendation of this Agreement or the transactions contemplated hereby, or shall have failed to reaffirm their approval or recommendation of this Agreement or the transactions contemplated hereby within five (5) business days after a request by Buyer to do so, or shall have approved or recommended an alternative Acquisition Proposal.

(c) Effect of Termination.

If any Party terminates this Agreement pursuant to §8(b) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party (except for any Liability of any Party then in breach and as set forth in §9(k) below). The provisions of this §8(c), §6(g), §6(h) and §9 shall survive any termination of this Agreement pursuant to this §8.

§9.      Miscellaneous.

(a) Press Releases and Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries.

41

Except as provided in §6(g) and §6(h) above, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), or (iii) assign its rights and benefits under this Agreement to its lender as collateral for such its obligations to such lender and Sellers agree to execute a consent and agreement to such assignment in a form reasonably satisfactory to Sellers.

(e) Counterparts.

This Agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:

Tidel Technologies, Inc.
2900 Wilcrest Drive, Suite 205
Houston, Texas 77042
Facsimile Number:

Attn: Chief Executive Officer

42

Copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Facsimile Number: (212) 451-2222
Attention: Adam Finerman, Esq.

If to Buyer:

Sentinel Operating, L.P.
c/o LLG, LLC
9423 Desert Willow Road
Highlands Ranch, Colorado 80129
Attn: Chief Financial Officer

Copy to:

Hensley Kim & Edgington, LLC
1660 Lincoln Street, Suite 3050
Denver, Colorado 80264
Facsimile Number: (720) 377-0777
Attention: John P.J. Kim, Esq.
   Darren R. Hensley Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. Parent may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that any amendment effected after Parent’s stockholders have approved this Agreement will be subject to the restrictions contained in the applicable provisions of the laws of the State of Delaware. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant.

43

(j) Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses.

(i) Except as otherwise provided herein, each of Buyer and Sellers shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(ii) If a Parent Payment Event occurs, Parent shall pay $400,000 to Buyer (by wire transfer of immediately available funds) no later than two (2) business days after the occurrence of such Parent Payment Event. Nothing contained in this §9(k)(ii) shall limit or preclude Buyer from pursuing any other available remedies it may have against Sellers.

(iii) Sellers acknowledge that the agreement contained in §9(k)(ii) above is an integral part of the transactions contemplated by this Agreement and that, without this agreement, Buyer would not enter into this Agreement. Accordingly, if Sellers fail to promptly pay the amount due pursuant to §9(k)(ii) above, Sellers shall also pay any costs and expenses incurred by Buyer in connection with a legal action to enforce this Agreement that results in a judgment against a Seller for such amount; provided, however, that if such legal action results in a judgment that neither Seller owes Buyer such amount, Buyer shall pay any costs and expenses incurred by Seller in connection with the defense of such legal action.

 (l) Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

44

(m) Incorporation of Exhibits and Schedules.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Specific Performance.

Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Division is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o) Submission to Jurisdiction.

Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Texas in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in §9(g) above. Nothing in this §9(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(p) Tax Matters.

(i) Sellers shall be responsible for the preparation and filing of all Tax Returns for Sellers for all periods as to which Tax Returns are due after the Closing Date (including the consolidated, unitary, and combined Tax Returns for Sellers that include the operations of Division for any period ending on or before the Closing Date). Sellers shall make all payments required with respect to any such Tax Return.

(ii) Buyer and Sellers agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Rev. Proc. 2004-53 with respect to wage reporting.

(q) Tax Disclosure Authorization.

Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code §§6011 and 6112 and regulations thereunder) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

* * * *

45

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

SENTINEL OPERATING, L.P.

By: Sentinel Cash Systems, L.L.C.
Its: General Partner

	By:	/s/ Raymond P. Landry
Raymond P. Landry
President

TIDEL TECHNOLOGIES, INC.

By:	/s/ Jerrell G. Clay
Name: Jerrell G. Clay
Title: Director

TIDEL ENGINEERING, L.P.

By: Tidel Cash Systems, Inc.
Its: Managing General Partner

	By:	/s/ Leonard Carr
	Name:	Leonard Carr
	Title:	Vice President and Secretary

Annex B

Capitalink, L.C.

One Alhambra Plaza
Suite 1410
Coral Gables, Florida 33134

Phone 305-446-2026
Fax 305-446-2926
www.capitalinklc.com

May 24 2006

Independent Committee of the
Board of Directors
Tidel Technologies, Inc.
299 Wilcrest Drive
Suite 205
Houston, TX 77042

Gentlemen:

We have been advised that, pursuant to a draft of the Revised Asset Purchase Agreement (the “Revised Agreement”) to be entered into by and among Sentinel Operating, L.P. (the “Buyer”), Tidel Technologies, Inc. (the “Company” or “Tidel”) and Tidel Engineering, L.P. (“Tidel Engineering”), the Buyer will acquire substantially all of the operating assets, excluding cash, and certain of the liabilities (the “Transaction”) of the Company’s cash security division (the “Cash Securities Division”). The purchase price shall be an amount equal to $15.5 million in cash, (i) minus $100,000 in consideration for Buyer’s potential liability in connection with the CSS Claim, and (ii) minus a December 31, 2005 working capital adjustment of $1,629,968 (the “Purchase Price”). In addition, the parties have negotiated a $2,458,718 cash adjustment to be paid by the Buyer at closing (the “Cash Adjustment”). Collectively, the Purchase Price and the Cash Adjustment are hereinafter the “Purchase Proceeds.”

The Buyer is a newly formed company owned by a group of investors including Mark K. Levenick, Raymond P. Landry, and Jeff Galgano. The Buyer will be funded by Laurus Master Fund, Ltd. (“Laurus”), a holder of Tidel common stock and warrants. Mr. Levenick is a current shareholder and the current President and Chief Executive Officer of Tidel, and Mr. Landry is a current shareholder and a director of Tidel. Tidel’s shareholders other than Laurus and Messrs. Levenick and Landry, are hereinafter defined as the “Unaffiliated Shareholders”.

We have been retained to render an opinion as to whether, on the date of such opinion, the Purchase Proceeds are fair, from a financial point of view, to the Unaffiliated Shareholders.

We have not been requested to opine as to, and the opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategy that might exist for the Company, the decision on whether the Company should complete the Transaction, or other alternatives to the Transaction that might exist for the Company. The amount of the Purchase Price, Cash Adjustment and Purchase Proceeds were determined pursuant to negotiations between the Company, the Buyer and their respective advisors, and not pursuant to recommendations of Capitalink.

Mergers & Acquisitions | Fairness Opinions & Valuations | Restructuring | Capital Raising | Financial Advisory

Independent Committee of the Board of Directors
Tidel Technologies, Inc.
May 24, 2006

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed the Revised Agreement.
•
Reviewed publicly available financial information and other data with respect to Tidel, including the Annual Report on Form 10-K (and amendments thereto) for the year ended September 30, 2005, the Quarterly Report on Form 10-Q for the three months ended December 31, 2005 and the Current Report on Form 8-K filed March 7, 2006.

•
Reviewed non-public information and other data with respect to Tidel and the Cash Security Division, including draft financial statements for the three months ended March 31, 2006 and various internal financial management reports.

•	Considered the historical financial results and present financial condition of the Cash Security Division.
•	Reviewed and analyzed the Cash Security Division’s projected unlevered free cash flows and prepared a discounted cash flow analysis.
•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to the Cash Security Division.
•
Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of the Cash Security Division.

•	Reviewed the Cash Security Division’s projected future cash flows and prepared a leveraged buyout analysis.
•	Reviewed an analysis prepared by Stifel, Nicolaus & Company, Incorporated regarding the marketing of the Cash Security Division for sale, including bids received.
•
Reviewed and discussed with representatives of the Company certain financial and operating information furnished by them, including financial analyses with respect to the Company’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Company management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. We have not made a physical inspection of the properties and facilities of the Company or the Cash Securities Division and have not made or obtained any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of the Company or the Cash Security Division. We have not attempted to confirm whether the Company or the Cash Security Division have good title to their respective assets.

Independent Committee of the Board of Directors
Tidel Technologies, Inc.
May 24, 2006

We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. We assumed that the Transaction will be consummated substantially in accordance with the terms set forth in the Revised Agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to the Unaffiliated Shareholders.

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of May 24, 2006. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Company’s Independent Committee of the Board of Directors in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any shareholder of the Company whether such shareholder should take any action, if required, such as voting on any matter, in connection with the Transaction. Capitalink does not express any opinion as to the future performance of the Company or the Cash Security Division or the price at which the Company’s common stock would trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Purchase Proceeds are fair, from a financial point of view, to the Unaffiliated Shareholders.

In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. Our fee is not contingent on the completion of the Transaction. In addition, we previously provided services to Tidel, having received a fee for a fairness opinion issued in connection with a previous proposed transaction with the Buyer. We have not provided any other services to the Company or Tidel Engineering. Neither Capitalink nor its principals beneficially own any interest in the Company. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Independent Committee of the Board of Directors and is rendered in connection with its consideration of the Transaction and may not be used by the Company for any other purpose or reproduced, disseminated (except that a copy of this opinion may be delivered to Laurus), quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission, if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.

Very truly yours,

Capitalink, L.C.

Annex C

AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE NAME FROM “TIDEL TECHNOLOGIES, INC.” TO “[SECURE ALLIANCE HOLDINGS CORPORATION]” (OR “[SENTRY GROUP HOLDINGS CORPORATION]”)

Article I of the Certificate of Incorporation, as amended, of the corporation shall be amended to read in its entirety as follows:

*    *    *    *    *

“The name of the corporation is [Secure Alliance Holdings Corporation].”

*    *    *    *    *

In the event the name “[Secure Alliance Holdings Corporation]” is not available in Delaware, Article I of the Articles of Incorporation, as amended, of the corporation shall be amended to read in its entirety as follows:

“The name of the corporation is [Sentry Group Holdings Corporation].”

C-1

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND

INTERNET VOTING INSTRUCTIONS

TIDEL TECHNOLOGIES, INC.
2900 Wilcrest Drive, Suite 105
Houston, Texas 77042

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints _________ and _________ as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them acting singly, to represent and vote for and on behalf of the undersigned, as designated below, all the shares of Common Stock of Tidel Technologies, Inc., or the Company, held of record by the undersigned on ________, 2006 which the undersigned may be entitled to vote on all matters properly coming before the special meeting of stockholders to be held on _____________, _______________, 2006, or any adjournment or postponement thereof, as set forth in the related Notice of Special Meeting of Stockholders and Proxy Statement, both of which have been received by the undersigned.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 & 3.

Please specify your vote by checking the box to the left of your choice for the proposal.

1.
To approve the sale of substantially all of the assets of the Company’s cash security systems business, consisting of (a) timed access cash controllers (b) the Sentinel products, (c) the servicing, maintenance and repair of the timed access cash controllers or Sentinel products and (d) all other assets and business operations associated with the foregoing, pursuant to the amended and restated asset purchase agreement, dated as of June 9, 2006, by and between the Company, Tidel Engineering, L.P. and Sentinel Operating, L.P., as the same may be amended, and the transactions contemplated thereby:

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.
To approve the filing of the certificate of amendment to the Company’s certificate of incorporation to change the Company’s name from “Tidel Technologies, Inc.” to “[Secured Allied Holdings Corporation]” (or, if that name is unavailable, to “[Sentry Group Holdings Corporation]”):

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.
To approve adjournments of the special meeting if deemed necessary to facilitate the approval of the sale of substantially all of the assets of the Company’s cash security business and the name change amendment to the Company’s certificate of incorporation, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to establish a quorum or to approve the sale of the Company’s cash security business and the name change amendment to the Company’s certificate of incorporation:

Table of Contents

☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

Signature if held jointly

Dated:	, 2006

TELEPHONE AND INTERNET VOTING INSTRUCTIONS

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the telephone (within U.S. and Canada)	To vote using the Internet
● Call toll free 1-866-731-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	● Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

● Follow the simple instructions provided by the recorded message.	● Enter the information requested on your computer screen and following the simple instructions

If you vote by telephone or the internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on ______________, 2006.

THANK YOU FOR VOTING

2